    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 HBO & COMPANY

             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    7373                                   37-0986839
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                           --------------------------

                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               CHARLES W. MCCALL
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                                 HBO & COMPANY
                           301 PERIMETER CENTER NORTH
                             ATLANTA, GEORGIA 30346
                                 (770) 393-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

             LISA A. STATER, ESQ.                           BARRY E. TAYLOR, ESQ.
          JONES, DAY, REAVIS & POGUE                         DANIEL R. MITZ, ESQ.
             3500 SUNTRUST PLAZA                       WILSON SONSINI GOODRICH & ROSATI
          303 PEACHTREE STREET, N.E.                          650 PAGE MILL ROAD
         ATLANTA, GEORGIA 30308-3242                   PALO ALTO, CALIFORNIA 94304-1050
                (404) 521-3939                                  (650) 493-9300

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM      PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED (1)           SHARE(2)              PRICE(2)        REGISTRATION FEE(3)
Common Stock, par value $.05 per share, and
  Preferred Share Purchase Rights (4).......   38,932,001 shares         $24.289655           $945,644,884            $262,889

(1) Represents the maximum number of shares of common stock, par value $.05 per share ("HBOC Common Stock"), of HBO & Company ("HBOC") anticipated to be issued in connection with the Merger (as defined herein) in exchange for all of the issued and outstanding shares of common stock, $.001 par value per share ("Access Common Stock"), of Access Health, Inc. ("Access"), assuming the issuance prior to the Effective Time (as defined herein) of the Merger of all shares of Access Common Stock subject to rights to acquire shares of Access Common Stock held by persons other than HBOC.

(2) Estimated pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the estimated market value of 26,849,656 shares of Access Common Stock, the maximum number of shares of Access Common Stock to be canceled pursuant to the Merger Agreement (based upon the average of the reported high and low sales prices of a share of Access Common Stock on the Nasdaq Stock Market National Market ("Nasdaq NM") on November 4, 1998 of $35.22 per share).

(3) The registration fee for the securities registered hereby, $262,889, is calculated pursuant to Rule 457(f) under the Securities Act, as follows:
    .000278 multiplied by the product of $35.22, the average of the reported high and low sales prices for a share of Access Common Stock on the Nasdaq NM on November 4, 1998, times 26,849,656 the maximum number of shares of Access Common Stock to be canceled in connection with the Merger. The registration fee paid with respect to this filing has been reduced by $179,893, which was paid on October 27, 1998 in connection with the filing of Confidential Proxy Materials by Access.

(4) The Preferred Share Purchase Rights, which are attached to the shares of HBOC Common Stock being registered, will be issued for no additional consideration; no additional registration fee is required.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              ACCESS HEALTH, INC.
                            335 INTERLOCKEN PARKWAY
                           BROOMFIELD, COLORADO 80021

                                                                November 6, 1998

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders of Access Health, Inc. to be held on:

                          Thursday, December 10, 1998
                                  at 9:00 a.m.
                at the corporate offices of Access Health, Inc.
                            335 Interlocken Parkway
                           Broomfield, Colorado 80021

    THIS IS A VERY IMPORTANT SPECIAL MEETING THAT AFFECTS YOUR INVESTMENT IN ACCESS.

    At this special meeting you will be asked to vote on a merger agreement pursuant to which Access will be merged with a subsidiary of HBO & Company. In the merger, HBOC will pay Access stockholders 1.45 shares of HBOC common stock for each share of Access common stock. This payment is subject to adjustment if the average closing price per share of HBOC common stock as reported by the Nasdaq Stock Market during a specified period before the special meeting is greater than $30.00. In that event, Access stockholders will receive for each share of Access common stock shares of HBOC common stock determined by dividing $43.50 by that average closing price. The exchange of Access common stock for HBOC common stock (other than cash paid for fractional shares) will be tax-free to Access stockholders for federal income tax purposes.

    Your Board of Directors has approved the merger, has determined that the merger agreement and the merger are in your best interests and recommends that you vote to approve the merger agreement at the special meeting. The merger agreement is attached to the accompanying proxy statement/prospectus as Appendix
A. We encourage you to read the merger agreement.

    In reaching this determination, your Board of Directors received the written opinion of Merrill Lynch, Pierce, Fenner & Smith, Incorporated to the effect that as of its date the exchange ratio was fair, from a financial point of view, to Access stockholders. A copy of this opinion is attached to the accompanying proxy statement/prospectus as Appendix B.

    You should be aware that HBOC has entered into an agreement to merge with McKesson Corporation. Under the terms of that agreement, each share of HBOC common stock will be converted into .37 of a share of McKesson common stock. That merger is subject to a number of customary closing conditions, and is expected to be completed after our merger with HBOC.

    We have enclosed a notice of special meeting and a proxy statement/prospectus discussing the proposed merger and the related merger agreement. We encourage you to read these documents carefully. Also enclosed is a proxy card so you can vote on the merger agreement without attending the meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the stamped envelope we have provided. If you decide to come to the special meeting, you may vote your shares in person whether or not you have mailed us a proxy.

    Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ JOSEPH P. TALLMAN

                                          JOSEPH P. TALLMAN
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             TO THE STOCKHOLDERS OF
                              ACCESS HEALTH, INC.

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS

                                 TO BE HELD ON
                          THURSDAY, DECEMBER 10, 1998
                                  AT 9:00 A.M.
                AT THE CORPORATE OFFICES OF ACCESS HEALTH, INC.,
                            335 INTERLOCKEN PARKWAY
                           BROOMFIELD, COLORADO 80021
                            ------------------------

    The Board of Directors of Access asks you to attend this important special meeting to vote on the following:

    1. A merger agreement, pursuant to which Access would be merged with a subsidiary of HBOC. In the merger, HBOC will pay Access stockholders 1.45 shares of HBOC common stock for each share of Access common stock. This payment is subject to adjustment if the average closing price per share of HBOC common stock as reported by the Nasdaq Stock Market during a specified period before the special meeting is greater than $30.00. In that event, Access stockholders will receive for each share of Access common stock shares of HBOC common stock determined by dividing $43.50 by that average closing price; and

    2. Any other business as may properly come before the special meeting or any postponement or adjournment.

    Your Board of Directors has determined that the merger agreement and the merger are in your best interests and recommends that you vote to approve the merger agreement at the special meeting.

    Only stockholders who held their shares of Access common stock at the close of business on October 19, 1998 will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements. The merger cannot be completed unless holders of a majority of the outstanding shares of Access common stock on the record date affirmatively vote to approve the merger agreement.

    Accompanying this notice is a proxy statement/prospectus discussing the proposed merger and the related merger agreement. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the merger agreement without attending the special meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the stamped envelope we have provided. If you decide to come to the special meeting, you may vote your shares in person whether or not you have mailed us a proxy. You may also revoke your proxy at any time before the special meeting in writing.

                                          By Order of the Board of Directors,

                                          /c/ JULIE A. BROOKS

                                          JULIE A. BROOKS
                                          SENIOR VICE PRESIDENT AND SECRETARY

Broomfield, Colorado
Date: November 6, 1998

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. HBO & COMPANY MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THOSE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED NOVEMBER 6, 1998

               PROXY STATEMENT                                  PROSPECTUS
                     OF                                             OF
             ACCESS HEALTH, INC.                               HBO & COMPANY

                                                        UP TO 38,932,001 SHARES OF
    FOR A SPECIAL MEETING OF STOCKHOLDERS                      COMMON STOCK,
       TO BE HELD ON DECEMBER 10, 1998                        PAR VALUE $.05

    The Board of Directors of Access Health, Inc. has approved a merger agreement, as amended, pursuant to which Access would be merged with a subsidiary of HBO & Company. In the merger, HBOC will pay Access stockholders
1.45 shares of HBOC common stock for each share of Access common stock. This payment is subject to adjustment if the average closing price per share of HBOC common stock as reported by the Nasdaq Stock Market during a specified period before the special meeting is greater than $30.00. In that event, Access stockholders will receive for each share of Access common stock shares of HBOC common stock determined by dividing $43.50 by that average closing price. If the average closing price per share of HBOC common stock during that specified period is less than $21.00 per share, then the Access Board may terminate the merger agreement. The exchange of Access common stock for HBOC common stock (other than cash paid for fractional shares) will be tax-free to Access stockholders for federal income tax purposes.

    Your Board of Directors has determined that the merger agreement and the merger are in your best interests and recommends that you vote to approve the merger agreement at a special meeting of Access stockholders.

    A special meeting for Access stockholders to vote on the merger agreement has been scheduled on:

                          THURSDAY, DECEMBER 10, 1998
                                  AT 9:00 A.M.
                       AT THE CORPORATE OFFICES OF ACCESS
                            335 INTERLOCKEN PARKWAY
                           BROOMFIELD, COLORADO 80021

    Only stockholders who held their shares of Access common stock at the close of business on October 19, 1998 will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements. The merger cannot be completed unless holders of a majority of the outstanding shares of Access common stock on the record date affirmatively vote to approve the merger agreement.

    HBOC common stock is listed on the Nasdaq National Market under the symbol "HBOC." Access common stock is listed on the Nasdaq National Market under the symbol "ACCS."

    You should be aware that HBOC has entered into an agreement to merge with McKesson Corporation. Under the terms of that agreement, each share of HBOC common stock will be converted into .37 of a share of McKesson common stock. That merger is subject to a number of customary closing conditions, and is expected to be completed after our merger with HBOC.

    This document gives you detailed information about the proposed merger. We encourage you to read this entire document carefully. Please see "Where You Can Find More Information" on page 62 for additional information about HBOC and Access on file with the Securities and Exchange Commission.

    SEE "RISK FACTORS" ON PAGE 26 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE ON THE MERGER AGREEMENT.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE HBOC COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxy Statement/Prospectus dated November 6, 1998, and first mailed to stockholders on November 9, 1998.

    THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT EACH OF HBOC AND ACCESS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU MAY OBTAIN DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE IN THIS DOCUMENT BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE PARTY AT THE FOLLOWING
ADDRESS:

FOR HBOC DOCUMENTS:                            FOR ACCESS DOCUMENTS:

HBO & COMPANY                                  ACCESS HEALTH, INC.
301 PERIMETER CENTER NORTH                     335 INTERLOCKEN PARKWAY
ATLANTA, GEORGIA 30346                         BROOMFIELD, COLORADO 80021
ATTENTION: MONIKA BROWN                        ATTENTION: MATT PLAVAN
TELEPHONE: 800-426-2411                        TELEPHONE: 303-664-6386

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY DECEMBER 3, 1998 IN ORDER TO RECEIVE THEM BEFORE THE MEETING.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          1

RISK FACTORS...............................................................................................         26
  No Assurance That Value of Merger Consideration Will Exceed Access Market Value..........................         26
  Interests of Certain Access Officers and Directors in the Merger Differ from Other Stockholders..........         26

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE............................................................         26

CERTAIN MARKET INFORMATION.................................................................................         27
  HBOC.....................................................................................................         27
  Access...................................................................................................         27

THE SPECIAL MEETING........................................................................................         29

THE MERGER PROPOSAL........................................................................................         29
  Background of the Merger.................................................................................         29
  Reasons of Access for Engaging in the Merger; Recommendation of the Access Board.........................         32
  Opinion of Financial Advisor to Access...................................................................         34
  Reasons of HBOC for Engaging in the Merger...............................................................         43
  Terms of the Merger......................................................................................         43
    Effective Time.........................................................................................         43
    General Effect of the Merger...........................................................................         43
    Conversion of Shares...................................................................................         43
    Fractional Shares......................................................................................         44
    Stock Plans............................................................................................         44
    Employee Stock Purchase Plan...........................................................................         44
    Exchange of Certificates...............................................................................         44
    Payment of Dividends...................................................................................         45
    Limitations on Transferability of HBOC Common Stock....................................................         45
    Conditions; Waiver.....................................................................................         45
    Hart-Scott-Rodino......................................................................................         47
    No Solicitation........................................................................................         47
    Termination............................................................................................         47
  Accounting Treatment.....................................................................................         48
  Certain Federal Income Tax Consequences..................................................................         48
  No Appraisal Rights......................................................................................         49

INTERESTS OF CERTAIN PERSONS IN EACH OF HBOC AND ACCESS....................................................         50
  Security Ownership of Certain Beneficial Owners and Management of HBOC...................................         50
  Security Ownership of Certain Beneficial Owners and Management of Access.................................         52
  Interests of Certain Access Persons in Matters to be Acted Upon..........................................         53

COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF HBOC COMMON STOCK AND ACCESS COMMON STOCK.............         56
  Introduction.............................................................................................         56
  Authorized Capital Stock.................................................................................         56
  Board or Stockholder Approved Preferred Stock............................................................         56
  Voting Rights............................................................................................         56
  Number of Directors......................................................................................         57
  Election of Board of Directors...........................................................................         57

                                                                                                               PAGE
                                                                                                             ---------
  Vote on Merger, Consolidation or Sale of Substantially All Assets........................................         57
  Special Meetings of Stockholders.........................................................................         57
  Stockholder Action by Written Consent....................................................................         58
  Amendment of Certificate of Incorporation................................................................         58
  Amendment of Bylaws......................................................................................         58
  Liability and Indemnification of Officers and Directors..................................................         58
  Payment of Dividends.....................................................................................         59
  Anti-Takeover Protection.................................................................................         59
  Appraisal Rights.........................................................................................         59

BUSINESS OF HBOC...........................................................................................         60
  General..................................................................................................         60
  Recent Developments......................................................................................         60

BUSINESS OF ACCESS.........................................................................................         61

STOCKHOLDER PROPOSALS......................................................................................         61

OTHER MATTERS..............................................................................................         61

CERTAIN LEGAL MATTERS......................................................................................         61

EXPERTS....................................................................................................         61

WHERE YOU CAN FIND MORE INFORMATION........................................................................         62

APPENDIX A--Agreement of Merger dated September 28, 1998, as amended.......................................        A-1

APPENDIX B--Opinion of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.................................        B-1

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE PROPOSED MERGER, YOU SHOULD CAREFULLY READ THE ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 62). THE MERGER AGREEMENT, AS AMENDED, IS ATTACHED AS APPENDIX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE PROPOSED MERGER. WE HAVE ADJUSTED ALL SHARE AND PER SHARE INFORMATION REGARDING HBOC COMMON STOCK IN THIS PROXY STATEMENT/PROSPECTUS FOR THE TWO-FOR-ONE STOCK SPLIT EFFECTED IN THE FORM OF A STOCK DIVIDEND THAT WAS PAID ON JUNE 9, 1998.

                        THE COMPANIES (PAGES 60 AND 61)

HBO & COMPANY
301 Perimeter Center North
Atlanta, Georgia 30346
(770) 393-6000

    HBOC provides software solutions, technological innovation and comprehensive services to the healthcare industry. HBOC's products and services address its customers' need for integrated information, whether for patient care, financial, clinical, homecare, managed care or strategic management. HBOC's products use an open systems architecture. This allows HBOC's customers to add products without making their existing systems obsolete. HBOC also provides networking technologies and electronic commerce services, as well as outsourcing services for managing business offices and information systems operations. HBOC serves more than 9,000 customers worldwide, including integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payors.

    On October 17, 1998, HBOC entered into an agreement providing for the acquisition of HBOC by McKesson Corporation in a merger. The merger agreement provides that each HBOC stockholder will receive .37 of a share of McKesson common stock for each share of HBOC common stock. The merger is subject to regulatory approval and approval by the stockholders of HBOC and McKesson, as well as other customary conditions. McKesson common stock is listed on The New York Stock Exchange and the Pacific Exchange, Inc. under the symbol "MCK."

    Within the United States and Canada, McKesson is the largest wholesale distributor of ethical and proprietary drugs, medical-surgical supplies and health and beauty care products. McKesson is also engaged in the processing and sale of bottled drinking water to homes and businesses and packaged water through retail stores. The principal markets for the drug, medical-surgical supplies and health and beauty care distribution businesses are chain and independent drug stores, hospitals, alternate-site healthcare facilities, food stores and mass merchandisers. See "Where You Can Find More Information" on page 62.

ACCESS HEALTH, INC.
335 Interlocken Parkway
Broomfield, Colorado 80021
(303) 466-9500

    Access is a leading provider of care management products and services to the healthcare industry. Access provides its services primarily through six telephonic care centers, which are staffed by registered nurses and other healthcare professionals. Access' primary clients include health maintenance organizations, preferred provider organizations, indemnity insurers, integrated delivery systems, government agencies, self-insured employers and physician groups.

                        ACCESS' REASONS FOR THE MERGER;
                               RECOMMENDATION TO
                         ACCESS STOCKHOLDERS (PAGE 32)

    The Access Board has determined that the terms of the merger and the merger agreement are in the best interests of Access and its stockholders. In reaching its decision, the Access Board considered the following factors, among other things:

    - The combined company would be able to respond more effectively to rapid change in the healthcare industry.

    - The merger provides an opportunity for expanded distribution of both HBOC's and Access' products and services.

    - The HBOC common stock that Access stockholders would receive represents a more liquid investment in a company with a strong track record.

    The Access Board has also considered the proposed merger of HBOC with McKesson. The Access Board recommends that you vote FOR approval of the merger agreement.

                           OTHER INTERESTS OF ACCESS
                 OFFICERS AND DIRECTORS IN THE MERGER (PAGE 53)

    In considering the Board's recommendation that you vote to approve the merger agreement, you should note that the directors and certain officers of Access have arrangements including employment agreements, severance payments, vesting of unexercisable stock options and continuing indemnification against certain liabilities that provide them with interests in the merger that are different from, or in addition to, yours. As a result, these directors and officers could be more likely to vote to approve the merger agreement than Access stockholders generally.

    Specifically, Access stock options granted to certain participants in Access' incentive plans, including Access' officers and directors, will, under the terms of those incentive plans, to the extent not vested or exercisable, vest and become exercisable for shares of HBOC common stock immediately upon consummation of the merger. In addition, certain executive officers have entered into employment agreements with HBOC. Lastly, the merger agreement requires HBOC to continue to provide indemnification and related insurance for Access directors and officers.

                         THE SPECIAL MEETING (PAGE 29)

    Access will hold a special meeting of stockholders on Thursday, December 10, 1998 at 9:00 a.m. at Access' corporate offices, 335 Interlocken Parkway, Broomfield, Colorado 80021. At the special meeting, Access stockholders will be asked to approve the merger agreement.

                             RECORD DATE FOR VOTING
                       ON THE MERGER AGREEMENT (PAGE 29)

    You are entitled to vote at the special meeting if you owned shares of Access common stock as of the close of business on October 19, 1998, the record date. On the record date, there were 23,655,151 shares of Access common stock outstanding. Access stockholders will have one vote at the special meeting for each share of Access common stock they owned on the record date.

                    STOCKHOLDER VOTE REQUIRED TO APPROVE THE
                            MERGER AGREEMENT; VOTING
                          AGREEMENTS (PAGES 29 AND 50)

    The affirmative vote of the holders of a majority of the outstanding shares of Access common stock on the record date is required to approve the merger agreement. Your failure to vote will have the effect of a vote against the merger agreement. HBOC stockholders will not vote on the merger agreement.

    On the record date, the directors and executive officers of Access and their affiliates owned 1,507,733 shares of Access common stock, which represented approximately 6.4% of the outstanding shares of Access common stock. Each of the directors and executive officers of Access have entered into voting agreements granting HBOC a proxy to vote all their shares of Access common stock for approval of the merger agreement. On September 30, 1998, the directors and executive officers of HBOC and their affiliates owned 6,524,976 shares of HBOC common stock, which represented approximately 1.5% of the outstanding shares of HBOC common stock (giving effect to the exercise of their presently exercisable stock options).

                                   THE MERGER

    The merger agreement, as amended, is attached as Appendix A at the back of this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the proposed merger.

WHAT ACCESS STOCKHOLDERS WILL RECEIVE IN THE MERGER (PAGE 43)

    As a result of the merger, HBOC will pay Access stockholders 1.45 shares of HBOC common stock for each share of Access common stock that they own. This payment is subject to adjustment if the average closing price per share of HBOC common stock as reported by the Nasdaq Stock Market during the 20 consecutive trading days ending on the second trading day prior to the special meeting is greater than $30.00. In that event, Access stockholders will receive for each share of Access common stock shares of HBOC common stock determined by dividing $43.50 by that average closing price.

    Access stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional share based on the market value of HBOC common stock during the specified period prior to the meeting.

EXAMPLES:

- IF THE AVERAGE CLOSING PRICE OF HBOC COMMON STOCK DURING THE 20 CONSECUTIVE TRADING DAYS ENDING ON THE SECOND TRADING DAY BEFORE THE SPECIAL MEETING IS LESS THAN OR EQUAL TO $30.00,

    - AND YOU OWN 100 SHARES OF ACCESS COMMON STOCK, THEN AFTER THE MERGER YOU WILL RECEIVE 145 SHARES OF HBOC COMMON STOCK.

    - AND YOU OWN 1 SHARE OF ACCESS COMMON STOCK, THEN AFTER THE MERGER, YOU WILL RECEIVE 1 SHARE OF HBOC COMMON STOCK AND A CHECK FOR THE MARKET VALUE OF THE .45 FRACTIONAL SHARE OF HBOC COMMON STOCK.

- IF THE AVERAGE CLOSING PRICE OF HBOC COMMON STOCK DURING THE 20 CONSECUTIVE TRADING DAYS ENDING ON THE SECOND TRADING DAY BEFORE THE SPECIAL MEETING IS $32.00, AND YOU OWN 100 SHARES OF ACCESS COMMON STOCK, THEN AFTER THE MERGER YOU WILL RECEIVE 135 SHARES OF HBOC COMMON STOCK AND A CHECK FOR THE MARKET VALUE OF THE .94 FRACTIONAL SHARE OF HBOC COMMON STOCK. THIS AMOUNT IS CALCULATED BY DIVIDING $43.50 BY $32.00 (THE AVERAGE CLOSING PRICE) AND MULTIPLYING THE QUOTIENT OF 1.3594 BY 100 SHARES OF ACCESS COMMON STOCK.

    If the merger of HBOC with McKesson is completed, each share of HBOC common stock will be converted into .37 of a share of McKesson common stock.

    DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. WHEN THE MERGER IS COMPLETED, WE WILL SEND YOU WRITTEN INSTRUCTIONS FOR EXCHANGING YOUR STOCK CERTIFICATES.

WHAT WILL HAPPEN TO ACCESS

    If the merger is completed, a newly formed subsidiary of HBOC will be merged with Access. Access will become a subsidiary of HBOC. Stockholders of Access before the merger will own stock in HBOC after the merger.

CONDITIONS TO THE MERGER (PAGE 45)

    The merger will not be completed unless certain conditions are met, including the approval of the merger agreement by Access stockholders. Certain of the conditions may be waived by the company entitled to assert the condition.

NO SOLICITATION (PAGE 47)

    Access has agreed, subject to certain exceptions, not to initiate or engage in discussions with another party regarding a business combination with such other party while the merger is pending.

TERMINATION OF THE MERGER AGREEMENT (PAGE 47)

    Access and HBOC may together agree to terminate the merger agreement without completing the merger, whether or not Access stockholders have approved the merger agreement.

    The merger agreement may also be terminated in certain other circumstances, as follows:

        (1) either company may terminate the merger agreement if the merger is not completed on or before January 15, 1998. However, neither Access nor HBOC may terminate the merger agreement if its breach of the merger agreement is the reason the merger has not been completed by that date;

        (2) the Access Board may terminate the merger agreement if:

    - it determines, under certain circumstances, that its fiduciary obligations require it to do so; or

    - the average market value of HBOC common stock during the 20 consecutive trading days ending on the second trading day prior to the Access special meeting is less than $21.00.

        (3) the HBOC Board may terminate the merger agreement if the assets, rights, financial condition or results of operations of Access are condemned, destroyed, lost or damaged in such a way as to have a material adverse effect on Access.

TERMINATION FEES AND EXPENSES (PAGE 47)

    If the merger agreement is terminated by Access to pursue an acquisition agreement with a third party, Access will be required to pay HBOC a fee of $25 million in cash, subject to certain conditions, and all reasonable out-of-pocket expenses of HBOC incurred in connection with the merger agreement up to $1 million. Further, if the merger agreement is terminated by either party because the Access stockholders do not approve the merger agreement and the average closing price per share of HBOC common stock during the five trading days ending the day before the special meeting is less than $21.00, then Access will not be required to pay HBOC the $25 million fee. However, Access will be required to pay HBOC's reasonable out-of-pocket expenses up to $1 million.

                         REGULATORY APPROVALS (PAGE 47)

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits us from completing the merger until after we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Both Access and HBOC furnished the required information and requested early termination of the waiting period.

                         ACCOUNTING TREATMENT (PAGE 48)

    We intend that the merger will be accounted for as a pooling of interests. This means that after the merger HBOC will treat the companies as if they had always been combined for accounting and financial reporting purposes.

              IMPORTANT FEDERAL INCOME TAX CONSEQUENCES (PAGE 48)

    The exchange of Access common stock for HBOC common stock (other than cash paid for fractional shares) will be tax-free to Access stockholders for federal income tax purposes.

    Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own circumstances. You should consult your tax advisors for a full understanding of all of the tax consequences of the merger to you.

                         NO APPRAISAL RIGHTS (PAGE 49)

    Under Delaware law, Access stockholders do not have any right to an appraisal of the value of their Access common stock in connection with the merger.

                         RISKS OF THE MERGER (PAGE 26)

    In considering whether to approve the merger agreement, you should consider certain risks of the merger, including the risk of fluctuations in the market price of HBOC common stock and the fact that the directors and certain officers of Access may have interests in the merger that are different from, or in addition to, yours.

             OPINION OF FINANCIAL ADVISOR (PAGE 34 AND APPENDIX B)

    In deciding to approve the merger, Access' Board considered an opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, to the effect that as of its date the exchange ratio was fair, from a financial point of view, to Access stockholders. Merrill Lynch has confirmed its opinion as of the date hereof. This opinion is attached as Appendix B to this document. YOU ARE URGED TO READ THE ENTIRE MERRILL LYNCH OPINION CAREFULLY.

                          COMPARATIVE PER SHARE MARKET
                          PRICE INFORMATION (PAGE 27)

    Shares of HBOC common stock and Access common stock are both quoted on the Nasdaq Stock Market's National Market. On September 25, 1998, the last trading day before the announcement of the proposed merger, the Access common stock closed at $31.25 per share and the HBOC common stock closed at $28.1875 per share. On November 5, 1998, Access common stock closed at $35.625 per share, and HBOC common stock closed at $25.1875 per share.

                          LISTING OF HBOC COMMON STOCK

    The shares of HBOC common stock issued in connection with the merger will be listed on the Nasdaq Stock Market's National Market.

                      FORWARD-LOOKING STATEMENTS MAY PROVE
                              INACCURATE (PAGE 26)

    Each of Access and HBOC have made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to the documents we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 62.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you have questions about the merger you should contact:

    Access Investor Relations

    335 Interlocken Parkway

    Broomfield, Colorado 80021

    Telephone: 303-664-6386

    Attention: Matt Plavan

                             SUMMARY FINANCIAL DATA

    We derived the HBOC information from the audited financial statements of HBOC for its fiscal years 1993 through 1997 and the unaudited financial statements as of and for the nine months ended September 30, 1997 and 1998. On October 1, 1998, HBOC completed the acquisition of US Servis, Inc. and on October 30, 1998, HBOC completed the acquisition of IMNET Systems, Inc. Each of these acquisitions was accounted for as a pooling of interests. The following financial statements have not been restated to give effect to the US Servis or IMNET acquisitions because the impact of these acquisitions are not material to HBOC.

    On June 30, 1998 Access acquired InterQual, Inc. The acquisition was accounted for as a pooling of interests. The Access financial statements for all periods presented below reflect the results of Access and InterQual on a combined basis. The Access information was derived from the audited financial statements of Access for its fiscal years 1995 through 1997 and the unaudited financial statements as of and for the nine months ended June 30, 1997 and 1998. The 1993 and 1994 financial statements of Access are derived from the separate audited financial statements of Access and InterQual and are combined to reflect the June 30, 1998 pooling of interests.

    This information is only a summary and should be read in conjunction with each company's historical financial statements (and related notes) contained in their reports filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 62.

                                HBO & COMPANY(1)
                          (FROM CONTINUING OPERATIONS)
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                       AT AND FOR THE
                                                   AT AND FOR THE YEAR ENDED                         NINE MONTHS ENDED
                                                          DECEMBER 31,                                 SEPTEMBER 30,
                                 --------------------------------------------------------------  --------------------------
                                    1993      1994(2)     1995(3)      1996(4)       1997(5)       1997(5)       1998(6)
                                 ----------  ----------  ----------  ------------  ------------  ------------  ------------
INCOME STATEMENT DATA:
  Revenue......................  $  409,354  $  525,490  $  715,902  $    950,911  $  1,203,204  $    861,962  $  1,119,170
  Net Income (Loss)............  $   19,893  $   34,500  $   (7,895) $     82,333  $    143,537  $    117,696  $    224,161
  Diluted Earnings (Loss) Per
    Share......................  $      .06  $      .09  $     (.02) $        .20  $        .33  $        .28  $        .51
  Weighted Average Shares
    Outstanding (Diluted)......     349,371     364,547     370,060       421,768       428,925       427,405       439,379
  Cash Dividends Per Share.....  $      .02  $      .02  $      .02  $        .02  $        .03  $        .02  $        .05

BALANCE SHEET DATA:
  Working Capital..............  $   89,723  $   53,330  $  156,488  $    295,240  $    519,140  $    489,792  $    789,785
  Total Assets.................  $  296,781  $  425,093  $  771,550  $  1,012,749  $  1,312,586  $  1,177,016  $  1,534,730
  Long-Term Debt...............  $    6,700  $   15,067  $    4,054  $        769  $      1,022  $        368  $        696
  Stockholders' Equity.........  $  176,242  $  215,848  $  500,787  $    650,646  $    900,582  $    857,039  $  1,185,139

------------------------

(1) All share and per share amounts have been restated to reflect the 1998 two-for-one stock split effected in the form of a stock dividend.

(2) 1994 Income Statement related items include a nonrecurring charge of $6,927. Net income was $38,650 and diluted earnings per share was $.11 excluding the nonrecurring charge.

(3) 1995 Income Statement related items include a nonrecurring charge of $130,270 and exclude the dilutive effect of stock options. Net income was $70,321 and diluted earnings per share was $.18 excluding the nonrecurring charge and including the dilutive effect of stock options.

(4) 1996 Income Statement related items include a nonrecurring charge of $70,203. Net income was $124,456 and diluted earnings per share was $.30 excluding the nonrecurring charge.

(5) Year ended December 31, 1997 Income Statement related items include a nonrecurring charge of $95,250. Net income was $200,664 and diluted earnings per share was $.47 excluding the nonrecurring charge. Nine months ended September 30, 1997 Income Statement related items include a nonrecurring charge of $35,420. Net income was $139,017 and diluted earnings per share was $.33 excluding the nonrecurring charge.

(6) Nine months ended September 30, 1998 Income Statement related items include a nonrecurring credit of $3,000. Net income was $222,361 and diluted earnings per share was $.51 excluding the nonrecurring credit.

                              ACCESS HEALTH, INC.
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                         AT AND FOR THE
                                                                                                          NINE MONTHS
                                                           AT AND FOR THE YEAR ENDED                         ENDED
                                                                 SEPTEMBER 30,                              JUNE 30,
                                             ------------------------------------------------------  ----------------------
                                               1993       1994       1995       1996      1997(1)     1997(2)     1998(3)
                                             ---------  ---------  ---------  ---------  ----------  ----------  ----------
INCOME STATEMENT DATA:
  Revenue..................................  $  22,989  $  24,145  $  42,765  $  82,836  $  120,642  $   87,517  $  109,191
  Operating Income (Loss)..................  $    (580) $  (7,124) $  (2,538) $   5,898  $   11,105  $    6,078  $   17,993
  Income (Loss) Before Income Taxes........  $    (281) $  (6,668) $  (1,815) $   7,306  $    2,930  $    7,292  $   20,564
  Net Income (Loss)........................  $    (660) $  (4,983) $  (1,177) $   1,196  $    4,980  $    5,377  $   12,750
  Diluted Earnings (Loss) Per Share........  $    (.05) $    (.35) $    (.08) $     .05  $      .21  $      .23  $      .52
  Weighted Average Shares Outstanding
    (Diluted)..............................     14,073     14,174     14,814     22,667      23,892      23,503      24,661
  Cash Dividends Per Share.................  $  --      $  --      $  --      $  --      $   --      $   --      $   --

BALANCE SHEET DATA:
  Working Capital..........................  $  11,285  $   9,490  $  12,721  $  37,643  $   58,778  $   42,227  $   75,807
  Total Assets.............................  $  27,134  $  30,091  $  42,380  $  92,145  $  115,551  $  106,939  $  147,608
  Long-Term Liabilities....................  $   1,248  $     921  $     670  $   1,506  $      759  $      943  $      198
  Stockholders' Equity.....................  $  16,479  $  16,203  $  16,088  $  52,443  $   80,494  $   73,050  $  102,031

------------------------

(1) Year ended September 30, 1997 Income Statement related items include a nonrecurring charge of $26,006. Net income was $17,319 and diluted earnings per share was $.72 excluding the nonrecurring charge and benefits of net operating loss carry-forwards.

(2) Nine months ended June 30, 1997 Income Statement related items include a nonrecurring charge of $13,306. Net income was $12,359 and diluted earnings per share was $.53 excluding the nonrecurring charge and benefits of net operating loss carry-forwards.

(3) Nine months ended June 30, 1998 Income Statement related items include a nonrecurring charge of $9,000. Net income was $18,330 and diluted earnings per share was $.74 excluding the nonrecurring charge.

                                  HBOC/ACCESS
                        PRO FORMA FINANCIAL INFORMATION

    We intend that the merger will be accounted for as a pooling of interests, which means that after the merger HBOC will treat the companies as if they had always been combined for accounting and financial reporting purposes.

    We are presenting below unaudited pro forma financial information that reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma income statements and balance sheet by adding or combining the historical amounts of each company. We have adjusted all share and per share amounts for the HBOC 1998 two-for-one stock split. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results that the companies would have had or the results that HBOC will experience in the future.

    On October 1, 1998, HBOC completed the acquisition of US Servis. The acquisition was accounted for as a pooling of interests. US Servis historical amounts are not included in the following pro forma combined condensed financial statements as the impact of this acquisition is not material to HBOC. On October 30, 1998, HBOC completed the acquisition of IMNET Systems, Inc. The acquisition was accounted for as a pooling of interests. IMNET historical amounts are not included in the following pro forma combined condensed financial statements as the impact of this acquisition is not material to HBOC.

    The unaudited pro forma financial information should be read in conjunction with each company's historical financial statements (and related notes) contained in their annual reports on Form 10-K and other information filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 62.

    For pro forma financial information regarding the merger of HBOC with McKesson, see page 18.

                         HBO & COMPANY AND SUBSIDIARIES
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AT SEPTEMBER 30, 1998
                                 (000 OMITTED)

                                                                                                      HBOC/ACCESS
                                                                                        PRO FORMA      PRO FORMA
                                                                 HBOC      ACCESS(1)   ADJUSTMENTS     COMBINED
                                                             ------------  ----------  ------------  -------------
ASSETS
  Current Assets:
    Cash and Cash Equivalents..............................  $    555,875  $   46,704  $              $   602,579
    Short-Term Investments.................................         6,208      30,052                      36,260
    Receivables, Net.......................................       510,998      26,253                     537,251
    Current Deferred Income Taxes..........................        20,573       9,671                      30,244
    Inventories............................................         5,708      --                           5,708
    Prepaids and Other Current Assets......................        31,631       8,506                      40,137
                                                             ------------  ----------  ------------  -------------
      Total Current Assets.................................     1,130,993     121,186       --          1,252,179
  Capitalized Software, Net................................        83,277      --                          83,277
  Property and Equipment, Net..............................       119,427      19,354                     138,781
  Intangibles, Net.........................................       157,904       2,493                     160,397
  Deferred Income Taxes....................................        28,135       1,042                      29,177
  Other Noncurrent Assets, Net.............................        14,994       3,533                      18,527
                                                             ------------  ----------  ------------  -------------
TOTAL ASSETS...............................................  $  1,534,730  $  147,608  $    --        $ 1,682,338
                                                             ------------  ----------  ------------  -------------
                                                             ------------  ----------  ------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities......................................  $    341,208  $   45,379                 $   386,587
  Long-Term Debt...........................................           696         198                         894
  Other Long-Term Liabilities..............................         7,687      --                           7,687
  Stockholders' Equity.....................................     1,185,139     102,031                   1,287,170
                                                             ------------  ----------  ------------  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................  $  1,534,730  $  147,608  $    --        $ 1,682,338
                                                             ------------  ----------  ------------  -------------
                                                             ------------  ----------  ------------  -------------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                     HBOC/ACCESS
                                                                                        PRO FORMA     PRO FORMA
                                                                 HBOC      ACCESS(1)   ADJUSTMENTS    COMBINED
                                                             ------------  ----------  -----------  -------------
Revenue....................................................  $  1,119,170  $  109,191   $  --        $ 1,228,361
Operating Expense:
  Cost of Operations.......................................       464,167      52,342                    516,509
  Marketing................................................       153,487       9,694                    163,181
  Research and Development.................................        71,318       8,652                     79,970
  General and Administrative...............................        75,024      11,510                     86,534
  Nonrecurring Charge (Credit).............................        (3,000)      9,000                      6,000
                                                             ------------  ----------  -----------  -------------
      Total Operating Expense..............................       760,996      91,198      --            852,194
                                                             ------------  ----------  -----------  -------------
Operating Income...........................................       358,174      17,993      --            376,167
Other Income, Net..........................................        15,428       2,571                     17,999
                                                             ------------  ----------  -----------  -------------
Income Before Income Taxes.................................       373,602      20,564      --            394,166
Income Taxes...............................................       149,441       7,814                    157,255
                                                             ------------  ----------  -----------  -------------
Net Income.................................................  $    224,161  $   12,750   $  --        $   236,911
                                                             ------------  ----------  -----------  -------------
                                                             ------------  ----------  -----------  -------------
Earnings Per Share:
  Basic....................................................  $        .52  $      .57                $       .51
                                                             ------------  ----------               -------------
                                                             ------------  ----------               -------------
  Diluted..................................................  $        .51  $      .52                $       .50
                                                             ------------  ----------               -------------
                                                             ------------  ----------               -------------
Weighted Average Shares Outstanding:
  Basic....................................................       428,927      22,502      10,126(2)      461,555
                                                             ------------  ----------  -----------  -------------
                                                             ------------  ----------  -----------  -------------
  Diluted..................................................       439,379      24,661      11,098(2)      475,138
                                                             ------------  ----------  -----------  -------------
                                                             ------------  ----------  -----------  -------------
Excluding Nonrecurring Charge (Credit) (3):
  Net Income...............................................  $    222,361  $   18,330                $   240,691
                                                             ------------  ----------               -------------
                                                             ------------  ----------               -------------
  Diluted Earnings Per Share...............................  $        .51  $      .74                $       .51
                                                             ------------  ----------               -------------
                                                             ------------  ----------               -------------
  Weighted Average Shares Outstanding (Diluted)............       439,379      24,661      11,098(2)      475,138
                                                             ------------  ----------  -----------  -------------
                                                             ------------  ----------  -----------  -------------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                    HBOC/ACCESS
                                                                                       PRO FORMA     PRO FORMA
                                                                HBOC      ACCESS(1)   ADJUSTMENTS    COMBINED
                                                            ------------  ----------  -----------  -------------
Revenue...................................................  $  1,203,204  $  120,642   $  --        $ 1,323,846
Operating Expense:
  Cost of Operations......................................       511,082      57,116                    568,198
  Marketing...............................................       176,194      11,684                    187,878
  Research and Development................................        89,059      11,232                    100,291
  General and Administrative..............................       108,811      13,499                    122,310
  Nonrecurring Charge.....................................        95,250      16,006      10,000(4)      121,256
                                                            ------------  ----------  -----------  -------------
        Total Operating Expense...........................       980,396     109,537      10,000      1,099,933
                                                            ------------  ----------  -----------  -------------
Operating Income..........................................       222,808      11,105     (10,000)       223,913
Other Income (Loss), Net..................................        16,382      (8,175)     10,000(4)       18,207
                                                            ------------  ----------  -----------  -------------
Income Before Income Taxes................................       239,190       2,930      --            242,120
Income Taxes (Benefit)....................................        95,653      (2,050)                    93,603
                                                            ------------  ----------  -----------  -------------
Net Income................................................  $    143,537  $    4,980   $  --        $   148,517
                                                            ------------  ----------  -----------  -------------
                                                            ------------  ----------  -----------  -------------
Earnings Per Share:
  Basic...................................................  $        .34  $      .23                $       .33
                                                            ------------  ----------               -------------
                                                            ------------  ----------               -------------
  Diluted.................................................  $        .33  $      .21                $       .32
                                                            ------------  ----------               -------------
                                                            ------------  ----------               -------------
Weighted Average Shares Outstanding:
  Basic...................................................       417,022      21,668       9,751(2)      448,441
                                                            ------------  ----------  -----------  -------------
                                                            ------------  ----------  -----------  -------------
  Diluted.................................................       428,925      23,892      10,751(2)      463,568
                                                            ------------  ----------  -----------  -------------
                                                            ------------  ----------  -----------  -------------
Excluding Nonrecurring Charge (3):
  Net Income..............................................  $    200,664  $   17,319                $   217,983
                                                            ------------  ----------               -------------
                                                            ------------  ----------               -------------
  Diluted Earnings Per Share..............................  $        .47  $      .72                $       .47
                                                            ------------  ----------               -------------
                                                            ------------  ----------               -------------
  Weighted Average Shares Outstanding (Diluted)...........       428,925      23,892      10,751(2)      463,568
                                                            ------------  ----------  -----------  -------------
                                                            ------------  ----------  -----------  -------------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                        HBOC/ACCESS
                                                                                          PRO FORMA      PRO FORMA
                                                                  HBOC      ACCESS(1)    ADJUSTMENTS     COMBINED
                                                               ----------  -----------  -------------  -------------
Revenue......................................................  $  950,911   $  82,836     $  --         $ 1,033,747
Operating Expense:
  Cost of Operations.........................................     413,471      43,283                       456,754
  Marketing..................................................     146,207      11,408                       157,615
  Research and Development...................................      83,984       8,350                        92,334
  General and Administrative.................................     107,810      13,897                       121,707
  Nonrecurring Charge........................................      70,203      --                            70,203
                                                               ----------  -----------       ------    -------------
        Total Operating Expense..............................     821,675      76,938        --             898,613
                                                               ----------  -----------       ------    -------------
Operating Income.............................................     129,236       5,898        --             135,134
Other Income, Net............................................       7,222       1,408                         8,630
                                                               ----------  -----------       ------    -------------
Income Before Income Taxes...................................     136,458       7,306        --             143,764
Income Taxes.................................................      54,125       6,110                        60,235
                                                               ----------  -----------       ------    -------------
Net Income...................................................  $   82,333   $   1,196     $  --         $    83,529
                                                               ----------  -----------       ------    -------------
                                                               ----------  -----------       ------    -------------
Earnings Per Share:
  Basic......................................................  $      .20   $     .07                   $       .19
                                                               ----------  -----------                 -------------
                                                               ----------  -----------                 -------------
  Diluted....................................................  $      .20   $     .05                   $       .18
                                                               ----------  -----------                 -------------
                                                               ----------  -----------                 -------------
Weighted Average Shares Outstanding:
  Basic......................................................     404,800      16,698         7,514(2)      429,012
                                                               ----------  -----------       ------    -------------
                                                               ----------  -----------       ------    -------------
  Diluted....................................................     421,768      22,667        10,200(2)      454,635
                                                               ----------  -----------       ------    -------------
                                                               ----------  -----------       ------    -------------
Excluding Nonrecurring Charge (3):
  Net Income.................................................  $  124,456   $   1,196                   $   125,652
                                                               ----------  -----------                 -------------
                                                               ----------  -----------                 -------------
  Diluted Earnings Per Share.................................  $      .30   $     .05                   $       .28
                                                               ----------  -----------                 -------------
                                                               ----------  -----------                 -------------
  Weighted Average Shares Outstanding (Diluted)..............     421,768      22,667        10,200(2)      454,635
                                                               ----------  -----------       ------    -------------
                                                               ----------  -----------       ------    -------------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

                         HBO & COMPANY AND SUBSIDIARIES
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (000 OMITTED, EXCEPT FOR PER SHARE DATA)

                                                                                                        HBOC/ACCESS
                                                                                          PRO FORMA      PRO FORMA
                                                                  HBOC      ACCESS(1)    ADJUSTMENTS     COMBINED
                                                               ----------  -----------  -------------  -------------
Revenue......................................................  $  715,902   $  42,765     $  --         $   758,667
Operating Expense:
  Cost of Operations.........................................     329,684      27,930                       357,614
  Marketing..................................................     114,994       6,434                       121,428
  Research and Development...................................      68,293       3,972                        72,265
  General and Administrative.................................      89,213       6,967                        96,180
  Nonrecurring Charge........................................     130,270      --                           130,270
                                                               ----------  -----------       ------    -------------
        Total Operating Expense..............................     732,454      45,303        --             777,757
                                                               ----------  -----------       ------    -------------
Operating Loss...............................................     (16,552)     (2,538)       --             (19,090)
Other Income, Net............................................         605         723                         1,328
                                                               ----------  -----------       ------    -------------
Loss Before Income Taxes.....................................     (15,947)     (1,815)       --             (17,762)
Income Tax Benefit...........................................      (8,052)       (638)                       (8,690)
                                                               ----------  -----------       ------    -------------
Net Loss.....................................................  $   (7,895)  $  (1,177)    $  --         $    (9,072)
                                                               ----------  -----------       ------    -------------
                                                               ----------  -----------       ------    -------------
Loss Per Share...............................................  $     (.02)  $    (.08)                  $      (.02)
                                                               ----------  -----------                 -------------
                                                               ----------  -----------                 -------------
Weighted Average Shares Outstanding..........................     370,060      14,814         6,666(2)      391,540
                                                               ----------  -----------       ------    -------------
                                                               ----------  -----------       ------    -------------
Excluding Nonrecurring Charge (3):
  Net Income (Loss)..........................................  $   70,321   $  (1,177)                  $    69,144
                                                               ----------  -----------                 -------------
                                                               ----------  -----------                 -------------
  Diluted Earnings (Loss) Per Share..........................  $      .18   $    (.08)                  $       .16
                                                               ----------  -----------                 -------------
                                                               ----------  -----------                 -------------
  Weighted Average Shares Outstanding (Diluted)..............     391,121      14,814        13,527(2)      419,462
                                                               ----------  -----------       ------    -------------
                                                               ----------  -----------       ------    -------------

  The accompanying Notes to Pro Forma Combined Condensed Financial Statements
              are an integral part of these financial statements.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The HBOC Pro Forma Combined Condensed Balance Sheet at September 30, 1998 has been completed using the Access balance sheet at June 30, 1998. The HBOC Pro Forma Combined Condensed Income Statement for the nine months ended September 30, 1998 has been completed using the Access income statement for the nine months ended June 30, 1998. The HBOC Pro Forma Combined Condensed Income Statements for the years ended December 31, 1995, 1996 and 1997 have been completed using the Access income statements for the fiscal years ended September 30, 1995, 1996 and 1997, respectively. HBOC believes that the differences in such periods in all cases mentioned has an immaterial impact on the pro forma statements.

(2) Shares of Access Common Stock were converted using an assumed Exchange Ratio of 1.4500. Exchange Ratios of 1.2429 and 1.0875 have an immaterial effect on diluted earnings per share. See "--Comparative Per Share Data" presented elsewhere in this document. For the 1995 Pro Forma Combined Condensed Income Statement (excluding nonrecurring charge), Access weighted average shares are adjusted to include the dilutive effect of stock options and preferred stock due to net income for HBOC/Access Pro Forma Combined.

(3) Presentation is also made of Net Income (Loss), Diluted Earnings (Loss) Per Share and Weighted Average Shares Outstanding (Diluted) excluding the effect of nonrecurring charges and credits because HBOC management believes that this is a better indication of actual operating results.

(4) Reclassification from other income of Access' write-down of an investment to conform to HBOC presentation.

                           COMPARATIVE PER SHARE DATA

    The following tables set forth book values, dividends and earnings per share on a historical basis and on a pro forma combined basis for HBOC and Access and on an equivalent pro forma basis for Access. The pro forma information gives effect to the merger accounted for as a "pooling of interests," which means that after the merger HBOC will treat the companies as if they had always been combined for accounting and financial reporting purposes. We have adjusted all share and per share amounts for the HBOC 1998 two-for-one stock split. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results that the companies would have had or the results that HBOC will experience in the future.

    The pro forma combined comparative per share data should be read in conjunction with each company's historical financial statements (and related notes) contained in their reports filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 62.

                                   HISTORICAL

                                 HBO & COMPANY

                                                                                          AT AND FOR THE
                                                 AT AND FOR THE YEAR ENDED              NINE MONTHS ENDED
                                                        DECEMBER 31,                      SEPTEMBER 30,
                                          ----------------------------------------  --------------------------
                                              1995          1996          1997          1997          1998
                                          ------------  ------------  ------------  ------------  ------------
Per Share Data:
  Book Value............................  $    1.28     $    1.59     $    2.13     $    2.04     $    2.75
  Cash Dividends Declared...............  $     .02     $     .02     $     .03     $     .02     $     .05
  Diluted Earnings (Loss)...............  $    (.02)(1) $     .20(2)  $     .33(3)  $     .28(4)  $     .51(5)

------------------------

(1) Including the effect of the $130 million nonrecurring charge related to 1995 acquisitions and excluding the dilutive effect of stock options.

(2) Including the effect of the $70 million nonrecurring charge related to 1996 acquisitions.

(3) Including the effect of the $95 million nonrecurring charge related to 1997 acquisitions.

(4) Including the effect of the $35 million nonrecurring charge related to 1997 acquisitions.

(5) Including the effect of the $3 million nonrecurring credit related to 1997 acquisitions.

                              ACCESS HEALTH, INC.

                                                                                          AT AND FOR THE
                                                 AT AND FOR THE YEAR ENDED              NINE MONTHS ENDED
                                                       SEPTEMBER 30,                      SEPTEMBER 30,
                                          ----------------------------------------  --------------------------
                                              1995          1996          1997          1997          1998
                                          ------------  ------------  ------------  ------------  ------------
Per Share Data:
  Book Value............................  $    1.06     $    3.00     $    3.65     $    3.35     $    4.33
  Cash Dividends Declared...............  $    --       $    --       $    --       $    --       $    --
  Diluted Earnings (Loss)...............  $    (.08)    $     .05     $     .21(1)  $     .23(2)  $     .52(3)

------------------------

(1) Including the effect of the $26 million nonrecurring charge related to fiscal year 1997 acquisitions and the write-down of investment in American Health Network, L.P.

(2) Including the effect of the $13 million nonrecurring charge related to fiscal year 1997 acquisitions.

(3) Including the effect of the $9 million nonrecurring charge related to 1998 acquisitions.

            PRO FORMA COMBINED HBO & COMPANY AND ACCESS HEALTH, INC.

         USING AN ASSUMED VALUE OF HBOC COMMON STOCK OF $30.00 OR LESS
                RESULTING IN AN ASSUMED EXCHANGE RATIO OF 1.4500

                                                                                          AT AND FOR THE
                                                 AT AND FOR THE YEAR ENDED              NINE MONTHS ENDED
                                                      DECEMBER 31,(6)                     SEPTEMBER 30,
                                          ----------------------------------------  --------------------------
                                              1995          1996          1997          1997          1998
                                          ------------  ------------  ------------  ------------  ------------
  Per Share Data:
    Book Value..........................  $    1.25     $    1.62     $    2.16     $    2.06     $    2.76
    Cash Dividends Declared.............  $     .02     $     .02     $     .03     $     .02     $     .05
    Diluted Earnings (Loss).............  $    (.02)(1) $     .18(2)  $     .32(3)  $     .27(4)  $     .50(5)

             USING AN ASSUMED VALUE OF HBOC COMMON STOCK OF $35.00
                RESULTING IN AN ASSUMED EXCHANGE RATIO OF 1.2429

                                                                                          AT AND FOR THE
                                                 AT AND FOR THE YEAR ENDED              NINE MONTHS ENDED
                                                      DECEMBER 31,(6)                     SEPTEMBER 30,
                                          ----------------------------------------  --------------------------
                                              1995          1996          1997          1997          1998
                                          ------------  ------------  ------------  ------------  ------------
  Per Share Data:
    Book Value..........................  $    1.26     $    1.63     $    2.18     $    2.08     $    2.79
    Cash Dividends Declared.............  $     .02     $     .02     $     .03     $     .02     $     .05
    Diluted Earnings (Loss).............  $    (.02)(1) $     .19(2)  $     .32(3)  $     .27(4)  $     .50(5)

             USING AN ASSUMED VALUE OF HBOC COMMON STOCK OF $40.00
                RESULTING IN AN ASSUMED EXCHANGE RATIO OF 1.0875

                                                                                          AT AND FOR THE
                                                 AT AND FOR THE YEAR ENDED              NINE MONTHS ENDED
                                                      DECEMBER 31,(6)                     SEPTEMBER 30,
                                          ----------------------------------------  --------------------------
                                              1995          1996          1997          1997          1998
                                          ------------  ------------  ------------  ------------  ------------
  Per Share Data:
    Book Value..........................  $    1.27     $    1.64     $    2.20     $    2.09     $    2.82
    Cash Dividends Declared.............  $     .02     $     .02     $     .03     $     .02     $     .05
    Diluted Earnings (Loss).............  $    (.02)(1) $     .19(2)  $     .33(3)  $     .27(4)  $     .51(5)

------------------------

(1) Including the effect of the $130 million nonrecurring charge related to HBOC's 1995 acquisitions.

(2) Including the effect of the $70 million nonrecurring charge related to HBOC's 1996 acquisitions.

(3) Including the effect of the $95 million nonrecurring charge related to HBOC's 1997 acquisitions and Access' $26 million nonrecurring charge related to fiscal year 1997 acquisitions and the write-down of investment in American Health Network, L.P.

(4) Including the effect of the $35 million nonrecurring charge related to HBOC's 1997 acquisitions and Access' $13 million nonrecurring charge related to fiscal year 1997 acquisitions.

(5) Including the effect of the $3 million nonrecurring credit related to HBOC's 1997 acquisitions and Access' $9 million nonrecurring charge related to fiscal year 1998 acquisitions.

(6) The fiscal year of Access ends on September 30. Pro forma per share data at and for the years ended December 31, 1995, 1996 and 1997 have been completed using the Access income statements at and for the fiscal years ended September 30, 1995, 1996 and 1997, respectively. Pro forma per share data at and for the nine months ended September 30 have been completed using the Access information at and for the nine months ended June 30 for all periods presented. HBOC believes that the differences in such periods in all cases mentioned has an immaterial impact on the pro forma per share data.

               EQUIVALENT PRO FORMA DATA FOR ACCESS HEALTH, INC.

         USING AN ASSUMED VALUE OF HBOC COMMON STOCK OF $30.00 OR LESS
                RESULTING IN AN ASSUMED EXCHANGE RATIO OF 1.4500

                                                                                         AT AND FOR THE
                                                AT AND FOR THE YEAR ENDED              NINE MONTHS ENDED
                                                     DECEMBER 31,(6)                     SEPTEMBER 30,
                                         ----------------------------------------  --------------------------
                                             1995          1996          1997          1997          1998
                                         ------------  ------------  ------------  ------------  ------------
Per Share Data:
  Book Value...........................  $    1.82     $    2.35     $    3.13     $    2.98     $    4.01
  Cash Dividends Declared..............  $     .03     $     .03     $     .04     $     .03     $     .07
  Diluted Earnings (Loss)..............  $    (.03)(1) $     .27(2)  $     .46(3)  $     .39(4)  $     .72(5)

             USING AN ASSUMED VALUE OF HBOC COMMON STOCK OF $35.00
                RESULTING IN AN ASSUMED EXCHANGE RATIO OF 1.2429

                                                                                         AT AND FOR THE
                                                AT AND FOR THE YEAR ENDED              NINE MONTHS ENDED
                                                     DECEMBER 31,(6)                     SEPTEMBER 30,
                                         ----------------------------------------  --------------------------
                                             1995          1996          1997          1997          1998
                                         ------------  ------------  ------------  ------------  ------------
Per Share Data:
  Book Value...........................  $    1.57     $    2.03     $    2.71     $    2.58     $    3.47
  Cash Dividends Declared..............  $     .02     $     .02     $     .04     $     .02     $     .06
  Diluted Earnings (Loss)..............  $    (.03)(1) $     .23(2)  $     .40(3)  $     .34(4)  $     .63(5)

             USING AN ASSUMED VALUE OF HBOC COMMON STOCK OF $40.00
                RESULTING IN AN ASSUMED EXCHANGE RATIO OF 1.0875

                                                                                         AT AND FOR THE
                                                AT AND FOR THE YEAR ENDED              NINE MONTHS ENDED
                                                     DECEMBER 31,(6)                     SEPTEMBER 30,
                                         ----------------------------------------  --------------------------
                                             1995          1996          1997          1997          1998
                                         ------------  ------------  ------------  ------------  ------------
Per Share Data:
  Book Value...........................  $    1.38     $    1.79     $    2.39     $    2.28     $    3.06
  Cash Dividends Declared..............  $     .02     $     .02     $     .03     $     .02     $     .05
  Diluted Earnings (Loss)..............  $    (.03)(1) $     .20(2)  $     .36(3)  $     .30(4)  $     .55(5)

------------------------

(1) Including the effect of the $130 million nonrecurring charge related to HBOC's 1995 acquisitions.

(2) Including the effect of the $70 million nonrecurring charge related to HBOC's 1996 acquisitions.

(3) Including the effect of the $95 million nonrecurring charge related to HBOC's 1997 acquisitions and Access' $26 million nonrecurring charge related to fiscal year 1997 acquisitions and the write-down of investment in American Health Network, L.P.

(4) Including the effect of the $35 million nonrecurring charge related to HBOC's 1997 acquisitions and Access' $13 million nonrecurring charge related to fiscal year 1997 acquisitions.

(5) Including the effect of the $3 million nonrecurring credit related to HBOC's 1997 acquisitions and Access' $9 million nonrecurring charge related to fiscal year 1998 acquisitions.

(6) The fiscal year of Access ends on September 30. Pro forma per share data at and for the years ended December 31, 1995, 1996 and 1997 have been completed using the Access income statements at and for the fiscal years ended September 30, 1995, 1996 and 1997, respectively. Pro forma per share data at and for the nine months ended September 30 have been completed using the Access information at and for the nine months ended June 30 for all periods presented. HBOC believes that the differences in such periods in all cases mentioned has an immaterial impact on the pro forma per share data.

              SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED CONDENSED
                         CONSOLIDATED FINANCIAL DATA OF
                               MCKESSON AND HBOC

    On October 17, 1998, McKesson signed an agreement to acquire HBOC. Terms of the merger call for each HBOC stockholder to receive .37 of a share of McKesson common stock for each share of HBOC common stock in a tax-free exchange. The merger is subject to regulatory approval, McKesson and HBOC stockholder approval and other customary conditions. HBOC and McKesson intend that the merger will be accounted for as a pooling of interests and expect that it will close in the first quarter of 1999.

    The following financial data present the combined condensed balance sheet of McKesson and the pro forma combined condensed balance sheet of HBOC and Access and the combined condensed statements of income of McKesson and the pro forma combined condensed statements of income of HBOC and Access. The pro forma financial data do not reflect any cost savings or other synergies anticipated by McKesson or HBOC management as a result of the merger. Also in connection with the merger, the companies expect to incur charges for merger-related costs. Management has not estimated the amount of such merger-related costs and the pro forma financial data do not reflect any such costs. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results the combined companies would have had or the results that they will experience in the future.

    McKesson's fiscal year ends on March 31. HBOC's fiscal year ends on December
31. For purposes of combining HBOC's financial data with McKesson's historical financial data, the financial information of HBOC has been reported on a combined pro forma basis with Access using the twelve-month periods ended March 31, 1998, 1997 and 1996 and the six-month period ended September 30, 1998. In addition, the financial information of HBOC has been reported assuming the merger between HBOC and Access is consummated.

    The supplemental unaudited pro forma combined condensed consolidated financial data should be read in conjunction with the historical financial statements of McKesson and HBOC contained in their reports filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 62.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                             AT SEPTEMBER 30, 1998

                                 (IN MILLIONS)

                                                                           HISTORICAL                 PRO FORMA
                                                                            MCKESSON     HBOC (1)     COMBINED
                                                                          ------------  -----------  -----------
                                                     Assets
Current Assets:
  Cash and Cash Equivalents.............................................  $    103.5     $   602.6    $   706.1
  Marketable Securities Available for Sale..............................        28.1          36.3         64.4
  Receivables...........................................................     1,948.7         537.3      2,486.0
  Inventories...........................................................     3,207.2           5.7      3,212.9
  Prepaid Expenses......................................................        42.2          70.3        112.5
                                                                          ------------  -----------  -----------
    Total Current Assets................................................     5,329.7       1,252.2      6,581.9
Property, Plant and Equipment, net......................................       479.8         138.8        618.6
Capitalized Software, net(2)............................................         4.7(3)       83.2         87.9
Goodwill and Other Intangibles..........................................       828.2         160.4        988.6
Other Assets............................................................       374.5(3)       47.7        422.2
                                                                          ------------  -----------  -----------
    Total Assets........................................................  $  7,016.9     $ 1,682.3    $ 8,699.2
                                                                          ------------  -----------  -----------
                                                                          ------------  -----------  -----------
                                      Liabilities and Stockholders' Equity
Current Liabilities:
  Drafts and Accounts Payable...........................................  $  2,848.4     $   108.4    $ 2,956.8
  Short-term Loans and Current Portion of Long-Term Debt................       484.9           1.2        486.1
  Other Current Liabilities.............................................       475.4         277.0        752.4
                                                                          ------------  -----------  -----------
    Total Current Liabilities...........................................     3,808.7         386.6      4,195.3
Postretirement Obligations and Other Noncurrent Liabilities.............       240.4           7.7        248.1
Long-Term Debt..........................................................     1,141.5           0.9      1,142.4
McKesson-obligated mandatorily redeemable convertible preferred securities of subsidiary grantor trust whose sole assets are junior
  subordinated debentures of McKesson...................................       195.5        --            195.5
Stockholders' Equity....................................................     1,630.8       1,287.1      2,917.9
                                                                          ------------  -----------  -----------
    Total Liabilities and Stockholders' Equity..........................  $  7,016.9     $ 1,682.3    $ 8,699.2
                                                                          ------------  -----------  -----------
                                                                          ------------  -----------  -----------

------------------------

(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Capitalized software represents costs to develop software for sale to customers.

(3) McKesson amounts have been reclassified from historical McKesson presentation to conform to the HBOC financial statement presentation.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                               PRO FORMA
                                                                                     ------------------------------
                                                         HISTORICAL
                                                          MCKESSON       HBOC(1)      ADJUSTMENTS       COMBINED
                                                       --------------  ------------  --------------  --------------
Revenues.............................................  $  12,812.4     $   863.6     $               $  13,676.0
Cost and Expenses:
Cost of Sales and Operations.........................     11,981.4(2)      352.3                        12,333.7
Selling, Marketing, Distribution and
  Administration.....................................        684.1(2)      172.7                           856.8
Research and Development.............................        --             55.4                            55.4
Nonrecurring Charge..................................        --              6.0(3)                          6.0
Interest.............................................         57.4          --                              57.4
                                                       --------------     ------     --------------  --------------
      Total Cost and Expenses........................     12,722.9         586.4           --           13,309.3
                                                       --------------     ------     --------------  --------------
Income before Income Taxes and Dividends on
  Convertible Preferred Securities of Subsidiary
  Trust..............................................         89.5         277.2                           366.7
Income Taxes.........................................        (34.9)       (110.6)                         (145.5)
Dividends on Convertible Preferred Securities of
  Subsidiary Trust, net of tax benefit...............         (3.1)         --                              (3.1)
                                                       --------------     ------     --------------  --------------
        Net Income...................................  $      51.5     $   166.6     $     --        $     218.1
                                                       --------------     ------     --------------  --------------
                                                       --------------     ------     --------------  --------------
Earnings Per Common Share:
Diluted..............................................  $      0.51     $    0.35                     $      0.78
Basic................................................  $      0.54     $    0.36                     $      0.82

Shares on which Earnings Per Common Share were based:
Diluted..............................................        106.2         477.7          (301.0)(4)       282.9
Basic................................................         95.6         463.4          (292.0)(4)       267.0

------------------------

(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Includes $80.1 million in charges ($0.7 million in Cost of Sales and Operations and $79.4 million in Selling, Marketing, Distribution and Administration) for transaction costs, employee benefit change of control provisions and restructuring, integration and systems installation costs associated primarily with acquisition-related activities, $52.3 million after-tax.

(3) Includes acquisition charges related to HBOC's acquisition of HPR Inc. and Access' acquisition of InterQual, Inc., $3.8 million after-tax.

(4) Reflects the effect of the exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                              PRO FORMA
                                                                                      --------------------------
                                                          HISTORICAL
                                                           MCKESSON       HBOC(1)      ADJUSTMENTS     COMBINED
                                                        --------------  ------------  --------------  ----------
Revenues..............................................  $  20,857.3     $ 1,438.6     $               $ 22,295.9
Cost and Expenses:
Cost of Sales and Operations..........................     19,336.0         610.2                       19,946.2
Selling, Marketing, Distribution and Administration...      1,159.1(2)      314.9                        1,474.0
Research and Development..............................        --            100.6                          100.6
Nonrecurring Charge...................................        --            107.9(4)                       107.9
Interest..............................................        102.5          --                            102.5
                                                        --------------  ------------  --------------  ----------
      Total Cost and Expenses.........................     20,597.6       1,133.6           --          21,731.2
                                                        --------------  ------------  --------------  ----------
Income before Income Taxes and Dividends on
  Convertible Preferred Securities of Subsidiary
  Trust...............................................        259.7         305.0                          564.7
Income Taxes..........................................        (98.6)(3)    (118.2)                        (216.8)
Dividends on Convertible Preferred Securities of
  Subsidiary Trust, net of tax benefit................         (6.2)         --                             (6.2)
                                                        --------------  ------------  --------------  ----------
      Net Income......................................  $     154.9     $   186.8     $     --        $    341.7
                                                        --------------  ------------  --------------  ----------
                                                        --------------  ------------  --------------  ----------

Earnings Per Common Share:
Diluted...............................................  $      1.59     $    0.40                     $     1.27
Basic.................................................  $      1.69     $    0.41                     $     1.32

Shares on which Earnings Per Common Share were based:
Diluted...............................................        101.2         469.2          (295.6)(5)      274.8
Basic.................................................         91.5         452.5          (285.1)(5)      258.9

------------------------

(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Includes $16.7 million in charges for the terminated merger with AmeriSource Health Corporation and $13.9 million in costs associated primarily with the integration and rationalization of recent acquisitions, $25.4 million after-tax in the aggregate.

(3) Includes a nonrecurring $4.6 million favorable tax adjustment.

(4) Includes acquisition charges related to HBOC's acquisitions of AMISYS Managed Care Systems, Inc., Enterprise Systems, Inc., HPR Inc. and National Health Enhancement Systems, Inc. and the merger of Access and Informed Access Systems Inc., $61.4 million after-tax.

(5) Reflects the effect of the exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1997

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                              PRO FORMA
                                                                                      --------------------------
                                                          HISTORICAL
                                                           MCKESSON       HBOC(1)      ADJUSTMENTS     COMBINED
                                                        --------------  ------------  --------------  ----------
Revenues..............................................  $  15,710.8     $ 1,123.9     $               $ 16,834.7

Cost and Expenses:
Cost of Sales and Operations..........................     14,673.5         487.3                       15,160.8
Selling, Marketing, Distribution and Administration...        944.5(2)      290.9                        1,235.4
Research and Development..............................        --             97.5                           97.5
Nonrecurring Charge...................................        --             83.5(3)                        83.5
Interest..............................................         55.7          --                             55.7
                                                        --------------  ------------  --------------  ----------
      Total Cost and Expenses.........................     15,673.7         959.2           --          16,632.9
                                                        --------------  ------------  --------------  ----------
Income before Income Taxes and Dividends on
  Convertible Preferred Securities of Subsidiary
  Trust...............................................         37.1         164.7                          201.8
Income Taxes..........................................        (31.3)        (67.5)                         (98.8)
Dividends on Convertible Preferred Securities of
  Subsidiary Trust, net of tax benefit................         (0.7)         --                             (0.7)
                                                        --------------  ------------  --------------  ----------
Income after Taxes:
Continuing Operations.................................          5.1          97.2           --             102.3
Discontinued Operations...............................          8.6          --                              8.6
Discontinued Operations--Gain on Sale of Armor All
  Stock...............................................        120.2          --                            120.2
                                                        --------------  ------------  --------------  ----------
      Net Income......................................  $     133.9     $    97.2     $     --        $    231.1
                                                        --------------  ------------  --------------  ----------
                                                        --------------  ------------  --------------  ----------
Earnings Per Common Share:
Diluted:
Continuing Operations.................................  $      0.06     $    0.21                     $     0.40
Discontinued Operations...............................         0.10          --                             0.03
Discontinued Operations--Gain on Sale of Armor All
  Stock...............................................         1.35          --                             0.46
                                                        --------------  ------------                  ----------
      Total...........................................  $      1.51     $    0.21                     $     0.89
                                                        --------------  ------------                  ----------
                                                        --------------  ------------                  ----------
Basic:
Continuing Operations.................................  $      0.06     $    0.22                     $     0.42
Discontinued Operations...............................         0.10          --                             0.03
Discontinued Operations--Gain on Sale of Armor All
  Stock...............................................         1.41          --                             0.49
                                                        --------------  ------------                  ----------
      Total...........................................  $      1.57     $    0.22                     $     0.94
                                                        --------------  ------------                  ----------
                                                        --------------  ------------                  ----------
Shares on which Earnings Per Common Share were based:
Diluted...............................................         89.4         458.5          (288.9)(4)      259.0
Basic.................................................         85.5         434.7          (273.8)(4)      246.4

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
             FOR THE TWELVE MONTHS ENDED MARCH 31, 1997 (CONTINUED)

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

------------------------

(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Includes $98.8 million in charges for restructuring, asset impairment and other operating items and $48.2 million for the write-off of in-process technology related to the acquisition of McKesson Automated Healthcare Inc., $109.5 million after-tax in the aggregate.

(3) Includes acquisition charges related to HBOC's acquisitions of CyCare Systems, Inc., Management Software, Inc. and GMIS Inc. and the merger of Access and Informed Access System Inc., $50.2 million after-tax.

(4) Reflects the effect of the exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1996

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  PRO FORMA
                                                                                          -------------------------
                                                                HISTORICAL
                                                                 MCKESSON     HBOC(1)      ADJUSTMENTS    COMBINED
                                                                ----------  ------------  -------------  ----------
Revenues......................................................  $ 12,964.8  $   835.9      $             $ 13,800.7

Cost and Expenses:
Cost of Sales and Operations..................................    12,049.3      384.5                      12,433.8
Selling, Marketing, Distribution and Administration...........       674.2      239.5                         913.7
Research and Development......................................      --           78.1                          78.1
Nonrecurring Charge...........................................      --          136.5(2)                      136.5
Interest......................................................        44.4       --                            44.4
                                                                ----------     ------         ------     ----------
      Total Cost and Expenses.................................    12,767.9      838.6          --          13,606.5
                                                                ----------     ------         ------     ----------
Income (Loss) Before Income Taxes.............................       196.9       (2.7)                        194.2
Income Taxes..................................................       (76.2)       0.6                         (75.6)
                                                                ----------     ------         ------     ----------

Income (Loss) After Taxes:
Continuing Operations.........................................       120.7       (2.1)                        118.6
Discontinued Operations.......................................        14.7       --                            14.7
                                                                ----------     ------         ------     ----------
      Net Income (Loss).......................................  $    135.4  $    (2.1)     $   --        $    133.3
                                                                ----------     ------         ------     ----------
                                                                ----------     ------         ------     ----------
Earnings (Loss) Per Common Share:
Diluted:
Continuing Operations.........................................  $     1.29  $   (0.01)                   $     0.48
Discontinued Operations.......................................        0.16       --                            0.06
                                                                ----------     ------                    ----------
      Total...................................................  $     1.45  $   (0.01)                   $     0.54
                                                                ----------     ------                    ----------
                                                                ----------     ------                    ----------
Basic:
Continuing Operations.........................................  $     1.36  $   (0.01)                   $     0.51
Discontinued Operations.......................................        0.17       --                            0.06
                                                                ----------     ------                    ----------
      Total...................................................  $     1.53  $   (0.01)                   $     0.57
                                                                ----------     ------                    ----------
                                                                ----------     ------                    ----------
Shares on which Earnings (Loss) Per Common Share were based:
Diluted.......................................................        93.2      394.7         (238.7)(3)      249.2
Basic.........................................................        88.8      394.7         (248.7)(3)      234.8

------------------------

(1) HBOC amounts are reported on a pro forma combined basis with Access, and have been reclassified from the historical HBOC presentation to conform to the McKesson financial statement presentation.

(2) Includes acquisition charges related to HBOC's acquisitions of First Data Health Systems Corporation and CliniCom Incorporated, $81.9 million after-tax.

(3) Reflects the effect of the exchange ratio of 0.37 of a share of McKesson common stock for each share of HBOC common stock.

                               MCKESSON AND HBOC
                    SUPPLEMENTAL COMPARATIVE PER SHARE DATA

    The following tables set forth certain per share data for McKesson on a historical basis, HBOC on a pro forma combined basis with Access, McKesson and HBOC on a supplemental pro forma combined basis and on a per share equivalent pro forma basis for HBOC. The information gives effect to the proposed merger between McKesson and HBOC on a pooling of interests basis at the exchange ratio of .37 of a share of McKesson common stock for each share of HBOC common stock. The per share data and per share equivalent pro forma combined data for HBOC is presented assuming the proposed merger between HBOC and Access is consummated. The supplemental unaudited pro forma combined and equivalent financial data do not reflect any cost savings or other synergies anticipated by McKesson or HBOC management as a result of the merger. Also in connection with the merger, the companies expect to incur charges for merger-related costs. Neither McKesson nor HBOC has estimated the amount of such merger-related costs and the pro forma financial data do not reflect any such costs. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results the combined companies would have had or the results that they will experience in the future. The following information should be read in conjunction with the pro forma HBOC/Access financial information on pages 9 to 14, the supplemental unaudited pro forma financial data of McKesson and HBOC on pages 18 to 24, and the historical financial statements of each of the companies filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 62.

                                                                         YEAR ENDED MARCH 31,
                                                                    -------------------------------   SIX MONTHS ENDED
                                                                      1996       1997       1998     SEPTEMBER 30, 1998
                                                                    ---------  ---------  ---------  -------------------
MCKESSON - HISTORICAL
Earnings per common share
  Continuing Operations
    Diluted.......................................................  $    1.29  $    0.06  $    1.59       $    0.51
    Basic.........................................................       1.36       0.06       1.69            0.54
  Net Income
    Diluted.......................................................       1.45       1.51       1.59            0.51
    Basic.........................................................       1.53       1.57       1.69            0.54
Cash dividends declared per common share..........................       0.50       0.50       0.50            0.25
Book value per common share.......................................                            15.09           16.43
HBOC - PRO FORMA COMBINED WITH ACCESS(1)
Earnings (loss) per common share
Net Income (Loss)
    Diluted.......................................................      (0.01)      0.21       0.40            0.35
    Basic.........................................................      (0.01)      0.22       0.41            0.36
Book value per common share.......................................                             2.41            2.76
PRO FORMA COMBINED(1)
Earnings per common share
  Continuing Operations
    Diluted.......................................................       0.48       0.40       1.27            0.78
    Basic.........................................................       0.51       0.42       1.32            0.82
  Net Income
    Diluted.......................................................       0.54       0.89       1.27            0.78
    Basic.........................................................       0.57       0.94       1.32            0.82
Cash dividends declared per common share..........................       0.50       0.50       0.50            0.25
Book value per common share.......................................                             9.54           10.75
EQUIVALENT PRO FORMA COMBINED PER HBOC SHARE(1)
Earnings per common share
  Continuing Operations
    Diluted.......................................................       0.18       0.15       0.47            0.29
    Basic.........................................................       0.19       0.16       0.49            0.30
  Net Income
    Diluted.......................................................       0.20       0.33       0.47            0.29
    Basic.........................................................       0.21       0.35       0.49            0.30
Cash dividends declared per common share..........................       0.18       0.18       0.18            0.09
Book value per common share.......................................                             3.53            3.98

(1) Assumes an exchange ratio of 1.45 HBOC shares for each share of Access and
    0.37 of a McKesson share for each share of HBOC.

                                  RISK FACTORS

NO ASSURANCE THAT VALUE OF MERGER CONSIDERATION WILL EXCEED ACCESS MARKET VALUE

    Stockholders of Access should consider that if the average closing price per share of HBOC common stock during a specified period before the special meeting is less than or equal to $30.00, they will receive 1.45 shares of HBOC common stock for each share of Access common stock, regardless of the market price of the Access common stock. In such event, there is no assurance that Access stockholders will receive any minimum value of HBOC common stock for each share of Access common stock. Alternatively, if the average closing price of HBOC common stock is greater than $30.00, Access stockholders will receive for each share of Access common stock shares of HBOC common stock with a value of $43.50, even if the then current market value of Access common stock exceeds $43.50. Regardless of the average closing price of HBOC common stock, there can be no assurance that the value of the shares of HBOC common stock to be issued in respect of a share of Access common stock will equal or exceed the then current market value of Access common stock. See "Certain Market Information" below for historical stock price information concerning HBOC common stock and Access common stock and see "The Merger Proposal--Terms of the Merger" on page 43.

INTERESTS OF CERTAIN ACCESS OFFICERS AND DIRECTORS IN THE MERGER DIFFER FROM
  OTHER STOCKHOLDERS

    The directors and certain officers of Access have arrangements that provide them with interests in the merger that are different from, or in addition to, yours. Such interests include employment agreements, severance payments, vesting of unexercisable stock options and continuing indemnification against certain liabilities. As a result, these directors and officers could be more likely to vote to approve the merger agreement than Access stockholders generally. See "Interests of Certain Persons in Each of HBOC and Access--Interests of Certain Access Persons in Matters to be Acted Upon" on page 53.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This document, the documents of HBO & Company ("HBOC") and Access Health, Inc. ("Access") incorporated by reference herein and other communications to stockholders of HBOC and Access, respectively, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Although each of HBOC and Access believes that the expectations reflected in such forward-looking statements are reasonable, neither can give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations ("Cautionary Statements") are disclosed herein and therein, including, without limitation, in conjunction with the forward-looking statements included under "Risk Factors." All forward-looking statements attributable to HBOC are expressly qualified in their entirety by the Cautionary Statements described herein and in HBOC's reports filed with the Securities and Exchange Commission (the "Commission"), including the Annual Report on Form 10-K for the year ended December 31, 1997 and the quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998. All forward-looking statements attributable to Access are expressly qualified in their entirety by the Cautionary Statements described herein and in Access' reports filed with the Commission, including the Annual Report on Form 10-K for the year ended September 30, 1997 and the quarterly reports on Form 10-Q for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998.

                           CERTAIN MARKET INFORMATION

HBOC

    The common stock, par value $.05 per share (the "HBOC Common Stock"), of HBOC is traded on the Nasdaq Stock Market, Inc. National Market (the "Nasdaq NM") under the symbol "HBOC." The table below presents the quarterly high and low closing sales prices and dividend information for HBOC Common Stock as furnished by the Nasdaq Stock Market, Inc. ("Nasdaq") for the periods indicated after restating for the 1998 two-for-one stock split effected in the form of a stock dividend.

                                                                                        DIVIDENDS
                                                                                        DECLARED
YEAR ENDED DECEMBER 31:                                            HIGH        LOW      PER SHARE
---------------------------------------------------------------  ---------  ---------  -----------
1996
  First Quarter................................................  $   12.74  $    8.19   $    .005
  Second Quarter...............................................  $   17.69  $   11.94   $    .005
  Third Quarter................................................  $   17.50  $   12.63   $    .005
  Fourth Quarter...............................................  $   18.13  $   12.50   $    .005
1997
  First Quarter................................................  $   18.07  $   11.88   $    .005
  Second Quarter...............................................  $   18.03  $   10.63   $    .005
  Third Quarter................................................  $   21.13  $   17.13   $    .010
  Fourth Quarter...............................................  $   24.32  $   18.50   $    .010
1998
  First Quarter................................................  $   30.47  $   21.69   $    .010
  Second Quarter...............................................  $   35.56  $   28.00   $    .020
  Third Quarter................................................  $   37.50  $   21.25   $    .020
  Fourth Quarter (through November 5, 1998)....................  $   29.56  $   23.19

    As of October 31, 1998, there were approximately 4,030 holders of record of shares of HBOC Common Stock.

ACCESS

    The common stock, par value $.001 per share (the "Access Common Stock"), of Access is traded on the Nasdaq NM under the symbol "ACCS." The table below presents the quarterly high and low sales prices for Access Common Stock as furnished by Nasdaq for the periods indicated. Access has never declared a cash dividend on the Access Common Stock.

FISCAL YEAR ENDED SEPTEMBER 30:                                                HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
1997
  First Quarter ended December 31, 1996....................................  $   56.25  $   30.50
  Second Quarter ended March 31, 1996......................................  $   42.25  $   13.50
  Third Quarter ended June 30, 1997........................................  $   25.63  $   11.50
  Fourth Quarter ended September 30, 1997..................................  $   35.13  $   23.00
1998
  First Quarter ended December 31, 1997....................................  $   40.75  $   26.69
  Second Quarter ended March 31, 1998......................................  $   39.94  $   22.13
  Third Quarter ended June 30, 1998........................................  $   39.94  $   20.63
  Fourth Quarter ended September 30, 1998..................................  $   39.00  $   21.50
1999
  First Quarter ending December 31, 1998 (through November 5, 1998)........  $   37.00  $   29.25

    As of October 19, 1998, there were approximately 703 holders of record of shares of Access Common Stock.

    Each share of Access Common Stock issued and outstanding immediately prior to the effective time of the merger of a new directly wholly owned subsidiary of HBOC with and into Access (the "Merger") will, at such time, be converted into the right to receive one and forty-five hundredths (1.45) shares of HBOC Common Stock; provided, however, that if the average closing price per share (or if there is no sale on such date then the average between the closing bid and ask prices on any such date) for shares of HBOC Common Stock during the 20 consecutive trading days ending on the second trading day prior to the date on which the special meeting of Access stockholders is held as reported by Nasdaq (the "Market Value"), is greater than $30.00, then Access stockholders will receive for each share of Access Common Stock a fractional share of HBOC Common Stock determined by dividing $43.50 by the Market Value (whichever basis is applicable, being referred to as the "Exchange Ratio"). The following table sets forth the closing sales price for a share of each of the indicated stocks on September 25, 1998, the last trading day preceding the announcement of the proposed Merger, and the Access equivalent share value.

                                                                              CLOSING SALES
                                                                                 PRICE ON
                                                                            SEPTEMBER 25, 1998
                                                                            ------------------
HBOC......................................................................     $    28.1875
Access--Historical........................................................     $    31.2500
Access--Equivalent at an assumed Exchange Ratio of 1.4500.................     $    40.8700
Access--Equivalent at an assumed Exchange Ratio of 1.2429.................     $    35.0300
Access--Equivalent at an assumed Exchange Ratio of 1.0875.................     $    30.6500

                              THE SPECIAL MEETING

    This Proxy Statement/Prospectus and the accompanying Notice of Special Meeting and proxy card are being furnished to the stockholders of Access in connection with the solicitation of proxies by the Board of Directors of Access (the "Access Board") for the special meeting to be held on December 10, 1998 at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting (the "Special Meeting").

    Any Access stockholder who has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise by delivering to the Secretary of Access a written revocation or a duly executed proxy bearing a later date or attending the Special Meeting and voting in person. All valid, unrevoked proxies will be voted as directed. In the absence of any contrary directions, proxies will be voted in favor of approval of the Agreement of Merger dated September 28, 1998 (as amended October 26, 1998), by and among HBOC, HBO & Company of Georgia, a wholly owned subsidiary of HBOC ("HBOC-GA"), and Access (the "Merger Agreement") and, with respect to such other matters as may properly come before the Special Meeting, including consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place, in the discretion of the appointed proxy holders.

    Only holders of record of Access Common Stock as of the close of business on October 19, 1998 (the "Record Date"), will be entitled to vote at the Special Meeting. At that date, there were 23,655,151 shares of Access Common Stock outstanding and entitled to vote, 1,507,733 of which, or approximately 6.4%, were beneficially owned by directors and executive officers of Access and their affiliates (excluding shares subject to options). Pursuant to certain voting agreements (the "Voting Agreements") entered into with the directors and executive officers of Access at the same time as the Merger Agreement, HBOC holds proxies to vote all such shares of Access Common Stock in favor of approval of the Merger Agreement. Stockholders of record on the Record Date are entitled to one vote for each share of Access Common Stock held on all matters to be voted upon at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of at least a majority of the shares of Access Common Stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. The Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Access Common Stock in order to be approved. Abstentions will be counted in determining whether a quorum is present, will be considered present and entitled to vote and will thus have the effect of a negative vote. If a proxy is returned by a broker or other stockholder who does not have authority to vote, does not give authority to a proxy to vote or withholds authority to vote as to any shares, such shares will be considered present at the Special Meeting for purposes of determining a quorum and will also have the effect of a negative vote.

    The cost of soliciting proxies in the form enclosed herewith will be borne entirely by Access. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of Access, without additional remuneration, by personal interviews, telephone, facsimile or otherwise. Access will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so. Access has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a cost of approximately $10,000, plus customary expenses.

                              THE MERGER PROPOSAL

BACKGROUND OF THE MERGER

    On August 27, 1997, representatives of HBOC met with representatives of Access at the offices of Access in Broomfield, Colorado to provide an overview of each company's business and to discuss potential strategic business relationships between the companies. Participants from HBOC were Jay P. Gilbertson, President, Co-Chief Operating Officer and Chief Financial Officer; Russell G. Overton, Senior Vice President--Business Development; and Michael L. Kappel, Senior Vice President--Corporate

Planning. Participants from Access were Joseph P. Tallman, President and Chief Executive Officer; Timothy H. Connor, Senior Vice President and Chief Financial Officer; Michael E. Myers, Senior Vice President, Marketing and Technology; and Elizabeth Snowden, Senior Vice President, Sales and Marketing. At the meeting, the HBOC representatives advised the Access representatives that HBOC was interested in discussing a possible acquisition of Access by HBOC. Access management advised the HBOC representatives that Access was not prepared to engage in such discussions in the absence of an attractive firm offer.

    On May 11, 1998, Mr. Gilbertson, Mr. Overton and Albert J. Bergonzi, President and Co-Chief Operating Officer of HBOC, met with Mr. Tallman, Mr. Connor, Mr. Johnson and outside advisors to Access, in Baltimore, Maryland. At the meeting, Mr. Gilbertson and Mr. Bergonzi presented an overview of HBOC's business and organization, and Mr. Overton presented a summary of the strategic benefits that could be gained through a combination of Access and HBOC. Mr. Tallman advised the HBOC representatives that Access was not interested in engaging in merger discussions in the absence of a formal proposal for consideration by the Access Board. Mr. Tallman invited HBOC to visit Access' executive offices to gain additional information regarding Access' business.

    On May 28, 1998, at a regularly scheduled meeting of the Access Board, Mr. Tallman apprised the Access Board of the recent discussions with HBOC and HBOC's interest in entering into discussions regarding the potential acquisition of Access. After discussing both the benefits and disadvantages of such an acquisition, the Access Board advised Mr. Tallman that, while it had no present intention of selling the company, he should continue having discussions with HBOC's representatives.

    On June 22 and June 23, 1998, Mr. Gilbertson, Mr. Bergonzi and Mr. Overton met at Access headquarters in Broomfield, Colorado with Mr. Tallman, Mr. Connor, Ms. Snowden and Mr. John R. Barr, Senior Vice President, Product Development and Technology. At these meetings, Access management presented an overview of Access' business, organization, strategy and products. The participants also discussed the potential benefits that could be achieved by HBOC through a combination of the two companies.

    On July 2, 1998, Mr. Overton called Mr. Tallman to present an offer to acquire Access. Thereafter, Mr. Tallman discussed the proposal with several Access Board members, who agreed that they believed the proposal would not be acceptable to the Access Board, but that it should consider the proposal at the next Access Board meeting.

    On July 16, 1998, Mr. Connor met with Mr. Overton at HBOC's headquarters in Atlanta, Georgia to discuss HBOC's initial proposal and to discuss whether an alternative valuation structure could be developed that would be acceptable to the Access Board. At the end of the meeting, Mr. Overton indicated that he would confer with HBOC management and, if they decided it was appropriate, contact Access with an alternative proposal.

    On July 22, 1998, Mr. Overton called Mr. Tallman and Mr. Connor to indicate that HBOC was prepared to make a more attractive offer to acquire Access. Following the discussion, Mr. Tallman reviewed with Mr. Johnson his discussions with Mr. Overton who reviewed them with other members of the Access Board. Based on his discussions with other Access Board members, Mr. Johnson then instructed Access management to conduct a detailed evaluation of Access' business, prospects, recent and future operating results and stock price levels and to be prepared to discuss these matters at the next regularly scheduled Access Board meeting.

    On July 24, 1998, Mr. Tallman and Mr. Connor spoke with Mr. Overton to communicate the directions to Access management by the Access Board. During the discussion, Mr. Overton suggested that Mr. Tallman and Mr. Johnson should meet with Charles W. McCall, Chairman, President and Chief Executive Officer of HBOC, to address any questions they had about HBOC and gain his perspective on a possible merger of the two companies.

    On July 31, 1998, Mr. Tallman and Mr. Johnson met with Mr. McCall in Vail, Colorado. Mr. McCall discussed HBOC's business and strategy and reiterated HBOC's interest in acquiring Access.

    On August 21, 1998, Mr. Overton met with Mr. Tallman and Mr. Connor in Boulder, Colorado to discuss the status of Access' evaluation of a possible merger with HBOC. Mr. Tallman indicated that Access management needed to perform further due diligence on HBOC to assess the proposed transaction.

    Between August 21 and September 3, 1998, Mr. Overton spoke several times with Mr. Tallman and Mr. Connor to schedule a follow-up due diligence visit in Atlanta, to discuss the structure of a possible combined company following a merger and to discuss strategies of integrating the two companies in the event a merger was consummated.

    On September 3, 1998, Mr. Connor, Robert Gentry, Vice President--Finance and Accounting and Patrick Benner, Director--Corporate Development, of Access met at HBOC headquarters in Atlanta, Georgia with Messrs. Gilbertson, Overton, Kappel, Timothy Heyerdahl, Senior Vice President--Finance and Treasury, Monika Brown, Director of Investor Relations, and Eric Lindsey, Manager--Corporate Business Development, of HBOC to perform additional due diligence on HBOC's business and to provide an update on Access' business. At the meeting, HBOC indicated that it was prepared to exchange 1.45 shares of HBOC Common Stock for each share of Access Common Stock, with a value per share of Access Common Stock not to exceed $43.50. The representatives of Access advised the HBOC representatives that they would present the proposal at the Access Board meeting scheduled for September 9, 1998.

    On September 9, 1998, the Access Board met and reviewed with Access' management, representatives of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Access' financial advisor ("Merrill Lynch"), and representatives of legal counsel to Access, the status of the discussions between Access and HBOC, Access' business and prospects, the benefits and potential risks of a potential merger with HBOC and the proposed terms of the merger. At this meeting, Access' legal counsel advised the Access Board of its fiduciary duties in considering a possible acquisition of the company. The Access Board authorized management to continue discussions with HBOC regarding the possible acquisition of Access by HBOC.

    On September 15, 1998, Access formally retained Merrill Lynch to act as its financial advisor in connection with a potential business combination with HBOC.

    From September 10 through September 27, 1998, the two companies' executive officers, legal counsel and other representatives held further discussions to negotiate the terms of the proposed merger agreement and related documents, including the terms of the proposed voting agreements to be entered into by certain officers, directors and affiliates of Access, the termination rights contained in the proposed merger agreement, the conditions upon which any termination fees would be payable and the amount of such fees, Access' rights under the proposed merger agreement to consider and negotiate other acquisition proposals in certain circumstances and the representations, warranties and covenants to be made by Access and HBOC. During this period, Access' financial advisors had further discussions regarding valuation issues, as well as other terms and conditions of a possible acquisition of Access by HBOC, and representatives of HBOC and Access and their respective legal advisors conducted further due diligence on the other's business, prospects, strategy and financial condition. The Access Board met telephonically on September 23, 1998, at which meeting Access' management and legal and financial advisors discussed with the Access Board the status of the negotiations of the terms of the merger agreement and related documents and the status of due diligence efforts.

    On September 27, 1998, the Access Board met telephonically to consider and vote upon the proposed merger and related transactions. At this specially scheduled meeting, (1) management reviewed the principal terms of the draft merger agreement, copies of which had previously been furnished to the Access Board; (2) the Access Board considered reports from management, legal and financial advisors as to the results of their due diligence investigation of HBOC; (3) Access' legal advisors held discussions regarding the Access Board's fiduciary duties in considering an acquisition of the company and reviewed terms of the proposed definitive merger agreement and related documents, including the voting agreements; (4) representatives of Merrill Lynch made a presentation to the Access Board regarding the information with respect to the companies described in "--Opinion of Financial Advisor to Access--The Original Opinion" below and delivered its oral opinion to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in its written opinion subsequently delivered on September 28, 1998, the Exchange Ratio was fair, from a financial point of view, to the holders of Access Common Stock, other than HBOC and its affiliates; (5) management, Access' legal advisors and representatives of Merrill Lynch responded to questions regarding the proposed merger; and (6) the Access Board approved the Merger, the Merger Agreement and related agreements.

    On September 28, 1998, Access and HBOC executed the Merger Agreement and issued press releases announcing the Merger.

    On October 23, 1998, the Access Board met telephonically and reviewed with Access' management and legal counsel the status of the Merger in light of the pending merger of HBOC with McKesson that was announced on October 18, 1998. At this meeting, the Board discussed the terms of HBOC's merger with McKesson and discussed the benefits and risks of Access' proposed merger with HBOC in light of HBOC's pending merger with McKesson.

    On October 26, 1998, the Access Board again met telephonically. At this meeting, management and representatives of Merrill Lynch presented information regarding Access and HBOC, as well as information regarding McKesson, in light of the pending merger of HBOC and McKesson. After considering the information presented by management and Merrill Lynch, and after reconsidering the potential benefits and the negative factors of the Merger in light of HBOC's pending merger with McKesson, the Access Board determined that as of that date the Merger Agreement and the Merger continue to be fair to, and in the best interests of, Access and its stockholders.

REASONS OF ACCESS FOR ENGAGING IN THE MERGER; RECOMMENDATION OF THE ACCESS BOARD

    The Access Board has approved the Merger Agreement and the Merger, and has determined that the terms of the Merger Agreement are fair to, and in the best interests of, Access and its stockholders. During the course of its deliberations, the Access Board identified a number of potential benefits of the Merger which it believes could contribute to the success of the combined company and thus inure to the benefit of Access stockholders, including the following:

    - The experience, financial resources, size and breadth of product offerings of the combined company will allow it to respond more quickly and effectively to technological change, intensifying competition, increased consolidation and evolving market demands in an industry experiencing rapid innovation, consolidation and change.

    - The Merger will provide an opportunity for expanded distribution of both companies' products and services by providing opportunities for Access to offer its services to HBOC's customers, which include a significant number of healthcare providers, and for HBOC to offer its products and services to Access' customers, which include health maintenance organizations, preferred provider organizations, indemnity insurers, integrated delivery systems and government agencies.

    - The Merger offers Access stockholders greater liquidity and an opportunity to receive shares in a significantly larger company with strong historical performance, capital resources significantly greater than Access' and demonstrated ability to successfully implement its growth strategy that has resulted in historical increases in revenue and earnings, while affording them the opportunity to continue to participate in the long-term growth and appreciation in Access' business through an ownership interest in HBOC.

    In reaching its decision to approve the Merger and the Merger Agreement, the Access Board considered, among other things, the following factors: (1) historical information concerning Access' and HBOC's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Commission; (2) the financial condition, results of operations and businesses of Access and HBOC before and after giving effect to the Merger; (3) current financial market conditions and historical market prices, volatility and trading information with respect to the Access Common Stock and the HBOC Common Stock, the consideration to be received by Access' stockholders in the Merger and the implied value of the HBOC Common Stock to be issued in exchange for each share of Access Common Stock and a comparison of comparable merger transactions; (4) the belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (5) the prospects of Access as an independent company; (6) the potential for other third parties to enter into strategic relationships with or to acquire Access; (7) the information with respect to the companies presented by Merrill Lynch to the Access Board, including Merrill Lynch's opinion described in "-- Opinion of Financial Advisor to Access--The Original Opinion" below; (8) the impact of the Merger on Access' customers and employees; and (9) reports from management, legal and financial advisors as to the results of their due diligence investigation of HBOC. The Access Board also considered the terms of the proposed Merger Agreement regarding Access' rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding termination fees. In addition, the Access Board noted that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of HBOC as a result thereof.

    The Access Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including: (1) the risk that, despite the intentions and efforts of the parties, the operational and competitive benefits sought to be achieved in the Merger will not be achieved;
(2) the risk that the market value and liquidity of HBOC Common Stock might be adversely affected; (3) the risk that existing or prospective customers may not respond positively to the Merger announcement; (4) the risk that despite the intentions and efforts of the parties, the key technical and management personnel of Access required to facilitate a successful integration may not remain with the combined company; and (5) the risk of the loss of key HBOC customers or other negative impacts on HBOC's business. Despite these potentially negative factors, the Access Board believes that the benefits that will result from the Merger outweigh the potentially negative factors and risks related to the consummation of the Merger.

    The foregoing discussion of the information and factors considered by the Access Board is not intended to be exhaustive but is believed to include all material factors considered by the Access Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Access Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Access Board may have given different weights to different factors.

    After taking into consideration all of the factors set forth above, the Access Board unanimously approved the Merger and the Merger Agreement and determined that the Merger is fair to, and in the best interests of, Access and its stockholders. The Access Board has also considered the pending merger of HBOC and McKesson. In this regard, the Access Board has considered, among other things, the terms of the Merger Agreement between HBOC and McKesson, historical information concerning McKesson, the financial condition, results of operations and businesses of Access, HBOC and McKesson after giving effect to the Merger and HBOC's merger with McKesson, and the information with respect to the companies, including McKesson, presented by Merrill Lynch to the Access Board. After reconsidering the potential benefits and negative factors of the Merger in light of the pending merger of HBOC and McKesson, the Access Board determined that the Merger continues to be fair to, and in the best interests of, Access and its stockholders. ACCORDINGLY, THE ACCESS BOARD RECOMMENDS THAT ACCESS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO ACCESS

    On September 15, 1998, Access retained Merrill Lynch to act as its exclusive financial advisor in connection with evaluating a potential strategic alliance with HBOC. At the meeting of the Access Board on September 27, 1998, Merrill Lynch rendered its oral opinion to the Access Board, and subsequently on September 28, 1998, Merrill Lynch delivered its written opinion (the "Original Opinion"), to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Access Common Stock, other than HBOC and its affiliates. On October 26, 1998, as a result of the proposed McKesson/HBOC merger, the Access Board requested and Merrill Lynch delivered its restated oral opinion (the "Restated Opinion") to the Access Board to the effect that as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Access Common Stock, other than HBOC and its affiliates, whether or not the McKesson/HBOC merger is consummated. The Restated Opinion was confirmed in writing as of the date of this Proxy Statement/Prospectus (the "Final Opinion" and, together with the Original Opinion and the Restated Opinion, the "Merrill Lynch Opinions"). No limitations were imposed by the Access Board upon Merrill Lynch with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the Final Opinion, which sets forth assumptions made, matters considered and certain limitations on the scope of review undertaken, is attached to this Proxy Statement/Prospectus as Appendix B and is incorporated herein by reference. The description of the Original Opinion and the Restated Opinion set forth herein is qualified in its entirety by reference to the full text of the Final Opinion. Access stockholders are urged to read the opinion in its entirety.

    THE FINAL OPINION IS ADDRESSED TO THE ACCESS BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE ACCESS BOARD TO ENGAGE IN THE MERGER OR THE UNDERLYING DECISION BY THE BOARDS OF MCKESSON AND HBOC TO ENGAGE IN THE MCKESSON/HBOC MERGER AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY ACCESS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING ON THE PROPOSED MERGER OR ANY MEETING OF STOCKHOLDERS OF HBOC WITH RESPECT TO THE MCKESSON/HBOC MERGER IF GIVEN THE OPPORTUNITY TO VOTE THEREON OR ANY MATTER RELATED THERETO. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS AMONG ACCESS AND HBOC AND WAS APPROVED BY THE ACCESS BOARD.

    In connection with the preparation of the Merrill Lynch Opinions, Merrill Lynch was not authorized by Access or the Access Board to solicit, and Merrill Lynch did not solicit, third-party indications of interest for the acquisition of all or any part of Access.

    At the meetings of the Access Board held on September 27, 1998 and October 26, 1998, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of the Original Opinion and the Restated Opinion, respectively. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Original Opinion and the Restated Opinion. As used herein, "First Call" refers to First Call Corp. First Call is an on-line data service that monitors and publishes compilations of earnings and growth rate estimates produced by selected research analysts on certain public companies. In addition, as used herein, "FY" refers to fiscal year and "CY" refers to calendar year; the Access fiscal year ends on September 30. "LTM" refers to the last twelve-month period.

    THE ORIGINAL OPINION

    In connection with the preparation of the Original Opinion, Merrill Lynch, among other things: (1) reviewed certain publicly available business and financial information relating to Access and HBOC

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
that Merrill Lynch deemed relevant; (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Access and HBOC, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to Merrill Lynch by Access and HBOC, respectively; (3) conducted discussions with members of senior management and representatives of Access and HBOC concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (4) reviewed the market prices and valuation multiples for the shares of Access Common Stock and HBOC Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (5) reviewed the results of operations of Access and HBOC and compared them with those of certain publicly-traded companies that Merrill Lynch deemed to be relevant; (6) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (7) participated in certain discussions and negotiations among representatives of Access and HBOC and their legal advisors; (8) reviewed the potential pro forma impact of the Merger; (9) reviewed the Merger Agreement; and (10) reviewed such other financial studies and analysis and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing the Original Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Access or HBOC nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Access or HBOC. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Access and HBOC, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of Access' or HBOC's management as to the expected future financial performance of Access or HBOC, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    The Original Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the Original Opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Merger.

    Merrill Lynch expressed no opinion as to the prices at which HBOC Common Stock or Access Common Stock will trade following the announcement or consummation of the Merger. The Merrill Lynch Opinion does not address the relative merits of the Merger and alternative business combinations with third parties.

    HISTORICAL TRADING PERFORMANCE. Merrill Lynch reviewed the share price history for Access for the period September 24, 1997 through September 25, 1998 and for HBOC for the period January 1, 1991 through September 25, 1998, and, in the case of Access, noted certain events and public announcements made by Access during such period. Merrill Lynch also reviewed the reaction of the HBOC stock price one day, one week and one month following fourteen acquisitions made by HBOC since April 29, 1994.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for each of Access and

HBOC with the corresponding financial and operating information for a group of publicly-traded companies engaged primarily in businesses which Merrill Lynch deemed to be reasonably comparable to Access and HBOC, respectively. For the purpose of its analyses, the following companies were used as comparable companies to Access: HBOC, IMS Health Incorporated, CSC Holdings, Inc., Shared Medical Systems Corporation, IDX Systems Corporation, National Data Corp., Cerner Corporation, Medquist Inc., Medical Manager Corporation, Envoy Corporation, Eclipsys Corporation, Medaphis Corporation, Transition Systems, Inc. and HCIA Inc. (collectively, "Health Care IT Companies"), as well as Snyder Communications Inc., West TeleServices Corp. and TeleTech Holdings Inc. (collectively, "Tele-Services Companies," and together with the Health Care IT Companies, the "Access Comparable Companies"); and the following companies were used as comparable companies to HBOC: all of the Health Care IT Companies as well as SAP A.G., Oracle Corporation, People Soft, Inc., BAAN Company N.V. and J.D. Edwards & Company (collectively, "Software Companies," and the Software Companies, together with the Health Care IT Companies, the "HBOC Comparable Companies").

    Merrill Lynch's calculations resulted in the following relevant ranges for the Access Comparable Companies and for Access as of September 25, 1998: (1) a range of total market value of $75.0 million to $12.1 billion (as compared to Access at $771.1 million); (2) a range of prices of the Access Comparable Companies as a multiple of estimated CY 1999 earnings per share ("EPS") as estimated by First Call of 45.8x to 10.9x, with means of 23.3x, 24.3x and 19.4x for all Access Comparable Companies, Health Care IT Companies and Tele-Services Companies, respectively (as compared to 18.8x for Access), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate; (3) a range of five-year estimated EPS compound annual growth rate ("CAGR") of 40% to 15%, with means of 28%, 27% and 32% for all Access Comparable Companies, Health Care IT Companies and Tele-Services Companies, respectively (as compared to 32% for Access), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate; and (4) a range of the ratio of share price to estimated EPS, expressed as a percentage of five-year EPS CAGR of 153% to 42% with means of 82%, 88% and 59% for all Access Comparable Companies, Health Care IT Companies and Tele-Services Companies, respectively (as compared to 59% for Access) but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate. Based upon these ranges Merrill Lynch determined the implied per share equity reference range for Access to be $26.55 to $45.31.

    Merrill Lynch's calculations resulted in the following relevant ranges for the HBOC Comparable Companies and for HBOC as of September 25, 1998: (1) a range of total market value of $75.0 million to $65.6 billion (as compared to HBOC at $12.1 billion); (2) a range of prices of the HBOC Comparable Companies as a multiple of CY 1999 EPS as estimated by First Call of 54.6x to 13.6x with means of 31.9x, 26.4x and 39.5x for all HBOC Comparable Companies, Health Care IT Companies and Software Companies, respectively (as compared to 31.7x for HBOC), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate; (3) a range of five-year estimated EPS CAGR of 45% to 20% with means of 29%, 25% and 35% for all HBOC Comparable Companies, Health Care IT Companies and Software Companies, respectively (as compared to 35% for HBOC), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate; and (4) a range of the ratio of share price to estimated EPS, expressed as a percentage of five-year EPS CAGR of 172% to 68% with means of 111%, 107% and 116% for all HBOC Comparable Companies, Health Care IT Companies and Software Companies, respectively (as compared to 90% for HBOC), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate. Based upon these ranges Merrill Lynch determined the implied per share equity reference range for HBOC to be $22.50 to $36.23.

    None of the companies utilized in the above analysis for comparative purposes is, of course, identical to Access or HBOC. Accordingly, a complete analysis of the results of the foregoing calculation cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Access Comparable Companies and the HBOC Comparable Companies and other factors that could affect the public trading market of the Access Comparable Companies and the HBOC Comparable Companies, as well as that of Access or

HBOC. In addition, the ranges for the Access Comparable Companies and the HBOC Comparable Companies, are based on projections prepared by research analysts using only publicly-available information. Accordingly, such estimates may or may not prove to be accurate.

    SELECTED COMPARABLE ACQUISITIONS ANALYSIS. Merrill Lynch also reviewed the financial terms of thirty-three acquisitions in the healthcare information technology industry (the "Comparable Acquisitions"). Merrill Lynch analyzed ratios comparing offer value per share and transaction value to various financial performance data and determined that, with respect to transaction value as a multiple of LTM Sales, LTM earnings before interest, tax, depreciation and amortization ("EBITDA"), and LTM earnings before interest and taxes ("EBIT") and with respect to offer value as a multiple of LTM Net Income, the ranges indicated by the Comparable Acquisitions were 3.0x to 7.0x, 15.0x to 23.0x, 23.0x to 35.0x and 33.0x to 45.0x, respectively. Applying these ranges of selected multiples for the Comparable Acquisitions to corresponding financial data for Access, but excluding certain acquisitions that Merrill Lynch deemed appropriate, resulted in an average equity range for Access of approximately $28.91 to $45.15 per share.

    PREMIUM ANALYSIS. Using publicly-available information regarding 305 announced, but not withdrawn, and completed domestic transactions between January 1, 1994 and September 21, 1998 of greater than $500.0 million and less than $1.5 billion in value as of the announcement dates, Merrill Lynch calculated the average premiums as of the announcement dates in such transactions over the stock prices one day, one week and one month, respectively, prior to the announcement dates (or, in the case of transactions involving healthcare information technology companies, one day, ten days and one month, respectively). Merrill Lynch noted that (1) in all such transactions, such premiums were 25.7%, 29.4% and 35.2%, respectively (or, in the case of the 34 transactions involving healthcare information technology companies during such period, 34.1%, 29.7% and 48.9%, respectively), and (2) in the 172 of such transactions announced, but not withdrawn, and completed between January 1, 1997 and September 21, 1998, such premiums were 23.8%, 27.7% and 31.7%, respectively (or, in the case of the 21 transactions involving healthcare information technology companies during such period, 23.2%, 29.8% and 39.2%, respectively). Merrill Lynch further noted that applying the ranges of premiums paid in such transactions to the respective historical stock prices of Access Common Stock resulted in an implied equity range of $31.88 to $40.63.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed discounted cash flow analyses (i.e., analyses of the present value of the projected unlevered cash flows for the periods using the discount rates indicated) of Access based upon both base case and downside case models provided by Access' management for the calendar years 1998 through 2002, inclusive, using discount rates reflecting an equity cost of capital ranging from 14% to 18% and terminal value multiples of CY 2002 tax-effected EBITA (EBIT plus amortization and less taxes) ranging from 16.0x to 22.0x. The forecasts prepared by management of Access were estimates only and inherently subject to known and unknown risks, uncertainties, and other factors, many of which are outside of Access' and Merrill Lynch's control, which may cause the actual results to differ significantly from those set forth in the forecasts. The theoretical value of Access (1) based on the base case management forecasts produced a range of value per share of Access Common Stock of $37.50 to $54.40 and (2) based on the downside case management forecasts produced a range of value per share of Access Common Stock of $33.30 to $47.98.

    Merrill Lynch also performed discounted cash flow analyses of HBOC for the fiscal years 1998 through 2002, inclusive, based upon information provided by HBOC's management with respect to fiscal years 1998 through 2001, inclusive, using discount rates reflecting an equity cost of capital ranging from 13% to 17% and terminal value multiples of FY 2002 tax-effected EBITA ranging from 27.0x to 33.0x. The information provided by management of HBOC was estimated and inherently subject to known and unknown risks, uncertainties, and other factors, many of which are outside of HBOC's and Merrill Lynch's control, which may cause the actual results to differ significantly from those set forth in the information provided by HBOC management. The theoretical value of HBOC based on the information provided by HBOC management produced a range of value per share of HBOC Common Stock of $33.77 to $45.93.

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    PRO FORMA COMBINATION ANALYSIS.  Merrill Lynch analyzed the pro forma effects resulting from the Merger, including the potential impact on Access' and HBOC's projected stand-alone EPS and the anticipated accretion or dilution, as applicable, to Access' and HBOC's EPS resulting from the Merger. Merrill Lynch observed that, after giving effect to Access and HBOC management projections, the Merger would be accretive to HBOC's projected EPS in each of the years 1999 through 2001, inclusive.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Merrill Lynch compared the Exchange Ratio to the recent historical implied exchange ratios. This analysis indicated that for the one-year period through September 25, 1998, the average of the implied exchange ratios was 1.16x. Merrill Lynch also noted that such ratio was 0.97x for the six-month period through September 25, 1998, such ratio was 0.90x for the three-month period through September 25, 1998, such ratio was 1.02x for the one-month period through September 25, 1998, and such ratio was 1.11x based on the closing prices on September 25, 1998. Merrill Lynch also noted that the Exchange Ratio represented a premium over such ratios for such periods of 24.7%, 50.1%, 60.2%, 42.5% and 30.8%, respectively.

    RELATIVE DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch compared the range of theoretical values per share for shares of Access Common Stock produced by the base case discounted cash flow analysis described above to those for shares of HBOC Common Stock produced by the discounted cash flow analysis described above and noted that the exchange ratios implied by such theoretical values ranged from 1.098x to 1.194x, as compared to the Exchange Ratio of 1.450x.

    THE RESTATED OPINION

    In connection with the preparation of the Restated Opinion, Merrill Lynch, among other things: (1) reviewed certain publicly available business and financial information relating to Access, HBOC and McKesson that Merrill Lynch deemed relevant; (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Access, HBOC and McKesson and of McKesson after giving effect to the McKesson/HBOC merger furnished to Merrill Lynch by Access, HBOC and McKesson, respectively, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to Merrill Lynch by Access and from the McKesson/HBOC merger furnished to Merrill Lynch by McKesson and HBOC, respectively (the "Aggregate Expected Synergies");
(3) conducted discussions with members of senior management and representatives of Access, McKesson and HBOC concerning the matters described in clauses (1) and
(2) above, as well as their respective businesses and prospects before and after giving effect to the Merger, the McKesson/HBOC merger and the Aggregate Expected Synergies; (4) reviewed the market prices and valuation multiples for the shares of Access Common Stock, HBOC Common Stock and the common stock of McKesson (the "McKesson Common Stock") and compared them with those of certain publicly-traded companies that Merrill Lynch deemed to be relevant; (5) reviewed the results of operations of Access, HBOC and McKesson and compared them with those of certain publicly-traded companies that Merrill Lynch deemed to be relevant; (6) compared the proposed financial terms of the Merger and the McKesson/HBOC merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (7) participated in certain discussions and negotiations among representatives of Access and HBOC and their legal advisors with respect to the Merger; (8) reviewed the potential pro forma impact of the Merger and the McKesson/HBOC merger; (9) reviewed the Merger Agreement and the McKesson/HBOC merger agreement; and (10) reviewed such other financial studies and analysis and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing the Restated Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Access, HBOC or McKesson nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Access, HBOC or McKesson. With respect to the financial forecast information and the Aggregate Expected Synergies furnished to or discussed with Merrill Lynch by Access, HBOC or McKesson, as the case may be, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of Access', HBOC's or McKesson's management as to the expected future financial performance of Access, HBOC or McKesson, as the case may be, and the Aggregate Expected Synergies. Merrill Lynch further assumed that each of the Merger and the McKesson/HBOC merger will be accounted for as a pooling of interests under generally accepted accounting principles and each of the Merger and the McKesson/HBOC merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    The Restated Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the Restated Opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger and the McKesson/HBOC merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Merger or the McKesson/ HBOC merger.

    Merrill Lynch expressed no opinion as to (1) the prices at which HBOC Common Stock, Access Common Stock or McKesson Common Stock will trade following the announcement or consummation of the Merger, (2) the adequacy of the consideration to be received by the former holders of Access Common Stock in connection with the McKesson/HBOC merger or (3) the value of the consideration to be received in the Merger as compared to the value of the consideration to be received in the McKesson/HBOC merger. The Merrill Lynch Opinion does not address the relative merits of the Merger or the McKesson/ HBOC merger and alternative business combinations with third parties.

    OVERVIEW OF MCKESSON. Merrill Lynch reviewed the business of McKesson, including its acquisition history, industry trends and financial performance. In addition, Merrill Lynch reviewed the share price history for McKesson for the period October 22, 1997 through October 22, 1998 and noted certain events and public announcements made by McKesson during such period.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY-TRADED COMPANIES. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for each of Access and HBOC and for McKesson and HBOC after giving effect to the proposed McKesson/HBOC merger but excluding Access ("McKesson/HBOC") with the corresponding financial and operating information for a group of publicly-traded companies engaged primarily in businesses which Merrill Lynch deemed to be reasonably comparable to Access, HBOC and McKesson, respectively. For the purpose of its analyses, the Access Comparable Companies were used as comparable companies to Access; the HBOC Comparable Companies were used as comparable companies to HBOC; and the following companies were used as comparable companies to McKesson/HBOC: all of the HBOC Comparable Companies as well as Cardinal Health Inc., McKesson, Bergen Brunswing Corp., Allegiance Corp., PSS World Medical Inc., Amerisource Health Corp., Henry Schein Inc., Bindley Western Industries, Inc. and Owens & Minor Inc. (collectively, the "Medical Distribution Companies" and, together with the HBOC Comparable Companies, the "McKesson/HBOC Comparable Companies").

    Merrill Lynch's calculations resulted in the following relevant ranges for the Access Comparable Companies and for Access as of October 22, 1998: (1) a range of total market value of the Access Comparable Companies of $43.0 million to $10.3 billion (as compared to Access at $828.0 million); (2) a range of prices of the Access Comparable Companies as a multiple of estimated CY 1999 EPS as estimated by First Call of 42.9x to 13.2x, with means of 23.5x, 24.1x and 21.1x for all Access Comparable Companies, Health Care IT Companies and Tele-Services Companies, respectively (as compared to 20.3x for Access), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate; (3) a range of five-year estimated EPS CAGR of 37% to 15%, with means of 27%, 26% and 31% for all Access Comparable Companies, Health Care IT Companies and Tele-Services Companies, respectively (as compared to 34% for Access), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate; and (4) a range of the ratio of share price to estimated EPS, expressed as a percentage of five-year EPS CAGR of 140% to 57% with means of 85%, 89% and 68% for all Access Comparable Companies, Health Care IT Companies and Tele-Services Companies, respectively (as compared to 60% for Access) but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate. Based upon these ranges Merrill Lynch determined the implied per share equity reference range for Access to be $26.55 to $48.14.

    Merrill Lynch's calculations resulted in the following relevant ranges for the HBOC Comparable Companies and for HBOC as of October 22, 1998: (1) a range of total market value of $43.0 million to $46.1 billion (as compared to HBOC at $10.4 billion); (2) a range of prices of the HBOC Comparable Companies as a multiple of CY 1999 EPS as estimated by First Call of 46.9x to 13.2x with means of 25.8x, 22.1x and 31.3x for all HBOC Comparable Companies, Health Care IT Companies and Software Companies, respectively (as compared to 26.3x for HBOC), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate; (3) a range of five-year estimated EPS CAGR of 35% to 17% with means of 26%, 22% and 31% for all HBOC Comparable Companies, Health Care IT Companies and Software Companies, respectively (as compared to 33% for HBOC), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate; and (4) a range of the ratio of share price to estimated EPS, expressed as a percentage of five-year EPS CAGR of 153% to 66% with means of 101%, 102% and 100% for all HBOC Comparable Companies, Health Care IT Companies and Software Companies, respectively (as compared to 80% for HBOC), but excluding certain Health Care IT Companies which Merrill Lynch deemed appropriate. Based upon these ranges Merrill Lynch determined the implied per share equity reference range for HBOC to be $22.28 to $31.50.

    Merrill Lynch's calculations resulted in the following relevant ranges for the McKesson/HBOC Comparable Companies and for McKesson/HBOC as of October 22, 1998: (1) a range of total market value of the Medical Distribution Companies of $472 million to $11.6 billion; (2) a range of prices of the Medical Distribution Companies as a multiple of CY 1999 EPS as estimated by First Call of 26.8x to 17.0x with a mean of 20.7x for all Medical Distribution Companies; (3) a range of five-year estimated EPS CAGR of 28% to 15% with a mean of 20% for all Medical Distribution Companies; (4) a range of the ratio of share price to estimated EPS, expressed as a percentage of five-year EPS CAGR of 158% to 73% with a mean of 105% for all Medical Distribution Companies; and (5) ranges of total market value, prices as a multiple of CY 1999 EPS, five-year estimated EPS CAGR and ratio of share price to estimated EPS, expressed as a percentage of five-year EPS CAGR for the HBOC Comparable Companies as described in the immediately preceding paragraph. Based upon these ranges and assuming certain benefits from the Aggregate Expected Synergies of the McKesson/HBOC merger, Merrill Lynch determined the implied per share equity reference range for McKesson/HBOC to be $68.23 to $86.86.

    None of the companies utilized in the above analysis for comparative purposes is, of course, identical to Access, HBOC or McKesson/HBOC. Accordingly, a complete analysis of the results of the foregoing calculation cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Access Comparable Companies, the HBOC Comparable Companies and the McKesson/HBOC Comparable Companies and other factors that could affect the public trading market of the Access Comparable Companies, the HBOC Comparable Companies and the McKesson/HBOC Comparable Companies, as well as that of Access, HBOC or McKesson. In addition, the ranges for the Access Comparable Companies, the HBOC Comparable Companies and the McKesson/HBOC Comparable Companies, are based on projections prepared by research analysts using only publicly-available information. Accordingly, such estimates may or may not prove to be accurate.

    SELECTED COMPARABLE ACQUISITIONS ANALYSIS. Merrill Lynch also reviewed the financial terms of thirty-three acquisitions in the healthcare information technology industry (the "Comparable Acquisitions"). Merrill Lynch analyzed ratios comparing offer value per share and transaction value to various financial performance data and determined that, with respect to transaction value as a multiple of LTM Sales, LTM EBITDA, and LTM EBIT and with respect to offer value as a multiple of LTM Net Income, the ranges indicated by the Comparable Acquisitions were 3.0x to 7.0x, 15.0x to 23.0x, 23.0x to 35.0x and 33.0x to 45.0x, respectively. Applying these ranges of selected multiples for the Comparable Acquisitions to corresponding financial data for Access, but excluding certain acquisitions that Merrill Lynch deemed appropriate, resulted in an average equity range for Access of approximately $28.91 to $45.15 per share.

    PREMIUM ANALYSIS. Using publicly-available information regarding 305 announced, but not withdrawn, and completed domestic transactions between January 1, 1994 and September 21, 1998 of greater than $500.0 million and less than $1.5 billion in value as of the announcement dates, Merrill Lynch calculated the average premiums as of the announcement dates in such transactions over the stock prices one day, one week and one month, respectively, prior to the announcement dates (or, in the case of transactions involving healthcare information technology companies, one day, ten days and one month, respectively). Merrill Lynch noted that (1) in all such transactions, such premiums were 25.7%, 29.4% and 35.2%, respectively (or, in the case of the 34 transactions involving healthcare information technology companies during such period, 34.1%, 29.7% and 48.9%, respectively), and (2) in the 172 of such transactions announced, but not withdrawn, and completed between January 1, 1997 and September 21, 1998, such premiums were 23.8%, 27.7% and 31.7%, respectively (or, in the case of the 21 transactions involving healthcare information technology companies during such period, 23.2%, 29.8% and 39.2%, respectively). Merrill Lynch further noted that applying the ranges of premiums paid in such transactions to the respective historical stock prices of Access Common Stock resulted in an implied equity range of $31.88 to $40.63.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed discounted cash flow analyses (i.e., analyses of the present value of the projected unlevered cash flows for the period using the discount rates indicated) of Access based upon both base case and downside case models provided by Access' management for the calendar years 1998 through 2002, inclusive, using discount rates reflecting an equity cost of capital ranging from 14% to 18% and terminal value multiples of CY 2002 tax-effected EBITA (EBIT plus amortization and less taxes) ranging from 14.0x to 20.0x. The forecasts prepared by management of Access were estimates only and inherently subject to known and unknown risks, uncertainties and other factors, many of which are outside of Access' and Merrill Lynch's control, which may cause the actual results to differ significantly from those set forth in the forecasts. The theoretical value of Access (1) based on the base case management forecasts produced a range of value per share of Access Common Stock of $33.97 to $50.35 and (2) based on the downside case management forecasts produced a range of value per share of Access Common Stock of $30.24 to $44.47.

    Merrill Lynch also performed discounted cash flow analyses of HBOC for the fiscal years 1998 through 2002, inclusive, based upon information provided by HBOC's management with respect to fiscal years 1998 through 2001, inclusive, using discount rates reflecting an equity cost of capital ranging from 13% to 17% and terminal value multiples of FY 2002 tax-effected EBITA ranging from 25.0x to 30.0x. The information provided by management of HBOC was estimated and inherently subject to known and unknown risks, uncertainties and other factors, many of which are outside of HBOC's and Merrill Lynch's control, which may cause the actual results to differ significantly from those set forth in the information provided by HBOC management. The theoretical value of HBOC based on the information provided by HBOC management produced a range of value per share of HBOC Common Stock of $31.61 to $42.20.

    Merrill Lynch also performed discounted cash flow analyses of McKesson/HBOC for the calendar years 1998 through 2002, inclusive, based upon information provided by McKesson's and HBOC's management with respect to calendar years 1998 through 2001, inclusive, using discount rates reflecting an equity cost of capital ranging from 14% to 18% and terminal value multiples of CY 2002 tax-effected

EBITA ranging from 24.0x to 28.0x. The information provided by management of McKesson and HBOC was estimated and inherently subject to known and unknown risks, uncertainties and other factors, many of which are outside of McKesson's, HBOC's and Merrill Lynch's control, which may cause the actual results to differ significantly from those set forth in the information provided by McKesson and HBOC management. The theoretical value of McKesson/HBOC based on the information provided by McKesson and HBOC management produced a range of value per share of $78.11 to $103.76.

    PRO FORMA COMBINATION ANALYSIS. Merrill Lynch analyzed the pro forma effects resulting from the Merger, including the potential impact on Access' and HBOC's projected stand-alone EPS and the anticipated accretion or dilution, as applicable, to Access' and HBOC's EPS resulting from the Merger. Merrill Lynch observed that, after giving effect to Access and HBOC management forecasts, the Merger would be accretive to HBOC's projected EPS in each of the years 1999 through 2001, inclusive.

    In addition, Merrill Lynch analyzed the pro forma effects of the McKesson/HBOC merger and the Merger, including the potential impact on Access', HBOC's and McKesson's projected stand-alone EPS and the anticipated accretion or dilution, as applicable, to Access', HBOC's and McKesson's EPS resulting from the Merger. Merrill Lynch observed that, after giving effect to Access, HBOC and McKesson management forecasts, the mergers would be accretive to HBOC's and McKesson's projected EPS in each of the years 1999 through 2001, inclusive, assuming, in the case of McKesson's projected EPS, certain Expected Synergies in connection with the mergers.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Merrill Lynch compared the Exchange Ratio to the recent historical implied exchange ratios. This analysis indicated that for the one-year period through October 22, 1998, the average of the implied exchange ratios was 1.16x. Merrill Lynch also noted that such ratio was 0.97x for the six-month period through October 22, 1998, such ratio was 0.90x for the three-month period through October 22, 1998, such ratio was 1.02x for the one-month period through October 22, 1998, and such ratio was 1.11x based on the closing prices on September 25, 1998. Merrill Lynch also noted that the Exchange Ratio represented a premium over such ratios for such periods of 24.7%, 50.1%, 60.2%, 42.5% and 30.8%, respectively.

    RELATIVE DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch compared the range of theoretical values per share for shares of Access Common Stock produced by the base case discounted cash flow analysis described above to those for shares of HBOC Common Stock produced by the discounted cash flow analysis described above and noted that the exchange ratios implied by such theoretical values ranged from 1.062x to 1.203x, as compared to the Exchange Ratio of 1.450x.

    In addition, Merrill Lynch compared the range of theoretical values per share for shares of Access Common Stock produced by the base case discounted cash flow analysis described above to those for McKesson/HBOC produced by the discounted cash flow analysis described above and noted that the exchange ratios for a combination of Access with McKesson/HBOC implied by such theoretical values ranged from 0.426x to 0.493x, as compared to the exchange ratio of 0.54x implied for such combination by the Exchange Ratio in the Merger of 1.45x and the McKesson/HBOC Exchange Ratio of 0.37x based on the stock prices of Access, HBOC and McKesson as of October 22, 1998.

    PRO FORMA CONTRIBUTION ANALYSIS. Merrill Lynch analyzed the relative contributions of Access, HBOC and McKesson to projected revenue, operating income and net income for the years 1998, 1999 and 2000 on a pro forma basis giving effect to the Mergers.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinions. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Merrill Lynch Opinions. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Access', HBOC's, McKesson's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

    The Access Board selected Merrill Lynch to render the Merrill Lynch Opinions because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and the McKesson/HBOC merger and because it is familiar with Access and its business. In addition, Merrill Lynch acted as the lead managing underwriter in connection with Access' public offering in December 1995 and, in connection therewith, received customary fees. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to Access and may continue to do so and has received, and may receive, customary compensation for the rendering of such services. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

    Pursuant to a letter agreement dated September 15, 1998, Access has agreed to pay Merrill Lynch a transaction fee equal to 0.42% of the aggregate purchase price paid by HBOC upon consummation of the Merger, payable upon the completion of the Merger. Access also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under such letter agreement, including certain liabilities under the federal securities laws.

    In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Access, HBOC or McKesson for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

REASONS OF HBOC FOR ENGAGING IN THE MERGER

    HBOC believes that the Merger will enhance its community health, access management and clinical management strategies, thereby strengthening HBOC's position in both the payor and provider markets.

TERMS OF THE MERGER

    The following summary of the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full terms of the Merger Agreement, which is attached hereto as Appendix A and is hereby incorporated by reference herein.

    EFFECTIVE TIME. The Merger will become effective when both (1) the Merger Agreement is adopted and approved by the stockholders of Access in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and (2) a Certificate of Merger (the "Certificate of Merger") is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time" and the date on which the Effective Time occurs being referred to as the "Closing Date").

    GENERAL EFFECT OF THE MERGER. At the Effective Time, a new directly wholly-owned subsidiary of HBOC ("Merger Sub") will be merged with and into Access, which will be the surviving corporation.

    CONVERSION OF SHARES. Each share of Access Common Stock issued and outstanding immediately prior to the Effective Time, will, at the Effective Time, be converted into the right to receive one and forty-five hundredths (1.45) shares of HBOC Common Stock; provided, however, that if the average closing price per share (or if there is no sale on such date then the average between the closing bid and ask prices on any such date) for shares of HBOC Common Stock during the 20 consecutive trading days ending on the second trading day prior to the date on which the Special Meeting is held as reported by Nasdaq (the "Market Value"), is greater than $30.00, then Access stockholders will receive for each share of Access Common Stock a fractional share of HBOC Common Stock determined by dividing $43.50 by the Market Value (whichever basis is applicable, being referred to as the "Exchange Ratio"). The shares of HBOC Common Stock and any cash in lieu of fractions thereof receivable by Access stockholders in the Merger are referred to herein as the "Merger Consideration."

    FRACTIONAL SHARES. No certificates or scrip representing fractional shares of HBOC Common Stock shall be issued pursuant to the Merger, but in lieu thereof, any holder of Access Common Stock shall be entitled to receive a cash payment therefor, without interest, at a pro rata amount based on the Market Value.

    STOCK PLANS. Options to purchase shares of Access Common Stock outstanding at the Effective Time of the Merger will be assumed by HBOC and, as a result of such assumption, the optionee will have the right to purchase the number of shares (rounded down to the nearest whole share) of HBOC Common Stock into which the number of shares of Access Common Stock the optionee was entitled to purchase under the existing option would have been converted pursuant to the terms of the Merger. The aggregate price for the total number of shares of HBOC Common Stock issuable pursuant to an option will be the aggregate price at which the option was exercisable for the total number of shares of Access Common Stock issuable thereunder, reduced (as necessary for rounding down) to that price that will buy the number of whole shares of HBOC Common Stock issuable thereunder and the purchase price per share of HBOC Common Stock shall be such aggregate price divided by the total number of shares of HBOC Common Stock issuable thereunder. At the Effective Time, options held by executive officers of Access, as well as certain other option holders, will, pursuant to their terms, become immediately and fully exercisable. Except to the extent necessary for certain outstanding options to continue to qualify as incentive stock options, no other terms of the options assumed by HBOC will be modified pursuant to the terms of the Merger Agreement. See "Interests of Certain Persons in Each of HBOC and Access--Interests of Certain Access Persons in Matters to be Acted Upon."

    EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, HBOC will assume Access' rights and obligations under the Access Health, Inc. 1991 Employee Stock Purchase Plan and each outstanding right to purchase Access Common Stock will be adjusted in the same manner provided for in respect of outstanding options.

    EXCHANGE OF CERTIFICATES. Prior to the Effective Time, HBOC-GA shall designate SunTrust Bank, Atlanta or another bank or trust company reasonably acceptable to Access as exchange agent (the "Exchange Agent") in connection with the Merger. At the Effective Time, HBOC shall provide the Exchange Agent with the shares of HBOC Common Stock and cash necessary to deliver the Merger Consideration to each holder of shares of Access Common Stock converted by reason of the Merger. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder (as of the Effective
Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Access Common Stock (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Access Common Stock represented thereby.

    Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed and any other required documents, the holder of such Certificate shall be entitled to receive the Merger Consideration, and such Certificate shall forthwith be canceled. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the

Certificate surrendered or establish to the reasonable satisfaction of HBOC or HBOC-GA that such tax has been paid or is not applicable. Until surrendered, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

    Notwithstanding the foregoing, neither HBOC nor HBOC-GA shall be liable to any holder of Certificates formerly representing shares of Access Common Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    PAYMENT OF DIVIDENDS. No cash or stock dividend payable, no certificate representing split shares deliverable and no other distribution payable or deliverable to holders of record of HBOC Common Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any Certificate unless and until such Certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for HBOC Common Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to HBOC Common Stock subsequent to the Effective Time, without interest thereon.

    LIMITATIONS ON TRANSFERABILITY OF HBOC COMMON STOCK. Shares of HBOC Common Stock received by certain persons deemed to be "affiliates" of Access for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), will be subject to the restrictions imposed by such rule. In accordance with Rule 145, an affiliate of Access receiving HBOC Common Stock issued in the Merger may not sell such shares except pursuant to the volume and manner of sale limitations and other requirements specified therein or pursuant to an effective registration statement under the Securities Act. HBOC has received from each person who was an affiliate of Access on the date of the Merger Agreement, and Access has agreed to use its reasonable best efforts to cause any person who thereafter becomes an affiliate of Access to provide to HBOC, a letter agreement confirming that such person will not sell or otherwise dispose of the shares of HBOC Common Stock received by such person as a result of the Merger other than in compliance with Rule 145 or pursuant to an effective registration statement or pursuant to any other available exemption from the registration requirements of the Securities Act. In general, directors, officers and substantial beneficial owners of a corporation's securities may be deemed to be "affiliates" of a corporation. In addition, Access and HBOC affiliates are subject to certain restrictions on transfer of Access Common Stock and HBOC Common Stock during certain periods prior to and following the Effective Time of the Merger to support pooling of interests accounting treatment of the transaction.

    CONDITIONS; WAIVER. The obligations of HBOC and HBOC-GA, on the one hand, and of Access, on the other hand, to consummate the Merger are contingent upon and subject to the satisfaction or waiver of the following conditions:

        (1) the absence of certain legal or regulatory proceedings with respect to the Merger;

        (2) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

        (3) the approval of the Merger and the Merger Agreement and any related matters by holders of the requisite number of shares of Access Common Stock;

        (4) the registration statement on Form S-4 of which this Proxy Statement/Prospectus is a part (the "Registration Statement") shall have been declared effective by the Commission and no stop order shall have been issued with respect thereto; and

        (5) the receipt by the Access Board of a fairness opinion of Merrill Lynch dated as of the date of this Proxy Statement/Prospectus.

    The obligations of HBOC and HBOC-GA to consummate the Merger are contingent upon and subject to the satisfaction or waiver of the following additional conditions:

        (1) Access shall have performed and observed all covenants and agreements required to be performed or observed at or before the Closing Date and the representations and warranties of Access shall remain true and correct at and as of the Closing Date, except for those representations and warranties which address matters only as of a specific date which shall have been true and correct as of such date, and, with certain exceptions, other than breaches of such representations, warranties, covenants and agreements which do not individually or in the aggregate constitute a material adverse effect on the assets, rights, financial condition or results of operations (a "Material Adverse Effect") of Access and its subsidiaries, taken as a whole;

        (2) there shall have been no change in the business, properties, rights or operations of Access or its subsidiaries, which individually or in the aggregate constitute a Material Adverse Effect on Access except any change or effect related to a downturn in general economic conditions in the United States;

        (3) receipt of a certificate of the President of Access regarding satisfaction of certain conditions, including those listed in (1) and (2) above;

        (4) receipt of certain legal opinions, including an opinion of Jones, Day, Reavis & Pogue, counsel to HBOC ("Jones Day"), to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        (5) receipt of letters from any person who has become an affiliate of Access after the date of the Merger Agreement regarding compliance with certain pooling of interests requirements;

        (6) delivery of certain consents, waivers and approvals of certain third parties;

        (7) receipt of letters from Arthur Andersen LLP, in their capacity as independent public accountants for Access and HBOC, respectively, regarding the appropriateness of accounting for the Merger as a pooling of interests;

        (8) receipt of letters from Arthur Andersen LLP, in their capacity as independent public accountants for Access, regarding certain information about Access included in the Registration Statement; and

        (9) subject to certain exceptions, the absence of any fees or expenses payable to any investment banking firm or similar entity that will be incurred by Access in connection with the Merger, except fees and expenses of Merrill Lynch, not to exceed the limitations set forth in the Merger Agreement.

    The obligation of Access to consummate the Merger is contingent upon, and subject to the satisfaction or waiver of, the following additional conditions:

        (1) HBOC and HBOC-GA shall have performed and observed all covenants and agreements required to be performed or observed at or before the Closing Date and the representations and warranties of HBOC and HBOC-GA shall remain true and correct at and as of the Closing Date, except for those representations and warranties which address matters only as of a specific date which shall have been true and correct as of such date, and, with certain exceptions, other than breaches of such representations, warranties, covenants and agreements which do not individually or in the aggregate constitute a Material Adverse Effect on HBOC-GA;

        (2) receipt of a certificate of the President of each of HBOC and HBOC-GA regarding the matters in (1) above; and

        (3) receipt of certain legal opinions, including an opinion of Jones Day, counsel to HBOC, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

    HART-SCOTT-RODINO. The Merger is subject to the requirements of the HSR Act, which provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. HBOC and Access filed the required information with the Antitrust Division and the FTC on October 13, 1998, and have requested early termination of the waiting period. Satisfaction of the waiting period requirement does not preclude the Antitrust Division, the FTC or any other party from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds.

    NO SOLICITATION. Access has agreed that, prior to the Effective Time of the Merger or earlier termination of the Merger Agreement, Access shall not, and shall not permit any of its subsidiaries to, and Access and its subsidiaries shall not authorize or permit any officer, director, employee or representative of Access or its subsidiaries to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal or offer for any tender or exchange offer, proposal for a merger, share exchange or other business combination involving Access or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in Access or any of its subsidiaries or a substantial portion of the assets of Access or any of its subsidiaries with any person or entity; provided, however, that the Access Board may furnish information to or enter into discussions or negotiations with any person or entity if, and only to the extent that, the Access Board determines in good faith, after consultation and review with its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. Access has agreed to notify HBOC-GA promptly, but in no event later than one business day after receipt of any such proposals or any such inquiries or discussions with respect thereto.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by:

        (1) mutual consent of the Board of Directors of HBOC (the "HBOC Board") and the Access Board, notwithstanding the prior approval by the Access stockholders;

        (2) the HBOC Board, in the event of condemnation, destruction, loss or damage to the business of Access that causes a Material Adverse Effect on Access;

        (3) the Board of Directors of HBOC-GA or the Access Board, after January 15, 1999, if any of the conditions to such party's obligation to consummate the Merger have not been fulfilled or waived, unless fulfillment has been frustrated or made impossible by the party seeking termination, except if such act is specifically contemplated and permitted by the Merger Agreement;

        (4) the Access Board, if, in the exercise of its fiduciary duties to the stockholders of Access, the Access Board decides that such termination is required; and

        (5) the Access Board, if the Market Value of HBOC Common Stock is less than $21.00.

    If the Merger Agreement is terminated by Access in accordance with (4) above or by Access or HBOC-GA because the Access stockholders do not approve the Merger Agreement, Access will be obligated to pay to HBOC-GA a fee in the amount of $25,000,000 (the "Termination Fee"), plus all reasonable costs and expenses of HBOC and HBOC-GA incurred in connection with the negotiation and performance of the Merger Agreement, up to $1,000,000; provided, however, that if the Merger Agreement is terminated by any party because the Access stockholders fail to approve the Merger Agreement and the average closing price per share (or if there is no sale on such date, the average between the closing bid and ask prices on any such day) of HBOC Common Stock on the five consecutive trading days ending on the trading day immediately preceding the date of the Special Meeting is less than $21.00, then Access shall not be required to pay such Termination Fee, but will be required to pay HBOC's reasonable out-of-pocket expenses up to $1,000,000.

ACCOUNTING TREATMENT

    It is a condition to the consummation of the Merger that HBOC shall have received letters, dated as of the date hereof and as of the Closing Date, from Arthur Andersen LLP, Access' independent public accountants, setting forth their concurrence with the conclusion of Access' management that no conditions exist with respect to Access that would preclude accounting for the Merger as a pooling of interests, and from Arthur Andersen LLP, HBOC's independent public accountants, to the effect that the Merger can be accounted for as a pooling of interests, in each case under Accounting Principles Board Opinion No. 16 and assuming that the Merger is closed and consummated in accordance with the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary, based upon current law, is a general discussion of the principal federal income tax consequences of the Merger, assuming the Merger is consummated as contemplated herein. This summary is based upon the Code, applicable regulations promulgated under the Code by the Treasury Department and administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary applies to holders of Access Common Stock who hold their shares of Access Common Stock as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of Access Common Stock in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations, holders who acquired Access Common Stock pursuant to the exercise of options or otherwise as compensation and holders who hold their Access Common Stock as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction), and it does not discuss any aspect of state, local, foreign or other tax laws. Consequently, each holder of Access Common Stock should consult its own tax advisor as to the specific tax consequences of the Merger to that stockholder.

    Pursuant to the Merger, Merger Sub will merge with and into Access, and Access will be the survivor. Except with respect to payments of cash to Access' stockholders in lieu of fractional shares of HBOC Common Stock, one hundred percent (100%) of Access Common Stock outstanding immediately prior to the Merger will be exchanged solely for HBOC Common Stock

    As of the date of this Proxy Statement/Prospectus, Jones Day has advised HBOC, Merger Sub and Access that in its opinion the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code. As such, the Merger will have the federal income tax consequences set forth below:

        (1) No gain or loss will be recognized by an Access stockholder upon the exchange of the shares of Access Common Stock for shares of HBOC Common Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in HBOC Common Stock.

        (2) The aggregate adjusted tax basis of the HBOC Common Stock received (including any fractional share interests deemed received) by a stockholder of Access as a result of the Merger will be the same as the aggregate adjusted tax basis of the shares of Access Common Stock surrendered in exchange therefor.

        (3) The holding period of the HBOC Common Stock received (including any fractional share interests deemed received) by a stockholder of Access as a result of the Merger will include the holding period of the shares of Access Common Stock surrendered in exchange therefor.

        (4) Any cash that a stockholder of Access receives in lieu of a fractional interest in a share of HBOC Common Stock will be treated as if the fractional share were distributed in the Merger and were then redeemed for the cash payment, resulting in gain or loss upon receipt of such cash taxed as provided in Section 302 of the Code.

        (5) No gain or loss will be recognized by HBOC, Merger Sub and Access as a result of the consummation of the Merger.

    The opinion of Jones Day referred to herein is subject to certain assumptions and qualifications and based, among other factors, upon certain representations and warranties of HBOC, Merger Sub and Access which counsel assumed to be true, correct and complete. In addition, consummation of the Merger is subject to the condition that as of the Closing Date the opinion described above shall not have been withdrawn or materially modified. The opinion referred to above would neither be binding upon the Internal Revenue Service nor preclude it from adopting a contrary position.

    To prevent "backup withholding" of federal income tax on any payments of cash to an Access stockholder in the Merger, an Access stockholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. The exceptions provide that certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (i.e., Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. A Substitute Form W-9 will be provided to each Access stockholder in the letter of transmittal to be mailed to each holder after the Effective Time. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on an Access stockholder by the Internal Revenue Service, and any cash received by such stockholder may be subject to backup withholding at a rate of 31%.

    Each Access stockholder will be required to retain records and file with such holder's United States federal income tax return a statement setting forth certain facts relating to the Merger.

    THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF ACCESS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

NO APPRAISAL RIGHTS

    Because Access Common Stock is a Nasdaq NM security, the holders of shares of Access Common Stock will not be entitled to appraisal rights pursuant to
Section 262 of the DGCL in connection with the Merger.

            INTERESTS OF CERTAIN PERSONS IN EACH OF HBOC AND ACCESS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HBOC

    The following table sets forth, as of September 30, 1998, unless otherwise indicated, certain information with respect to all stockholders known to HBOC to beneficially own more than five percent of the HBOC Common Stock and information with respect to HBOC Common Stock beneficially owned by each director of HBOC, the Chief Executive Officer of HBOC and HBOC's other executive officers who were the most highly compensated for the year ended December 31, 1997, and all directors and executive officers of HBOC as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the HBOC Common Stock owned by them and beneficial ownership is determined in accordance with the rules of the Commission.

                                                                            AMOUNT AND NATURE OF
                                                                                 BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                                            OWNERSHIP(1)        PERCENT OF CLASS
-------------------------------------------------------------------------  ----------------------  -------------------
FMR Corp.................................................................          22,932,430(2)              5.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
Putnam Investments, Inc..................................................          33,903,532(3)              7.9%
  One Post Office Square
  Boston, Massachusetts 02109
Alfred C. Eckert III.....................................................              42,000(4)                *
Philip A. Incarnati......................................................             100,000(5)                *
Alton F. Irby III........................................................             192,000(6)                *
M. Christine Jacobs......................................................              20,000(5)                *
Gerald E. Mayo...........................................................             268,000(5)                *
Charles W. McCall........................................................           4,582,241(7)              1.1%
James V. Napier..........................................................             301,552(8)                *
Donald C. Wegmiller......................................................              40,000(5)                *
Jay P. Gilbertson........................................................             453,440(9)                *
Albert J. Bergonzi.......................................................             350,184(10)               *
Russell G. Overton.......................................................              71,684                   *
Jay M. Lapine............................................................             103,875(11)               *
All Directors and Executive Officers as a Group (12 persons).............           6,524,976(12)             1.5%

------------------------

*   Less than 1%.

(1) In accordance with the rules of the Commission, a person is deemed to be the beneficial owner of any securities such person has the right to acquire within 60 days of the date on which beneficial ownership is determined. Accordingly, options exercisable within such period are reported as presently exercisable.

(2) According to the Schedule 13G as of December 31, 1997, of FMR Corp. ("FMR"), FMR has sole dispositive power with respect to all of such shares and sole voting power with respect to 1,311,902 shares.

(3) According to the joint Schedule 13G as of December 31, 1997, of Putnam Investments, Inc. ("PI"), its parent, Marsh & McLennan Companies, Inc. and PI's subsidiaries, Putnam Investment Management, Inc. ("PIM") and the Putnam Advisory Company, Inc. ("PAC"), PAC has shared voting and shared dispositive power with respect to 4,018,800 and 5,767,160 of such shares, respectively, PIM has shared dispositive power with respect to 28,136,372 of such shares and PI has shared voting and shared dispositive power with respect to 4,018,800 and 33,903,532 of such shares, respectively.

(4) Includes 20,000 shares that may be acquired through the exercise of presently exercisable stock options and 2,000 shares that are held by Mr. Eckert's wife's IRA.

(5) Represents shares that may be acquired through the exercise of presently exercisable stock options.

(6) Includes 180,000 shares that may be acquired through the exercise of presently exercisable stock options.

(7) Includes 420,000 shares that may be acquired through the exercise of presently exercisable stock options.

(8) Includes 220,000 shares that may be acquired through the exercise of presently exercisable stock options.

(9) Includes 384,000 shares that may be acquired through the exercise of presently exercisable stock options.

(10) Includes 344,000 shares that may be acquired through the exercise of presently exercisable stock options.

(11) Includes 102,400 shares that may be acquired through the exercise of presently exercisable stock options.

(12) Includes 2,098,400 shares that may be acquired through the exercise of presently exercisable stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ACCESS

    The following table sets forth, as of October 19, 1998, unless otherwise indicated, certain information with respect to all stockholders known to Access to beneficially own more than five percent of the Access Common Stock, and information with respect to Access Common Stock beneficially owned by each director of Access, the Chief Executive Officer of Access and Access' four other most highly compensated executive officers for the year ended September 30, 1998, and all directors and executive officers of Access as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to Access Common Stock owned by them and beneficial ownership is determined in accordance with the rules of the Commission.

                                                                           AMOUNT AND NATURE OF
                                                                           BENEFICIAL OWNERSHIP
NAME AND ADDRESS OF BENEFICIAL OWNER                                               (1)             PERCENT OF CLASS
------------------------------------------------------------------------  ----------------------  -------------------
The Kaufmann Fund, Inc..................................................          4,046,900                 17.1%
  Edgemont Asset Management
  140 E. 45th St., 43rd Floor
  New York, New York 10017
Franklin Advisors, Inc..................................................          1,257,100                  5.3
  770 Mariners Island Blvd.
  San Mateo, California 94404
Pilgrim Baxter & Associates Ltd.........................................          1,252,700                  5.3
  825 Duportail Road
  Wayne, Pennsylvania 19087
Joseph P. Tallman.......................................................            702,147(2)               2.9
Kinney L. Johnson.......................................................            739,190(3)               3.1
Richard C. Miller.......................................................            263,230(4)               1.1
John R. Durant, M.D.....................................................             17,000(5)                 *
Douglas L. Elden........................................................             43,863                    *
Frank G. Washington.....................................................             27,000(6)                 *
Elizabeth Snowden.......................................................            338,566(7)               1.4
Barry W. Wolcott........................................................            118,653(8)                 *
Timothy H. Connor.......................................................            179,557(9)                 *
Julie A. Brooks.........................................................             98,686(10)                *
All directors and executive officers as a group (12 persons)............          2,662,892(11)             10.7%

------------------------

*   Less than one percent.

(1) Applicable percentage of ownership is based on 23,655,151 shares of Access Common Stock outstanding as of October 19, 1998, together with applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares. Shares of Access Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of October 19, 1998, are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.

(2) Includes 42,001 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 192,999 option shares of Access Common Stock which accelerate upon a change of control. Does not include 206,066 shares of Access Common Stock owned, 24,001 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 108,499 option shares which accelerate upon a change of control and are held by Mr. Tallman's wife, Elizabeth Snowden.

(3) Includes 714,690 shares held by American Healthcare Fund II, L.P., 17,500 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 2,500 option shares which accelerate upon a change of control.

(4) Includes 11,350 shares held by Mr. Miller as custodian for his son and daughter, 165,929 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 76,138 option shares which accelerate upon a change of control.

(5) Includes 16,250 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998.

(6) Includes 22,500 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 2,500 option shares which accelerate upon a change of control.

(7) Includes 24,001 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 108,499 option shares of Access Common Stock which accelerate upon a change of control. Does not include 467,147 shares of Access Common Stock owned, 42,001 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 192,999 option shares which accelerate upon a change of control and are held by Ms. Snowden's husband, Joseph Tallman.

(8) Includes 5,001 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 83,499 option shares which accelerate upon a change of control.

(9) Includes 62,343 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 100,499 option shares which accelerate upon a change of control.

(10) Includes 18,600 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 79,400 option shares which accelerate upon a change of control.

(11) Includes 384,126 shares issuable upon exercise of options to purchase shares of Access Common Stock which are exercisable within 60 days of October 19, 1998 and an additional 771,033 option shares which accelerate upon a change of control.

INTERESTS OF CERTAIN ACCESS PERSONS IN MATTERS TO BE ACTED UPON

    In considering the Merger, holders of Access Common Stock should be aware that the directors and executive officers of Access have interests in the Merger in addition to their interests as stockholders of Access generally, as described below.

    HBOC EMPLOYMENT AGREEMENTS. HBOC has entered into two-year employment agreements (the "HBOC Employment Agreements") with the five executive officers of Access set forth in the table below. The HBOC Employment Agreements, although effective and binding as of September 27, 1998, will become operative upon the closing of the Merger. Pursuant to the HBOC Employment Agreements, each Access executive officer will be employed by HBOC in the position indicated below and will receive the annual base salary indicated below, will be entitled to participate in HBOC's management incentive plan and will receive the one-time retention bonus indicated below. The retention bonus is payable to the executive 18 months after the effective date of the Merger if the executive has remained in the continuous employ of HBOC, subject to earlier payment in the event HBOC effects an involuntary termination (as defined in the agreement) of the executive.

                                                                        ANNUAL     RETENTION
NAME                                           POSITION               BASE SALARY    BONUS
---------------------------------  ---------------------------------  -----------  ----------
John Barr........................  Senior VP--Access Health Group      $ 175,000   $  175,000
Timothy Connor...................  Senior VP--Access Health Group      $ 175,000   $  175,000
Elizabeth Snowden................  Senior VP--Access Health Group      $ 175,000   $  175,000
Joseph Tallman...................  Senior VP--HBOC--GA and General     $ 250,000   $  250,000
                                     Manager Access Health Group
Fiona Wood.......................  Senior VP--Access Health Group      $ 150,000   $  150,000

    The HBOC Employment Agreements also provide that if HBOC effects an involuntary termination of the executive during the term of the agreement, the executive is entitled to continue to receive his or her annual base salary for the remainder of the term of employment as well as continued health and welfare benefits for one year from the date of termination or the duration of the term of employment, whichever is less. The HBOC Employment Agreements also contain a noncompetition agreement pursuant to which the Access executive agrees not to compete with HBOC during the term of employment and for a period of one year thereafter. The HBOC Employment Agreements, upon becoming operative upon the closing of the Merger, supersede any prior employment agreements between the Access executives named above and Access, including the Access Employment Agreements described below.

    ACCESS EMPLOYMENT AGREEMENTS. Joseph Tallman, John Barr, Julie Brooks, Timothy Connor and Elizabeth Snowden, executive officers of Access, as well as certain key employees of Access are parties to employment agreements (the "Access Employment Agreements") with Access that provide for the receipt of certain severance payments and other benefits as a result of the Merger. Pursuant to the Access Employment Agreements, in the event of a constructive termination of the employee or a termination without cause, the Access employee is entitled to continue to receive his or her annual base salary for 12 months after the termination, provided that if such a termination occurs after a change of control (which includes the Merger), the severance period is 24 months after termination and the severance payment is to be paid in one lump sum within three days following termination. Each employee is also entitled to receive health and welfare benefits for the duration of the severance period. In addition, pursuant to the Access Employment Agreements, all unvested stock options held by the Access employees become fully exercisable upon a change of control and, therefore, upon the closing of the Merger. The payments and benefits under the Access Employment Agreements are subject to reduction to the extent that such a reduction would produce a greater after-tax benefit to the employee after taking into account the excise tax on certain "excess parachute payments" under Section 280G of the Code. Fiona Wood also has an employment agreement with Access that provides similar benefits as the Access Employment Agreements following a change of control. The Access Employment Agreements of Messrs. Tallman, Barr, Connor and Ms. Snowden and the employment agreement of Ms. Wood will be superseded by their respective HBOC Employment Agreements upon the closing of the Merger. Ms. Brooks' current base salary is $156,800 per year.

    ACCELERATED VESTING OF STOCK OPTIONS. Pursuant to option agreements under Access' 1989 Stock Option Plan, executive officers of Access hold options to purchase an aggregate of 851,842 shares of Access Common Stock, of which options to purchase an aggregate of 689,895 shares of Access Common Stock remained unvested as of October 19, 1998. Such unvested options will accelerate and become fully vested and exercisable upon the effectiveness of the Merger. See "--Security Ownership of Certain Beneficial Owners and Management of Access."

    HBOC-GA has agreed that, subsequent to the Closing Date, it will provide to the directors and officers of Access indemnification in accordance with current provisions of the Amended and Restated Certificate of Incorporation and the Bylaws of Access and certain indemnification agreements between Access and each such director and officer, with respect to matters occurring prior to the Effective Time, for a period of six years from the Effective Time or until any known matters are resolved. Additionally, HBOC has agreed to maintain in effect for twelve months following the Closing Date the policies of directors' and officers' liability insurance currently maintained by Access provided that the premiums are no more than 110% of the annual premiums for such coverage as of the date of the Merger Agreement. If the premiums exceed such 110% amount, HBOC has the option to provide substitute insurance.

              COMPARISON OF RIGHTS OF HOLDERS OF SHARES OF EACH OF
                   HBOC COMMON STOCK AND ACCESS COMMON STOCK

INTRODUCTION

    HBOC and Access are each incorporated under the laws of the State of Delaware. The holders of shares of Access Common Stock, whose rights as stockholders are currently governed by Delaware law, the Amended and Restated Certificate of Incorporation of Access (the "Access Charter") and the By-laws of Access (the "Access Bylaws"), will, upon the exchange of their shares pursuant to the Merger, become holders of shares of HBOC Common Stock, and their rights as such will be governed by Delaware law, the HBOC Certificate of Incorporation, as amended (the "HBOC Charter"), and the Amended and Restated Bylaws of HBOC (the "HBOC Bylaws"). The material differences between the rights of holders of shares of Access Common Stock and the rights of holders of shares of HBOC Common Stock result from differences in their governing corporate documents and are summarized below.

    The following summary does not purport to be a complete statement of the rights of holders of shares of HBOC Common Stock under applicable Delaware law, the HBOC Charter and HBOC Bylaws or a comprehensive comparison with the rights of the holders of shares of Access Common Stock under applicable Delaware law, the Access Charter and Access Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and the governing corporate documents of HBOC and Access, to which holders of shares of Access Common Stock are referred. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

    The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof. The HBOC Charter provides that HBOC has authority to issue (i) 1,000,000,000 shares of HBOC Common Stock and (ii) 1,000,000 shares of preferred stock, no par value. The Access Charter provides that Access has the authority to issue (i) 75,000,000 shares of Access Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.001 per share.

BOARD OR STOCKHOLDER APPROVED PREFERRED STOCK

    The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, one or more series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The HBOC Charter grants such power to the HBOC Board. The HBOC Board has designated one series of preferred stock, the Series A Junior Participating Preferred Stock. The Access Charter also grants such power to the Access Board. The Access Board has designated one series of preferred stock, the Series A Participating Preferred Stock. See "Where You Can Find More Information."

VOTING RIGHTS

    The DGCL states that, unless a corporation's certificate of incorporation or, with respect to clauses (ii) and (iii), the bylaws, specify otherwise, (i) each share of its capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders' meeting and (iii) in all matters other than the election of directors, the affirmative vote of a majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the action of the stockholders. The holders of shares of HBOC Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of HBOC. The holders of shares of Access Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders of Access, except with regard to the election of directors. See "--Election of Board of Directors."

NUMBER OF DIRECTORS

    Under the DGCL, unless a corporation's certificate of incorporation specifies the number of directors, such number shall be fixed by, or in the manner provided in, its bylaws. If a corporation's certificate of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation's bylaws, if fixed therein, or in such manner as is provided therein. If such certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation. The HBOC Bylaws provide that the number of members of the HBOC Board shall be not less than three nor more than fifteen, such number to be established by the HBOC Board or stockholders. The number of directors on the HBOC Board is currently eight. The Access Bylaws specify that the number of directors shall be not less than four nor more than ten. The number of directors on the Access Board is currently six.

ELECTION OF BOARD OF DIRECTORS

    The DGCL provides that a corporation's directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the DGCL, a corporation's certificate of incorporation may provide that stockholders of a corporation can elect directors by cumulative voting. The HBOC Charter does not provide for cumulative voting. The Access Charter and Bylaws provide for cumulative voting so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

    The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation at a meeting of stockholders by vote of the holders of a majority of all outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote. The HBOC Charter generally requires the affirmative vote of four-fifths of the outstanding HBOC Common Stock to approve certain business combinations, except under certain circumstances. The Access Charter does not contain any provision requiring a greater vote with respect to business combinations. See "--Anti-Takeover Protection."

SPECIAL MEETINGS OF STOCKHOLDERS

    Under the DGCL, special stockholder meetings of a corporation may be called by its board of directors and by any person or persons authorized to do so by its certificate of incorporation or bylaws. Under the HBOC Charter and HBOC Bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President or by holders of four-fifths of the outstanding shares of HBOC Common Stock and shall be called by the Chairman of the Board or President at the request in writing of three-fourths of the directors of HBOC. Such requests shall state the purpose or purposes of the proposed special meeting. The Access Bylaws provide that special meetings of stockholders may be called at any time by the Access Board, the Chairman of the Board, the President or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting. If a special meeting is called by one or more stockholders, then the request must be in writing and must specify the time of such meeting and the general nature of the business proposed to be transacted. The written notice of a special meeting of Access stockholders shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Under the DGCL, any action by a corporation's stockholders must be taken at a meeting of such stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Actions by written consent, however, may not be taken if otherwise provided for in the certificate of incorporation. The HBOC Charter expressly prohibits written consents by stockholders. The Access Bylaws provide that stockholders may act by written consent, provided that prompt notice of such action must be given to those stockholders who did not sign such written consent.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    The DGCL allows amendment of a corporation's certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed and declaring its advisability and the stockholders thereafter approve such proposed amendment, either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting. At any such meeting, the proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL and the provision of the certificate of incorporation requiring such greater vote may also provide that such provision cannot be altered, amended or repealed except by such greater vote. The HBOC Charter contains no provisions requiring a vote greater than that specified in the DGCL to amend the HBOC Charter, except for those provisions relating to business combinations. The Access Charter contains no provisions requiring a vote greater than that specified in the DGCL to amend the Access Charter.

AMENDMENT OF BYLAWS

    Under the DGCL, the power to adopt, amend or repeal a corporation's bylaws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors by the certificate of incorporation. The HBOC Charter authorizes the HBOC Board to make, alter or repeal the HBOC Bylaws. The Access Charter provides that the Access Board is expressly authorized to make, alter, amend or repeal the Access Bylaws. The Access Bylaws provide that the Access Bylaws may be adopted, amended or repealed by the stockholders entitled to vote, provided that the Access Charter may confer the power to adopt, amend or repeal bylaws upon the Access Board.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Both the HBOC Charter and the Access Bylaws provide for elimination of personal liability subject to the statutory exceptions.

    Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The HBOC Bylaws and the Access Bylaws provide to directors and officers of HBOC and Access, respectively, indemnification to the fullest extent provided by law. Additionally, the HBOC Bylaws provide that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is a director or officer, may be paid in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by HBOC as authorized by relevant Delaware law.

PAYMENT OF DIVIDENDS

    The DGCL permits the payment of dividends and the redemption of shares out of a corporation's surplus. Under the DGCL, if a dividend is paid out of capital surplus, stockholders need not be notified, and the dividends may, in certain cases, also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. The HBOC Charter has no provisions limiting the payment of dividends. The Access Bylaws provide that the directors may, subject to any restrictions contained in the Access Charter, declare and pay dividends pursuant to the DGCL. The Access Board may set apart out of any of the funds available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

ANTI-TAKEOVER PROTECTION

    Under the DGCL, a merger or consolidation generally must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote thereon. However, no stockholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation.

    In addition to the DGCL's general requirements, Section 203 of the DGCL, "Business Combinations with Interested Stockholders," prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding capital stock) unless certain super-majority votes are obtained. HBOC has opted out of Section 203 in its Bylaws. However, the HBOC Charter places certain restrictions on "Business Combinations" (such as a merger) with "Controlling Persons" (generally a person holding more than 10% of the HBOC Common Stock) unless, generally speaking, the Business Combination has been approved by the affirmative vote of the holders of four-fifths of the outstanding HBOC Common Stock not held by the Controlling Person or its related entities or by a majority of directors who were directors prior to the time the Controlling Person became a Controlling Person and who are not affiliated with the Controlling Person. Such provisions do not apply to the Merger. Access has not opted out of Section 203 in the Access Charter or Access Bylaws.

APPRAISAL RIGHTS

    Generally, no appraisal rights are available under the DGCL for shares of any class of stock which are (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or
(ii) held of record by more than 2,000 holders. Further, under the DGCL, stockholders of corporations being acquired pursuant to a merger have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (a) shares of the surviving corporation, (b) shares of any other corporation (i) listed on a national securities exchange, (ii) designated as a national market system security on an inter-dealer quotation system by the NASD or (iii) held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares or (d) any combination thereof. Stockholders entitled to appraisal rights subsequently receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing appraisal rights in any merger in which the corporation is a constituent corporation. Neither the HBOC Charter nor the Access Charter contains such a provision on appraisal rights.

    The holders of shares of Access Common Stock are not entitled to appraisal rights in connection with the Merger pursuant to Section 262 of the DGCL because the Access Common Stock is designated as a national market system security on the Nasdaq NM.

                                BUSINESS OF HBOC

GENERAL

    HBOC provides integrated patient care, clinical, financial, managed care and strategic management software solutions for the healthcare industry. These open systems applications facilitate the integration of clinical, financial and administrative data from a wide range of customer systems and software. HBOC's broad product portfolio can be implemented in a variety of combinations from stand-alone to enterprisewide, enabling healthcare organizations to add incremental capabilities to their existing information systems without making prior capital investments obsolete. HBOC also provides a full complement of network communications technologies, including wireless capabilities, as well as outsourcing services that are offered under contract management agreements whereby its staff manages and operates data centers, information systems, medical call centers, organizations and business offices of healthcare institutions of various sizes and structures. In addition, HBOC offers a wide range of electronic commerce services, including electronic medical claims and remittance advice services as well as statement processing.

    HBOC markets its products and services to integrated health delivery networks, hospitals, physicians' offices, home health providers, pharmacies, reference laboratories, managed care providers and payors. HBOC also sells its products and services internationally through subsidiaries and/or distribution agreements in the United Kingdom, Canada, Ireland, Saudi Arabia, Kuwait, Australia, Puerto Rico and New Zealand.

    As of December 31, 1997, HBOC had 6,286 employees worldwide.

RECENT DEVELOPMENTS

    HBOC has entered into an Agreement and Plan of Merger (the "McKesson Merger Agreement") dated as of October 17, 1998 among HBOC, McKesson Corporation ("McKesson") and McKesson Merger Sub, Inc. The McKesson Merger Agreement provides for the acquisition of HBOC by McKesson in a merger and for each share of HBOC Common Stock to be converted into .37 of a share of common stock of McKesson. Such agreement is subject, among other things, to regulatory approval and approval by the stockholders of HBOC and McKesson. The common stock of McKesson is listed on the New York Stock Exchange under the symbol "MCK."

    Within the United States and Canada, McKesson is the largest wholesale distributor of ethical and proprietary drugs, medical-surgical supplies and health and beauty care products. McKesson is also engaged in the processing and sale of bottled drinking water to homes and businesses and packaged water through retail stores. The principal markets for the drug, medical-surgical supplies and health and beauty care distribution businesses are chain and independent drug stores, hospitals, alternate care sites, food stores and mass merchandisers. See "Where You Can Find More Information."

    On October 30, 1998, HBOC acquired all of the outstanding shares of common stock of IMNET Systems, Inc. ("IMNET"), which provides electronic information and document management solutions for the healthcare industry. HBOC issued or reserved for issuance approximately 11.2 million shares of HBOC Common Stock to IMNET stockholders and optionholders pursuant to such acquisition.

                               BUSINESS OF ACCESS

    Access is a leading provider of care management products and services to the healthcare industry. Access provides its services primarily through six telephonic care centers, which are staffed by registered nurses and other healthcare professionals. Access' primary clients include health maintenance organizations, preferred provider organizations, indemnity insurers, integrated delivery systems, government agencies, self-insured employers and physician groups. Access' objective is to measurably improve the delivery of healthcare through dynamically integrated programs that help individuals effectively manage their health needs. Its products and services are designed to help reform an inefficient healthcare system in ways that benefit healthcare payors, providers and individuals.

                             STOCKHOLDER PROPOSALS

    If the Merger is not consummated, proposals of stockholders intended to be presented at Access' 1998 annual meeting of stockholders must have been received by Access by October 23, 1998 for inclusion in Access' proxy materials relating to such meeting. All stockholder proposals that are not submitted for inclusion in such proxy materials must be received by Access by December 6, 1998, in order to be considered timely. In the event the Merger is consummated, there will not be a 1998 annual meeting of stockholders of Access.

                                 OTHER MATTERS

    The management of Access knows of no other matters that may come before the Special Meeting. However, if matters other than those referred to above should properly come before the Special Meeting, it is the intention of the persons named on the enclosed form of proxy to vote such proxy in accordance with their best judgment.

                             CERTAIN LEGAL MATTERS

    The validity of the shares of HBOC Common Stock offered hereby and certain tax matters have been passed upon by Jones, Day, Reavis & Pogue, Atlanta, Georgia.

                                    EXPERTS

    The audited financial statements and schedule of HBOC incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement of which this Proxy Statement/Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    With respect to the unaudited interim financial information of HBOC for the three and nine months ended September 30, 1997 and 1998, which are incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedure applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

    The audited financial statements and schedule of Access incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement of which this Proxy Statement/Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur

Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of McKesson and the related financial statement schedule incorporated in this Proxy Statement/Prospectus by reference from McKesson's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and the consolidated financial statements of FoxMeyer Corporation ("FoxMeyer") for the year ended March 31, 1996 incorporated in this Proxy Statement/ Prospectus by reference from McKesson's Current Report on Form 8-K/A filed with the Commission on April 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference, (which report dated May 18, 1998 on McKesson's consolidated financial statements expresses an unqualified opinion and which report on a FoxMeyer's consolidated financial statements dated June 28, 1996, (March 18, 1997 as to paragraph seven of Note Q), expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the principal assets of FoxMeyer and its Chapter 7 bankruptcy filing). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    HBOC and Access file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by either company at the Commission's public reference rooms in Washington, D.C., New York City and Chicago. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The companies' filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

    HBOC filed a Registration Statement on Form S-4 to register with the Commission the HBOC Common Stock to be issued to Access stockholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of HBOC in addition to being a proxy statement of Access for the Special Meeting. As allowed by the Commission's rules, this Proxy Statement/ Prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. This Proxy Statement/Prospectus summarizes some of the documents that are exhibits to the Registration Statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

    The Commission allows HBOC and Access to "incorporate by reference" information into this Proxy Statement/Prospectus. This means that we may disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Proxy Statement/Prospectus, except for any information modified or superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that have been previously filed with the Commission. The documents contain important information about our companies and their finances.

            HBOC DOCUMENTS (FILE NO. 0-9900)                            PERIOD COVERED OR DATE FILED
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K                                Year ended December 31, 1997.

Quarterly Reports on Form 10-Q                            Quarters ended March 31, 1998, June 30, 1998 and
                                                          September 30, 1998.

Current Reports on Form 8-K                               Filed February 10, 1998, February 12, 1998, May 19,
                                                          1998, July 27, 1998 October 5, 1998 and October 19,
                                                          1998.

Proxy Statement on Schedule 14A with regard to the        Filed April 2, 1998.
description of Management, Executive Compensation and
Certain Relationships and Related Transactions

Registration Statement on Form 8-A, with regard to the    Filed August 19, 1981, as amended, and February 19,
description of HBOC Common Stock and Preferred Share      1991, as amended.
Purchase Rights


          ACCESS DOCUMENTS (FILE NO. 0-19758)                           PERIOD COVERED OR DATE FILED
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K, as amended                    Year ended September 30, 1997.

Quarterly Reports on Form 10-Q                            Quarters ended December 31, 1997, March 31, 1998 and
                                                          June 30, 1998.

Current Reports on Form 8-K                               Filed January 9, 1998, July 10, 1998 (as amended
                                                          September 14, 1998), August 31, 1998 and October 16,
                                                          1998.

    HBOC and Access are also incorporating by reference additional documents that either company may file with the Commission between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

    HBOC has supplied all information contained or incorporated by reference in this Proxy Statement/ Prospectus relating to HBOC, and Access has supplied all such information relating to Access.

    Certain financial and other information relating to McKesson, which has been obtained from certain reports filed by McKesson with the Commission, is included or incorporated in this Proxy Statement/ Prospectus to comply with certain rules of the Commission. Although neither HBOC nor Access has the ability to verify the information in McKesson's reports, it is accurately reproduced from them. The reports filed by McKesson from which certain information has been incorporated are:

         MCKESSON DOCUMENTS (FILE NO. 1-13252)                          PERIOD COVERED OR DATE FILED
--------------------------------------------------------  --------------------------------------------------------
The consolidated financial statements, and related notes  Year ended March 31, 1998.
and report set forth on pages 23 through 54 of Exhibit
13 to the Annual Report on Form 10-K

The condensed consolidated financial statements and       Quarter ended September 30, 1998.
related notes set forth on pages 3 through 9 of the
Quarterly Report in Form 10-Q

The consolidated financial statements and related notes   Filed April 28, 1997.
and report set forth on pages numbered 1 through 21 of
Amendment No. 2 to the Current Report on Form 8-K/A

    HBOC or Access will provide, without charge, a copy of any or all of their documents incorporated by reference in this Proxy Statement/Prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

FOR HBOC OR MCKESSON DOCUMENTS:                FOR ACCESS DOCUMENTS:
HBO & Company                                  Access Health, Inc.
301 Perimeter Center North                     335 Interlocken Parkway
Atlanta, Georgia 30346                         Broomfield, Colorado 80021
Attention: Monika Brown                        Attention: Matt Plavan
Telephone: 800-426-2411                        Telephone: 303-664-6386

    If you would like to request documents from either company, please do so by December 3, 1998 to receive them before the Special Meeting.

    Neither HBOC nor Access has authorized anyone to give any information regarding the solicitation of proxies or the offering of shares of HBOC Common Stock that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer of solicitation. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any time after the date of this Proxy Statement/Prospectus, and neither the mailing of this Proxy Statement/Prospectus to Access stockholders nor the issuance of HBOC Common Stock in the Merger should create any implication to the contrary.

                                                                      APPENDIX A

                              AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER, made this 28th day of September, 1998, by and among HBO & COMPANY, a Delaware corporation ("Parent"); HBO & COMPANY OF GEORGIA, a Delaware corporation (hereinafter referred to as "Purchaser"); and ACCESS HEALTH, INC., a Delaware corporation (hereinafter referred to as the "Acquired Company");

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of the Acquired Company, Parent and Purchaser deem it advisable and in the best interests of their respective stockholders that Purchaser acquire the Acquired Company, and, on or prior to the date hereof, such Boards of Directors have approved the acquisition of the Acquired Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, the parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I.  DEFINITIONS.

    As used herein, the following terms shall have the following meanings unless the context otherwise requires:

    1.1 "Acquired Company" shall mean Access Health, Inc., a Delaware corporation.

    1.2 "Acquired Company Information" shall have the meaning set forth in
Section 2.3.1.

    1.3 "Acquired Company Reports" shall have the meaning set forth in Section 3.21.

    1.4 "Acquired Company Software" shall have the meaning set forth in Section 3.14.2(iii).

    1.5 "Acquired Company Stock" shall mean the common stock, $.001 par value per share, of the Acquired Company.

    1.6 "Agreement" shall mean this Agreement of Merger.

    1.7 "Assumed Option" shall have the meaning set forth in Section 2.1.7.

    1.8 "Benefit Plans" shall have the meaning set forth in Section 3.16.1.

    1.9 "Certificate of Merger" shall have the meaning set forth in Section
2.1.2.

    1.10 "Certificates" shall have the meaning set forth in Section 2.2.2 hereof.

    1.11 "Closing" shall have the meaning set forth in Section 2.1.9 hereof.

    1.12 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 8.1 hereof.

    1.13 "Content" shall have the meaning set forth in Section 3.13 hereto.

    1.14 "Covenants Not to Compete" shall mean the Covenants Not to Compete referred to in Section 2.20.

    1.15 "Customer Contracts" shall mean the contracts identified on Exhibit
1.15 hereto.

    1.16 "Delaware Code" shall mean the Delaware General Corporation Law.

    1.17 "DOL" shall mean the United States Department of Labor.

    1.18 "Effective Time" shall mean the time the Merger becomes effective, as set forth in Section 2.1.2.

    1.19 "Employee Agreements" shall mean the Employee Agreements referred to in
Section 6.12.

    1.20 "Employment Agreements" shall mean the Employment Agreements referred to in Section 2.22.

    1.21 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    1.22 "ERISA Affiliate" shall mean, with respect to a Person, any other Person that is required to be aggregated with such Person under Tax Code Section 414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

    1.23 "ERISA Plan" shall have the meaning set forth in Section 3.16.

    1.24 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    1.25 "Exchange Agent" shall mean the person designated by Purchaser as the Exchange Agent pursuant to Section 2.2.1 hereof.

    1.26 "Exchange Ratio" shall mean the ratio of exchange pursuant to the Merger in respect of each share of Acquired Company Stock constituting a fraction of a share of Parent Stock as determined pursuant to the provisions of
Section 2.1.6.

    1.27 "Existing Option" shall have the meaning set forth in Section 2.1.7.

    1.28 "401(k) Plan" shall mean the Access Health, Inc. Retirement Savings
Plan.

    1.29 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust and Improvements Act of 1976, as amended.

    1.30 "Hazardous Substance" shall have the meaning set forth in Section 3.18.

    1.31 "Immigration Laws" shall have the meaning set forth in Section 3.15.

    1.32 "Indemnification Agreements" shall mean the indemnification agreements entered into between the Acquired Company and its directors and officers on or before the date of this Agreement.

    1.33 "IRS" shall mean the United States Internal Revenue Service.

    1.34 "Licensed Software" shall have the meaning set forth in Section 3.14.2(ii).

    1.35 "Market Value" shall have the meaning set forth in Section 2.1.6(a).

    1.36 "Material Adverse Effect" shall mean a material adverse effect on the assets, rights, financial condition or results of operations of the corporation in question and its subsidiaries, taken as a whole.

    1.37 "Material Contract" shall have the meaning set forth in Section 3.12.

    1.38 "Merger" shall mean the merger of the Acquired Company with and into Purchaser, as set forth in Section 2.1.1.

    1.39 "Merger Consideration" shall have the meaning set forth in Section 2.1.6(c).

    1.40 "Nasdaq" shall mean the Nasdaq National Market of the Nasdaq Stock Market, Inc.

    1.41 "1998 Financial Statements" shall have the meaning set forth in Section 3.5.1.

    1.42 "1995, 1996, 1997 and Interim Financial Statements" shall have the meaning set forth in Section 3.5.1.

    1.43 "1933 Act" shall mean the Securities Act of 1933, as amended.

    1.44 "Owned Software" shall mean computer software programs and related documentation used in electronic data processing in which the Acquired Company or one of the Subsidiaries possesses sole legal right, title or interest except that elements that constitute Licensed Software authorized for use by the Acquired Company or such Subsidiary therein or that are known to the computer software industry generally shall not constitute Owned Software.

    1.45 "Parent" shall mean HBO & Company, a Delaware corporation, which is the sole stockholder of Purchaser.

    1.46 "Parent Reports" shall have the meaning set forth in Section 4.5.

    1.47 "Parent Stock" shall mean the common stock, $0.05 par value per share, of Parent.

    1.48 "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

    1.49 "Person" shall mean an individual, a trust, an estate, a partnership, an association, a company, a corporation, a sole proprietorship, a professional corporation or a professional association or other entity.

    1.50 "Pooling Letter" shall have the meaning set forth in Section 2.4(b).

    1.51 "Purchaser" shall mean HBO & Company of Georgia, a Delaware corporation.

    1.52 "Real Property" shall have the meaning set forth in Section 3.18.

    1.53 "Registration Statement" shall have the meaning set forth in Section 2.3.1.

    1.54 "Rule 145 Letters" shall have the meaning set forth in Section 2.4(a).

    1.55 "SEC" shall mean the Securities and Exchange Commission.

    1.56 "Special Meeting Date" shall mean the date on which a special meeting of the stockholders of the Acquired Company is held at which a vote is taken to approve the Merger.

    1.57 "Stock Plans" shall mean collectively the Access Health, Inc. 1989 Incentive Stock Plan, the Access Health, Inc. 1995 Director Option Plan, the Access Health, Inc. 1996 Supplemental Stock Plan, the Informed Access Systems, Inc. Stock Option Plan, and the Access Health, Inc. 1998 Stock Plan (to the extent sufficient options are not available under the Access Health, Inc. 1989 Incentive Stock Plan or 1996 Supplemental Stock Plan for the grants described on
Exhibit 2.6.1(g)).

    1.58 "Subsidiaries" shall mean the subsidiaries of the Acquired Company, which are listed on Exhibit 3.2.

    1.59 "Surviving Corporation" shall have the meaning set forth in Section
2.1.1 hereof.

    1.60 "Termination Fee" shall have the meaning set forth in Section 10.2.2 hereof.

    1.61 "Takeover Proposal" shall have the meaning set forth in Section 2.11 hereof.

    1.62 "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

    1.63 "Voting Agreements" shall mean the Voting Agreements referred to in
Section 2.21.

II. COVENANTS AND UNDERTAKINGS.

    2.1  TERMS AND APPROVAL OF MERGER.

        2.1.1. TERMS OF THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and the provisions set forth in
    Exhibit 2.1.1 hereto, and in accordance with the Delaware Code, the Acquired Company shall be merged with and into Purchaser (the "Merger"), as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof. Following the Merger, Purchaser shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Acquired Company shall cease.

        2.1.2. EFFECTIVE TIME; EFFECTS OF THE MERGER. The Merger shall become effective when both (i) this Agreement shall be adopted and approved by the stockholders of the Acquired Company in accordance with the applicable provisions of the Delaware Code and (ii) a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the Delaware Code is filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to as the "Effective Time"). The Merger shall have the effects set forth in the Delaware Code.

        2.1.3. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Purchaser as in effect immediately preceding the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Purchaser as in effect immediately preceding the Effective Time shall be the Bylaws of the Surviving Corporation.

        2.1.4. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        2.1.5. OFFICERS. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        2.1.6.  CONVERSION OF SHARES.

              (a) Subject to Section 2.1.6(g) below, each outstanding share of Acquired Company Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one and forty-five one hundredths (1.45) shares of Parent Stock, deliverable to the holder thereof without interest on the value thereof; provided, however, that if the average closing price per share (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) for shares of Parent Stock during the twenty (20) consecutive trading days ending on the second trading day prior to the Special Meeting Date as reported by Nasdaq (the "Market Value"), is greater than $30.00 per share, then the Exchange Ratio shall be reduced to that fraction that will allow each share of Acquired Company Stock to be converted into a fractional share of Parent Stock, which, when multiplied by the Market Value, will equal $43.50.

              (b) Each share of Acquired Company Stock held in the treasury of the Acquired Company shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

              (c) Subject to any applicable escheat laws, until surrendered and exchanged pursuant hereto, each certificate that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock shall be deemed for all corporate purposes of Parent, subject, however, to the other provisions of this Section 2.1.6, to evidence the ownership of the number of whole shares of Parent Stock into which the shares of Acquired Company Stock represented thereby shall have been converted, together with the right to receive the amount of cash in lieu of fractional shares, if any, pursuant to subsection (d) of this Section 2.1.6. (The shares of Parent Stock as described in Section 2.1.6(a) above, and any cash in lieu of fractions thereof, receivable by each Acquired Company stockholder as described in Section 2.1.6(d) below, are referred to hereinafter as the "Merger Consideration.") No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of Parent Stock at any time subsequent to the Effective Time shall be paid or delivered to the holder of any certificate that at the Effective Time represented Acquired Company Stock unless and until such certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender, there shall be paid or delivered to the holder of record of the certificate or certificates for Parent Stock issued and exchanged therefor, the certificates for shares and/or other property resulting from any such dividends, splits, or other distributions, as the case may be, that shall have theretofore become payable or deliverable with respect to Parent Stock subsequent to the Effective Time. No interest shall be payable with respect to such payment or delivery of any dividends or other distributions upon the surrender of certificates that represented Acquired Company Stock at the Effective Time.

              (d) No certificates or scrip representing fractional shares of Parent Stock shall be issued upon surrender of certificates representing Acquired Company Stock converted pursuant hereto, and no dividend, stock split, or other distribution of Parent shall relate to any such fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, any holder of Acquired Company Stock shall be entitled, upon surrender in accordance herewith of such holder's certificate or certificates representing Acquired Company Stock, to receive a cash payment therefor, without interest, at a PRO RATA amount based on the Market Value. No interest shall accrue with respect to any cash held for the benefit of holders of unsurrendered certificates theretofore representing shares of Acquired Company Stock at the Effective Time.

              (e) All shares of Parent Stock into which shares of the Acquired Company Stock have been converted pursuant to this Section 2.1.6 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

              (f) The stock transfer books of Acquired Company Stock shall be closed at the Effective Time, and thereafter no transfer of any such shares of Acquired Company Stock shall be recorded thereon. In the event a transfer of ownership of shares of Acquired Company Stock is not recorded on the stock transfer books of the Acquired Company, a certificate or certificates representing the number of whole shares of Parent Stock into which such shares of Acquired Company Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of Acquired Company Stock if the certificate or certificates representing such shares of Acquired Company Stock is or are surrendered to the Exchange Agent accompanied by all documents deemed necessary by the Exchange Agent to evidence and effect such transfer of ownership of shares of Acquired Company Stock and by the payment of any applicable stock transfer tax with respect to such transfer, subject to compliance with any restrictions or conditions contained herein with respect to the transfer of shares of Acquired Company Stock.

              (g) In the event that Parent at any time or from time to time after the date of this Agreement but prior to the Effective Time effects a subdivision or combination of the outstanding Parent Stock into a greater or lesser number of shares, then and in each such event the Exchange Ratio and the Market Value shall be increased or decreased proportionately and the other provisions of this Section 2.1.6 shall be construed to give effect thereto.

        2.1.7.  STOCK PLANS.

              (a) At the Effective Time, Parent shall assume the Acquired Company's rights and obligations under each of the outstanding options granted under the Stock Plans (each such option existing immediately prior to the Effective Time being called an "Existing Option," and each such option so assumed by Parent being called an "Assumed Option"), by which assumption the optionee shall have the right to purchase that number of shares of Parent Stock (rounded down to the nearest whole) into which the number of shares of Acquired Company Stock the optionee was entitled to purchase under the Existing Option would have been converted pursuant to the terms of the Merger as described in
Section 2.1.6 hereof. Each Assumed Option shall constitute a continuation of the Existing Option, substituting Parent for Acquired Company as issuer and employment by Parent, Purchaser or one of their respective subsidiaries for employment by the Acquired Company. The aggregate price for the total number of shares of Parent Stock at which the Assumed Option may be exercised shall be the aggregate price at which the Existing Option was exercisable for the total number of shares of Acquired Company Stock, reduced (as necessary for purposes of rounding down) to the price that will buy the number of whole shares for which the Assumed Option will be exercisable in accordance with this Section 2.1.7, and the purchase price per share of Parent Stock thereunder shall be such aggregate price divided by the total number of shares of Parent Stock covered thereby. The assumption of the Assumed Options by Parent as provided in this Section 2.1.7 shall not, except as provided herein, provide the holders thereof additional benefits, obligations or restrictions which they did not have immediately prior to the Effective Time or relieve the holders thereof of any benefits, obligations or restrictions applicable to the Assumed Options or the shares of Parent Stock obtainable upon exercise of the Assumed Options. It is intended that Assumed Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Existing Options qualified as incentive stock options immediately prior to the Effective Time (after giving effect to any accelerated vesting caused by the Merger) and the provisions of this Section
2.1.7 shall be applied consistent with such intent. To the extent necessary, if any, the terms and conditions of Assumed Options covered by the preceding sentence shall be adjusted in order to comply with Section 424(a) of the Code. Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 2.1.7.

              (b) At the Effective Time, Parent shall assume the Acquired Company's rights and obligations under the Access Health, Inc. 1991 Employee Stock Purchase Plan, and each outstanding right to purchase stock under such plan shall be adjusted in the manner provided for the subsection (a) hereinabove in respect of Assumed Options.

        2.1.8. STOCKHOLDERS' MEETING. The Acquired Company, acting through its Board of Directors, shall:

              (a) promptly furnish a copy of the proxy statement/prospectus included in the Registration Statement to each of its stockholders after the Registration Statement has become effective with the SEC;

              (b) duly call, give notice of, convene and hold a special meeting of its stockholders and submit this Agreement and the Merger and any related matters reasonably requested by Purchaser, as appropriate, to a vote of the Acquired Company's stockholders as soon as practicable for the purpose of considering and taking action upon this Agreement and any such related matters; and

              (c) use its reasonable best efforts, subject to the provisions of
Section 2.11, to obtain the necessary approval of the Merger by its stockholders.

        2.1.9. CLOSING; FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof, the Acquired Company and Purchaser shall execute and file the Certificate of Merger referred to in Section 2.1.2 in the manner required by the Delaware Code, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.1.9, a closing (the "Closing") will be held as set forth in Section 8.1 hereof, for the purpose of confirming all of the foregoing.

        2.1.10. 401(K) PLAN. Prior to the Closing Date, the Board of Directors of the Acquired Company shall adopt appropriate resolutions and shall cause the Acquired Company to take any and all further actions necessary to terminate the 401(k) Plan effective as of the date immediately preceding the Closing Date. In addition, participants in the 401(k) Plan shall make no further deferrals with respect to compensation for services performed after such termination date and the Acquired Company shall make no further employer contributions to the 401(k) Plan after such date, other than (i) employee compensation deferrals and (ii) matching contributions with respect to employee deferrals of compensation for services through the termination date. Parent and Purchaser shall take such action that will permit current participants in the 401(k) Plan who are employed by Purchaser to participate in, effective as soon as reasonably practicable after the Closing Date, the Access Health, Inc. Profit Sharing and Savings Plan (the "Purchaser Plan") and to effect a direct rollover of distributions from the 401(k) Plan to the Purchaser Plan, a copy of which has been furnished by Parent to the Acquired Company. Parent and Purchaser shall also take or cause to be taken such action as necessary to credit each 401(k) Plan participant who becomes employed by Purchaser on the Closing Date with such participant's service and years of service under the 401(k) Plan for purposes of calculating eligibility for participation and vesting in contributions under the Purchaser Plan.

    2.2  DELIVERY OF MERGER CONSIDERATION.

        2.2.1. EXCHANGE AGENT. Prior to the Effective Time, Purchaser shall designate SunTrust Bank, Atlanta or another bank or trust company reasonably acceptable to the Acquired Company to act as exchange agent in connection with the Merger (the "Exchange Agent"). At the Effective Time, Purchaser or Parent shall take all steps necessary to enable and cause Parent or the Surviving Corporation to provide the Exchange Agent with the shares of Parent Stock and cash in respect of fractional shares necessary to deliver the Merger Consideration to each holder of Acquired Company Stock as contemplated by Section 2.1.6 hereof prior to the time that such deliveries are required to be made by the Exchange Agent as provided in this Section 2.2.

        2.2.2.  SURRENDER OF CERTIFICATES AND DELIVERY OF MERGER
    CONSIDERATION. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder (as of the Effective
    Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Acquired Company Stock (the "Certificates"), a letter of transmittal in customary form (which specifies that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Acquired Company Stock formerly represented by such Certificate, and such Certificate shall forthwith be canceled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of Parent or the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
    Section 2.2.2, each Certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest on the value thereof.

        2.2.3. ESCHEAT LAWS.. Notwithstanding any provision of this Article II to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates formerly representing shares of Acquired Company Stock for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.3  SEC REGISTRATION.

         2.3.1. The Acquired Company shall furnish to Parent such information, including information about the Acquired Company and the Subsidiaries (including the respective affiliates of any of them), as may be necessary to enable Parent to prepare and file with the SEC a Registration Statement on Form S-4 under the 1933 Act, and the rules and regulations promulgated thereunder, in respect of the Parent Stock to be issued by reason of the Merger (such registration statement, including the proxy statement/ prospectus included therein which is to be furnished to the holders of the Acquired Company Stock, in each case together with any amendments or supplements thereto, being referred to in this Agreement as the "Registration Statement"). The Acquired Company covenants that the Acquired Company Information (as defined below) included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to the Acquired Company's stockholders, or on the Special Meeting Date, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state a material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance should come to the attention of the Acquired Company with respect to the Acquired Company Information that is required to be set forth in an amendment or supplement to the Registration Statement, the Acquired Company shall promptly notify Parent and shall assist Parent in appropriately amending or supplementing the Registration Statement in the manner contemplated in Section 2.3.4 below. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement. The Acquired Company covenants that the information contained in the Registration Statement insofar as it constitutes or relates to information concerning the Acquired Company, the Subsidiaries or any of their respective businesses, assets, directors, officers, or stockholders or any other affiliates or other matters pertaining to the Acquired Company or any of the Subsidiaries that is supplied by the Acquired Company for inclusion in the Registration Statement, including by incorporation by reference to SEC filings (the "Acquired Company Information") shall comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that the Acquired Company shall have no liability or obligation for any information other than the Acquired Company Information. The Acquired Company represents that it is eligible for registration of its securities on Form S-3.

         2.3.2. The Acquired Company shall instruct its accountants, Arthur Andersen LLP to deliver and shall use its reasonable best efforts to cause such accountants to deliver to Parent letters dated at the time the Registration Statement becomes effective and as of the Closing Date, (i) addressed to the Acquired Company containing its concurrence with the conclusion of the Acquired Company's management that no conditions exist with respect to the Acquired Company that would preclude the Acquired Company from being a party to a business combination to be accounted for as a "pooling of interests", which letters shall be substantially in the form of the opinion letter attached as
Exhibit 2.3.2(A) hereto; and (ii) addressed to the Acquired Company and Parent containing such matters as are customarily contained in auditors' letters regarding information about the Acquired Company included in the Registration Statement, which auditors' letters shall be in form and substance reasonably satisfactory to Parent. Parent shall use its reasonable best efforts to cause its accountants, Arthur Andersen LLP, to deliver to the Acquired Company letters at such times to the effect that the Merger can be accounted for as a "pooling of interests", which letters shall be substantially in the form of the letter attached as Exhibit 2.3.2(B) hereto.

         2.3.3. Parent shall file the Registration Statement and use its reasonable best efforts to have it declared effective by the SEC as promptly as practicable, and shall use its reasonable best efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Parent Stock in the Merger; except that such covenant of Parent is made, as to those portions of the Registration Statement containing or required to contain Acquired Company Information, assuming and relying solely on timely and full compliance with Sections 2.3.1 and 2.3.2(ii).

         2.3.4. Parent covenants that the information included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to the Acquired Company's stockholders, or on the Special Meeting Date, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state a material fact necessary in order to make the statements therein not false or misleading; except that Parent makes no covenant as to Acquired Company Information or those portions of the Registration Statement required to contain Acquired

Company Information to the extent they do not contain such Acquired Company Information. If at any time prior to the Effective Time any event or circumstance should come to the attention of Parent that is required to be set forth in an amendment or supplement to the Registration Statement, Parent shall promptly notify the Acquired Company and use its reasonable best efforts to amend or supplement appropriately the Registration Statement and the proxy statement/prospectus contained therein. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement.

         2.3.5. The Registration Statement and all other documents required to be filed by Parent with the SEC in connection with the transactions contemplated herein shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Parent shall have no liability or obligation for any failure to comply with such requirements arising out of the Acquired Company Information. Each of the Acquired Company and Parent will respond to any comments of the SEC and use its respective reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as reasonably practicable after such filing. Each of Parent and the Acquired Company will notify the other promptly upon receipt of any comments from the SEC or its staff or of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the proxy statement/prospectus included therein or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives on the one hand, and the SEC, or its staff on the other hand, with respect to the Registration Statement including the proxy statement/prospectus included therein, or any other filing with the SEC required pursuant to the transactions contemplated hereby.

         2.3.6. Parent shall use all reasonable best efforts to take such action, if any, as may be necessary to satisfy the requirements of Rule 144(c) under the 1933 Act so as to enable any "affiliates" of the Acquired Company (as that term is used in Rule 145 under the Securities Act) to offer or sell the Parent Stock received by them in the Merger pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144).

         2.3.7. As soon as reasonably practicable, but not later than five (5) days following the Closing Date, Parent shall use all reasonable best efforts to file a registration statement on Form S-8 covering shares of Parent Stock issuable pursuant to the Stock Plans; provided that such obligation is subject to and conditional on the Acquired Company providing Parent with all information reasonably requested by Parent in connection therewith prior to the Closing Date.

    2.4  AFFILIATES.

            (a) Contemporaneously herewith, the Acquired Company has delivered to Purchaser originals of a written agreement in the form attached hereto as
Exhibit 2.4(A) ("Rule 145 Letters"), executed by each person that is an "affiliate" of the Acquired Company as of the date hereof. In the event that any other person becomes an "affiliate" of the Acquired Company under the 1933 Act prior to the date of the filing of the Registration Statement, or after such filing, the Acquired Company shall use its reasonable best efforts to cause such person to provide a Rule 145 Letter to Parent prior to the filing of the Registration statement or at the Closing, as applicable.

            (b) Contemporaneously herewith, the Acquired Company has delivered to Purchaser originals of a written agreement in the form attached hereto as
Exhibit 2.4(B) ("Pooling Letters"), executed by each person that is an "affiliate" of the Acquired Company under the 1933 Act as of the date hereof. In the event that any other person becomes an "affiliate" of the Acquired Company prior to the date of the filing of the Registration Statement, or after such filing, the Acquired Company shall use its reasonable best efforts to cause such person to provide a Pooling Letter to Parent prior to the filing of the Registration Statement or at the Closing, as applicable.

    2.5 TRADING PROHIBITIONS. Each of Parent, Purchaser and the Acquired Company hereby acknowledges that as a result of disclosures by Parent, Purchaser and the Acquired Company contemplated under this Agreement, Parent, Purchaser, the Acquired Company, the Subsidiaries and their respective affiliates may, from time to time, have material, non-public information concerning each other. Each of Parent, Purchaser, and the Acquired Company confirms that it and its respective affiliates are aware, and that it has advised its representatives that, (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other person except as permitted herein.

    2.6 CONDUCT OF THE BUSINESS OF THE ACQUIRED COMPANY AND ITS SUBSIDIARIES PRIOR TO CLOSING.

         2.6.1. Except (i) with the prior written consent of Purchaser, (ii) as may be required to effect the transactions contemplated by this Agreement, or
(iii) as provided otherwise in this Agreement, the Acquired Company covenants that, between the date of this Agreement and the Effective Time, the Acquired Company and the Subsidiaries will conduct their respective business in the ordinary course, and that they will:

            (a) preserve the organization of the Acquired Company and the Subsidiaries intact and use its reasonable best efforts to preserve the goodwill of customers and others having business relations with the Acquired Company or the Subsidiaries;

            (b) use its reasonable best efforts consistent with practices necessary to maintain an on-going business to maintain the properties of the Acquired Company and the Subsidiaries in substantially the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted;

            (c) not effect any sale, assignment or transfer of any of their respective assets except in the ordinary course of business;

            (d) keep in force at no less than their present limits all existing policies of insurance or comparable replacements thereof insuring the Acquired Company, the Subsidiaries and their respective properties;

            (e) not enter into any contract, commitment, arrangement or transaction of the type described in Section 3.12 hereof or suffer, permit or incur any of the transactions or events described in Section 3.9 hereof to the extent such events or transactions are within the control of the Acquired Company or any of the Subsidiaries (except that the Acquired Company and the Subsidiaries may enter into new care center agreements, license agreements and support and maintenance agreements and other agreements with customers in the ordinary course of business on terms and prices generally consistent with historical practices);

            (f) not make or permit any change in the Acquired Company's or any of the Subsidiaries' Articles or Certificates of Incorporation or Bylaws, or in their authorized, issued or outstanding securities (except for the issuance of Acquired Company Stock pursuant to exercise of stock options pursuant to the Stock Plans);

            (g) except as disclosed on Exhibit 2.6.1(g) hereto, not grant any stock option, award under the Stock Plans, or right to purchase any security of the Acquired Company or any of the Subsidiaries, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend, make any other distribution or declare any split in respect of such securities, and not commence a new offering period under the Access Health, Inc. 1991 Employee Stock Purchase Plan after the date hereof;

            (h) except as disclosed on Exhibit 2.6.1(h) hereto, (i) not adopt any new Benefit Plan or amend, supplement, or accelerate the timing of payments or vesting under any existing Benefit Plan, and (ii) not make any contribution to or distribution from any employee benefit plan, pension plan, stock bonus plan, 401(k) plan or profit sharing plan (except for the payment of any health, disability and life insurance premiums that may become due and except for contributions, vesting or distributions required (and not discretionary) pursuant to the terms of any Benefit Plans);

            (i) not change the amortization or capitalization policies for Owned Software or otherwise make any changes in the accounting policies of the Acquired Company and the Subsidiaries, except as required by GAAP and after prior notice to Purchaser;

            (j) not issue any notes, bonds or other debt security, or create, incur, assume or guarantee any indebtedness for borrowed money;

            (k) except as disclosed on Exhibit 2.6.1(k), not issue any shares of Acquired Company Stock or of any Subsidiary other than shares of Acquired Company Stock issuable upon exercise of outstanding options pursuant to the Stock Plans and as required by the express terms of the Access Health, Inc. 1991 Employee Stock Purchase Plan;

            (l) except to the extent set forth on Exhibit 2.6.1(g) hereto, not alter in any manner the terms, conditions or dates of vesting or exercise of any awards under the Stock Plans, including, without limitation, any options to purchase or other rights with respect to Acquired Company Stock;

            (m) not effect any acquisition of any business or portion thereof or of any Person, by purchase of stock, assets or otherwise (which shall not be deemed to include purchases of supplies, equipment and other personal property in the ordinary course of business);

            (n) promptly advise Purchaser in writing of any matters arising or of which the Acquired Company becomes aware after the date of this Agreement that, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto; and

            (o) not amend, terminate or modify the Covenants Not to Compete, Voting Agreements or Employment Agreements referred to in Sections 2.20, 2.21 and 2.22, respectively.

         2.6.2. Except after prior notification to, and with the prior written consent of, Purchaser, which consent shall not be unreasonably withheld, the Acquired Company shall not make or permit any Subsidiary to make, between the date of this Agreement and the Effective Time, any change in its banking or safe deposit arrangements or grant any powers of attorney.

    2.7 FILING OF TAX RETURNS. The Acquired Company shall cause all of the Acquired Company's and the Subsidiaries' federal, state and local tax returns (other than immaterial tax returns) required to be timely filed before the Effective Time to be timely and accurately filed (other than immaterial inaccuracies) with the appropriate taxing authorities. For purposes of this
Section 2.7, such returns shall be deemed timely filed if the Acquired Company or the applicable Subsidiary has obtained an extension from the appropriate taxing authority as to the time in which it may file such tax returns. The Acquired Company shall submit all such tax returns to Purchaser at least fifteen
(15) days prior to the date they must be filed.

    2.8  EXAMINATION OF PROPERTY AND RECORDS; CONFIDENTIALITY OF INFORMATION.

         2.8.1. Between the date of this Agreement and the Effective Time, the Acquired Company shall, upon reasonable prior notice, allow Purchaser, its counsel and other representatives full access during normal business hours to all the books, records, files, documents, assets, properties, contracts and agreements of the Acquired Company and the Subsidiaries that may be reasonably requested, and the Acquired Company shall furnish Purchaser, its officers and representatives during such period with all information concerning the affairs of the Acquired Company and the Subsidiaries that may be reasonably requested. Between the date of this Agreement and the Effective Time, Parent shall allow any executive officer of the Acquired Company reasonable access to the Chief Financial Officer of Parent to make inquiries and request and receive information in respect of Parent or Purchaser deemed by such Chief Financial Officer in the exercise of his judgment as reasonably requested by the Acquired Company in the context of the transactions provided for herein. Each party shall conduct any investigation in a manner that will not unreasonably interfere with the businesses of the other party.

         2.8.2. All non-public information acquired by any party hereto pursuant to this Section 2.8 or otherwise under this Agreement, whether or not in writing, concerning the business, operations and affairs of any other party to this Agreement, will be kept confidential and will not be disclosed to any Person other than the parties hereto or their authorized representatives (who shall be subject to the same obligations) and will not be used for any purpose other than the consummation of the Merger and the related transactions described herein, subject to any legal disclosure obligation of any party upon advice from counsel and prior notice to the other party. Promptly upon termination of this Agreement, and at the request of any party hereto, all written materials thus obtained by any other party or any of its representatives and all copies and extracts of such materials will be delivered to the disclosing party, or destroyed, if requested by the disclosing party. In addition, the Parent and the Acquired Company are parties to that certain Confidentiality Agreement dated August 27, 1998 which the parties hereto acknowledge and affirm shall remain in full force and effect until the Closing Date.

    2.9 CONSENTS AND APPROVALS. Except to the extent set forth on Exhibit 2.9, the Acquired Company shall use its, and shall cause the Subsidiaries to use their, reasonable best efforts (without requiring the payment of money) to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, including without limitation, the Merger and the merger or dissolution of the Subsidiaries pursuant to Section 2.15, or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Acquired Company or any Subsidiary is a party or subject on the Effective Time and (a) that would prohibit or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under, or otherwise conflict with or be in contravention of, the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. All obtained written waivers, consents and approvals shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

    2.10 SUPPLYING OF FINANCIAL STATEMENTS. The Acquired Company shall deliver to Purchaser all regularly prepared monthly audited (if any) and unaudited consolidated and consolidating financial statements of the Acquired Company and the Subsidiaries prepared after the date of this Agreement, in format historically published or utilized internally (as applicable), and any financial statements prepared for filing with the SEC, promptly after each is available, including, without limitation, the 1998 Financial Statements.

    2.11 NO SOLICITATION. The Acquired Company shall not, and shall not permit any of the Subsidiaries to, and the Acquired Company and the Subsidiaries shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Acquired Company or any of the Subsidiaries to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal (as hereafter defined). Neither the Board of Directors of the Acquired Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser the approval or recommendation by the Board of Directors of the Acquired Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Acquired Company from furnishing information to or entering into discussions or negotiations with any Person or entity if and only to the extent that the Board of Directors of the Acquired Company shall have determined in good faith, after consultation and review with its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. The Acquired Company will promptly, but in no event later than one (1) business day after receipt thereof, notify the Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or any negotiations or discussions initiated prior to the date hereof or terminated after the date hereof are sought to be continued with the Acquired Company and shall promptly, but in any event within one (1) business day of receipt, furnish to Parent a copy of any such written proposal or a written summary of any such oral proposal. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, or proposal, other than a proposal by Purchaser or any of its affiliates, for a merger, share exchange or other business combination involving the Acquired Company or any of the Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in the Acquired Company or any of the Subsidiaries or a substantial portion of the assets of the Acquired Company or any of the Subsidiaries. Nothing contained in this Agreement shall prohibit the Acquired Company from taking and disclosing to its stockholders a position contemplated by rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

    2.12 HSR ACT FILINGS. Parent and the Acquired Company shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith, and shall furnish the other all information in its possession necessary therefor. Parent and the Acquired Company shall each notify the other promptly upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission, and the party receiving the request shall use its reasonable best efforts to comply with such request as soon as possible. Neither such party shall withdraw any such filing or submission without the written consent of the other. Each party shall keep the other party promptly informed of all developments regarding the filings, requests and responses referred to in this
Section 2.12, and shall provide the other party the opportunity to participate in all meetings with the Antitrust Division of the Department of Justice or Federal Trade Commission in respect thereof.

    2.13 TAX REPORTING. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Tax Code, and each of the parties hereto will use its best efforts to cause the Merger to be treated as such a reorganization. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. For federal and state tax purposes, Purchaser and Parent shall report the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a) of the Tax Code and similar state laws.

    2.14 INDEMNIFICATION OF ACQUIRED COMPANY OFFICERS AND DIRECTORS. The Purchaser agrees that subsequent to the Closing it will provide to the directors and officers of the Acquired Company indemnification in accordance with the current provisions of the Certificate of Incorporation and By-Laws of the Acquired Company and Indemnification Agreements with respect to matters occurring prior to the Effective Time, for a period of six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved). Purchaser shall cause to be maintained in effect for twelve (12) months following the Closing Date the policies of directors' and officers' liability insurance currently maintained by the Acquired Company, which policies are described on Exhibit 3.19, at no greater than one hundred ten percent (110%) of the annual premiums for such coverage as of the date hereof; PROVIDED THAT the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous (including, without limitation, coverage under Parent's existing policies of directors' and officers' liability insurance).

    2.15 SUBSIDIARIES. The parties hereto agree that, except to the extent set forth on Exhibit 2.15 hereto, on the Closing Date, Purchaser and Acquired Company will cause the Subsidiaries to be liquidated, which may be effected, at the option of Purchaser, by corporate merger of the Subsidiaries with and into Purchaser or any subsidiary or subsidiaries of Purchaser or by corporate dissolution of the Subsidiaries.

    2.16 CERTAIN REPORTS. Subject to Exhibit 2.16, Parent will use its reasonable best efforts to make publicly available through a filing with the SEC the combined results of operations of Parent, Purchaser and the Acquired Company for the first full calendar month following Closing, as promptly as practicable after the end of such month, taking into account the parties' intention to have no unnecessary delay in such publication.

    2.17 POOLING OF INTERESTS; TAX FREE REORGANIZATION. Each of the Acquired Company, Purchaser and Parent agrees (a) not to take any action that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests" and (b) not to take any action either prior to or after the Effective Time that would cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code. The Acquired Company, Purchaser and Parent each agrees to provide Arthur Andersen LLP such letters as may be reasonably requested by it with respect to the letters referred to in
Section 2.3.2, and to provide to each other's counsel representation letters in the forms attached to Exhibits 7.4 and 6.5, respectively.

    2.18 NASDAQ LISTING. Parent agrees to cause to be authorized for listing on Nasdaq prior to the Effective Time the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection herewith.

    2.19 CERTAIN MATTERS. Purchaser shall promptly advise the Acquired Company in writing of any matters arising or of which Purchaser becomes aware after the date of this Agreement that, if existing or known at the date hereof, would be required to be set forth or described by Purchaser in this Agreement or the Exhibits hereto.

    2.20 COVENANTS NOT TO COMPETE. Contemporaneously herewith, the Acquired Company shall deliver to Purchaser originals of the Covenants Not to Compete in the form of Exhibit 2.20(A) hereto (the "Covenants Not to Compete"), executed by each of the individuals listed on Exhibit 2.20(B) hereto.

    2.21 VOTING AGREEMENTS. Contemporaneously herewith, the Acquired Company shall deliver to Purchaser originals of the Voting Agreements in the form of
Exhibit 2.21(A) hereto (the "Voting Agreements"), executed by each of the Persons listed on Exhibit 2.21(B) hereto.

    2.22 EMPLOYMENT AGREEMENTS. Contemporaneously herewith, the Acquired Company shall deliver to Purchaser originals of the Employment Agreements in the form of Exhibit 2.22(A) hereto (the "Employment Agreements"), executed by each of the individuals listed on Exhibit 2.22(B) hereto.

III.  REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY.

    The Acquired Company represents and warrants to Purchaser and Parent, subject to the provisions of Section 3.26, as follows:

    3.1  ORGANIZATION, STANDING AND FOREIGN QUALIFICATION.

         3.1.1. Each of the Acquired Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation as set forth in Exhibit 3.1 and has the requisite corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets that it now owns or leases.

         3.1.2. Each of the Acquired Company and the Subsidiaries is duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in Exhibit 3.1 hereto, and the character of the property owned or leased by the Acquired Company and the Subsidiaries and the nature of the business conducted by them do not require such qualification and/or licensing in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon the Acquired Company.

    3.2  AUTHORITY AND STATUS.

         3.2.1. The Board of Directors of the Acquired Company, by unanimous vote of all directors present at a meeting duly called and held, has (i) determined that the Merger is fair to and in the best interests of the stockholders of the Acquired Company and (ii) resolved to submit the Merger to and recommend approval of the Merger by the stockholders of the Acquired Company.

         3.2.2. The Acquired Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder and, upon approval of the transactions provided for herein by the stockholders of the Acquired Company, to consummate the transactions contemplated hereby without any other corporate or stockholder approval. The execution, delivery and performance by the Acquired Company of this Agreement and, to the extent required, each and every other agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Acquired Company. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by the Acquired Company in connection herewith are valid and legally binding obligations of Purchaser and Parent, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Acquired Company in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of the Acquired Company enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as Exhibit 3.2 are true, correct and complete copies of the current Articles or Certificates of Incorporation and Bylaws of the Acquired Company and the Subsidiaries.

         3.2.3. The Board of Directors of the Acquired Company received an opinion from Merrill Lynch & Co., its financial advisors, concurrently with the approval described in Section 3.2.1 above to the effect that the Exchange Ratio is fair, from a financial point of view, to the Acquired Company's stockholders.

    3.3 CAPITALIZATION. The entire authorized capital stock of the Acquired Company consists of eighty million (80,000,000) shares of stock, of which seventy-five million (75,000,000) shares are designated common stock, $.001 par value per share, and five million (5,000,000) shares are designated preferred stock, $.001 par value per share. Of the total authorized capital stock of the Acquired Company, as of September 22, 1998, twenty-three million six hundred twenty-six thousand one hundred fifty-one (23,626,151) shares of common stock were issued and outstanding, no shares of common stock were held in the Acquired Company's treasury and no shares of preferred stock were issued and outstanding or held in the Acquired Company's treasury. As of September 22, 1998, there were options outstanding under the Stock Plans entitling the optionees thereunder upon valid exercise to acquire in the aggregate 3,123,505 shares of Acquired Company Stock. With the exception of the right to acquire shares of Acquired Company Stock pursuant to options under the Stock Plans and the Access Health, Inc. 1991 Employee Stock Purchase Plan, there are no outstanding rights to acquire capital stock of the Acquired Company. All the issued and outstanding shares of each of the Subsidiaries are owned by the Acquired Company and are held free and clear of all liens, claims, charges and encumbrances of any nature whatsoever. All of the outstanding shares of Acquired Company Stock (and any shares issued pursuant to presently outstanding options, if exercised and purchased at the applicable exercise price) were duly authorized (or will be when issued and the option price paid), validly issued, fully paid and nonassessable. None of the capital stock of the Acquired Company is entitled to or subject to preemptive rights. Other than the requisite stockholder vote to consummate the Merger, the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Acquired Company or any Subsidiary or the capital stock of the Acquired Company or any Subsidiary. Exhibit 3.3 sets forth all outstanding stock options, stock appreciation rights, phantom stock awards, performance share unit awards, equity participation rights, or similar awards outstanding under the Stock Plans or any other Benefit Plan as of September 22, 1998, and lists in respect of each option, award or right, the holder, the date of grant and any vesting or other terms governing exercise or receipt, and any warrants, calls, commitments or plans by the Acquired Company or any Subsidiary to issue any additional shares of their capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of their capital stock, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock of the Acquired Company. Following the Merger, the Acquired Company will have no obligation to issue, transfer or sell any shares of capital stock of any of the Subsidiaries. Except as contemplated by Section 2.21 hereof, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Acquired Company or any of the Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Acquired Company or any of the Subsidiaries. Since September 22, 1998, the Acquired Company has not issued or authorized the issuance of any stock options, stock appreciation rights, phantom stock awards, performance share unit awards, equity participation rights, or similar awards, or any warrants, calls or commitments to issue additional shares of capital stock, except as contemplated by Exhibit 2.6.1(g).

    3.4 ABSENCE OF EQUITY INVESTMENTS. Except for the Subsidiaries and as described in Exhibit 3.4 hereto, the Acquired Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity.

    3.5  LIABILITIES AND OBLIGATIONS OF THE ACQUIRED COMPANY AND THE
SUBSIDIARIES.

         3.5.1. Attached hereto as Exhibit 3.5.1 are true, correct and complete copies of the Acquired Company's audited consolidated balance sheets as of September 30, 1995, September 30, 1996, September 30, 1997, and unaudited consolidated balance sheet as of June 30, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years and nine months then ended, together (except in the case of the financial statements dated June 30, 1998) with the reports of the Acquired Company's auditors thereon (respectively, the "1995, 1996, 1997 and Interim Financial Statements"). As soon as they are available, the Acquired Company will attach as part of Exhibit 3.5.1 a true, correct and complete copies of the Acquired Company's audited consolidated balance sheet as of September 30, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, together with the report of Arthur Andersen LLP thereon (the "1998 Financial Statements"). The 1995, 1996, and 1997 Financial Statements are and the 1998 Financial Statements will be, complete, have been, and in the case of the 1998 Financial Statements will have been, prepared in accordance with generally accepted accounting principles, consistently applied, fairly present, and in the case of the 1998 Financial Statements will fairly present, in all material respects the financial condition of the Acquired Company and the Subsidiaries as of the respective dates thereof, and disclose, and in the case of the 1998 Financial Statements will disclose, all liabilities of the Acquired Company and the Subsidiaries, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

         3.5.2. Neither the Acquired Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) including, without limitation, any liability that might result from an audit of its tax returns by any appropriate authority which would reasonably be expected to have a Material Adverse Effect, except for (a) the liabilities and obligations of the Acquired Company and the Subsidiaries that are disclosed or reserved against in the Interim Financial Statements or Exhibit 3.5.2 hereto, to the extent and in the amounts so disclosed or reserved against, and (b) liabilities incurred or accrued in the ordinary course of business since June 30, 1998 and liabilities incurred in connection with the transactions referred to herein.

         3.5.3.  Except as disclosed in the Interim Financial Statements or
Exhibit 3.5.2, neither the Acquired Company nor any Subsidiary is in default (other than immaterial defaults) with respect to any liabilities or obligations (other than immaterial liabilities or obligations), and all such liabilities or obligations shown or reflected in the Interim Financial Statements or Exhibit
3.5.2 and such liabilities incurred or accrued subsequent to June 30, 1998 have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business in all material respects except as indicated in Exhibit 3.5.2.

    3.6  TAX RETURNS.

         3.6.1. The Acquired Company and the Subsidiaries have, as of the date hereof, and will prior to the Effective Time have, timely and accurately filed all federal, state, foreign and local income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all taxes shown on such returns as owed for the periods of such returns, except where the failure to so file any such return or report would not individually or in the aggregate have a Material Adverse Effect upon the Acquired Company. Except as described on Exhibit 3.6.1, neither the Acquired Company nor any Subsidiary is, nor will any of them become, subject to any additional taxes, interest, penalties or other similar charges with respect to the tax returns and reports referred to in the first sentence of this Section
3.6 that individually or in the aggregate would have a Material Adverse Effect. No assessments or notices of deficiency or other communications have been received by the Acquired Company, nor to the knowledge of the Acquired Company have any been threatened, with respect to any such tax return that has not been paid, discharged or fully reserved in the Interim Financial Statements, and no amendments or applications for refund have been filed or are planned with respect to any such return. There are no agreements between the Acquired Company or any Subsidiary and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any tax return other than an extension resulting from the filing of a tax return after its original due date in the ordinary course of business, and neither the Acquired Company nor any Subsidiary has filed any election under Section 341(f) of the Tax Code. Neither the Acquired Company nor any Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income tax return (other than a group the common parent of which was the Acquired Company).

         3.6.2. Neither the Acquired Company nor any Subsidiary has made any parachute payments as such term is defined in Section 280G of the Tax Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Tax Code. The Acquired Company is not obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

         3.6.3. The Acquired Company and the Subsidiaries (a) have withheld proper and accurate amounts in all material respects in compliance with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of the Acquired Company and the Subsidiaries, (b) have correctly and properly prepared and duly and timely filed all returns and reports in all material respects relating to those amounts withheld from their officers and employees and to their employer liability for employment taxes under the Tax Code and applicable state and local laws and (c) have duly and timely paid and remitted in all material respects to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable law for employment taxes.

         3.6.4. The income tax returns of the Acquired Company have been audited by the IRS for all tax years through the year ended September 30, 1994, and all taxes, deficiencies, penalties and interest relating to such tax years have been fully paid and satisfied by the Acquired Company.

         3.6.5. No issue has been raised by the IRS, any state or local taxing authority, or any other investigation or audit, that will have, or can be expected to have, a Material Adverse Effect on the Acquired Company.

         3.6.6. The 1995, 1996, 1997 and Interim Financial Statements include, and the 1998 Financial Statements and accounts of the Acquired Company and the Subsidiaries will include, for all periods up to and including the Closing Date, adequate provision for all unpaid applicable taxes, assessments, fees and charges relating to the Acquired Company and the Subsidiaries.

         3.6.7. Neither the Acquired Company nor any Subsidiary is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Tax Code.

    3.7 OWNERSHIP OF ASSETS. The Acquired Company and the Subsidiaries have title to all of their respective properties and assets, other than leased or licensed property, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as reserved against in the Interim Financial Statements (to the extent and in the amounts so disclosed or reserved against) and except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such liens or other imperfections of title and encumbrances, if any, which are immaterial in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. All buildings and material items of machinery and equipment owned or leased by the Acquired Company or any Subsidiary are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. Neither the Acquired Company nor any Subsidiary has received any notice of violation (other than immaterial violations) of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to their operations and properties, whether owned or leased. All of the accounts receivable of the Acquired Company and the Subsidiaries will reflect actual transactions and have arisen in all material respects in the ordinary course of business.

    3.8  AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS.  Except as set forth on
Exhibit 3.8(A) hereto, the execution and delivery of this Agreement by the Acquired Company does not, and the consummation of all of the transactions contemplated hereby will not, and except as set forth on Exhibit 3.8(B) hereto the consummation of the transactions described in Exhibit 2.1.1 hereto will not
(i) violate any provision of the Articles of Incorporation or Certificate of Incorporation, as amended, or Bylaws, as amended, of the Acquired Company or any Subsidiary or (ii) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any Material Contract, or any order, judgment or decree to which the Acquired Company or any Subsidiary is a party or is bound or by which the Acquired Company's or any Subsidiaries' assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act, applicable Blue Sky laws and applicable merger statutes, no consent, approval, order or authorization of, or registration, declaration or filing (other than immaterial consents, approvals, orders, authorizations, registrations, declarations or filings) with, any governmental entity is required to be obtained or made by or with respect to the Acquired Company, any Subsidiary or any assets, properties or operations of the Acquired Company or any Subsidiary in connection with the execution and delivery by the Acquired Company of this Agreement or the consummation of the transactions contemplated hereby.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on Exhibit 3.9, since June 30, 1998 until the date hereof, the Acquired Company and each of the Subsidiaries has operated in the ordinary course of business and there has not been (i) any material damage, destruction or other casualty loss with respect to property owned or leased by the Acquired Company or any of the Subsidiaries, whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving the Acquired Company or any of the Subsidiaries; (ii) any increase in dividends or employee compensation or benefits payable by the Acquired Company, except for normal increases in compensation or benefits consistent in amounts and timing with historical practices; (iii) any change in accounting methods not required by GAAP; or (iv) any transaction, commitment, dispute or other event or condition that has individually or in the aggregate resulted in any Material Adverse Effect in respect of the Acquired Company.

    3.10 LITIGATION. Except as otherwise set forth in Exhibit 3.10 hereto, there is no suit, action, arbitration, proceeding, claim or, to the knowledge of the Acquired Company, investigation pending or, to the knowledge of the Acquired Company, threatened against or affecting the Acquired Company or any Subsidiary that would individually or in the aggregate have a Material Adverse Effect on the Acquired Company, and, to the knowledge of the Acquired Company, there exists no reasonable basis or grounds for any such suit, action, arbitration, proceeding, claim or investigation. None of the matters disclosed on Exhibit 3.10, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Acquired Company.

    3.11  LICENSES AND PERMITS; COMPLIANCE WITH LAW.

          3.11.1. The Acquired Company and the Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses and the use of their respective assets, except for immaterial licenses, certificates, permits, franchises and rights. The Acquired Company and the Subsidiaries hold all registrations, approvals, licenses, permits or other authorizations from the Food and Drug Administration and any other applicable federal, state or other public authority necessary to manufacture, license and sell their products, except for immaterial registrations, approvals, licenses, permits or authorizations. Except as noted in Exhibit 3.11, the Acquired Company and the Subsidiaries presently are conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority, except for immaterial noncompliance. Further, except as set forth on Exhibit 3.11, the Acquired Company and the Subsidiaries are not presently charged with, or, to the Acquired Company's knowledge, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of the Acquired Company, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any licenses, certificates, permits, franchises or rights referred to in this Section 3.11.1 which are held by the Acquired Company or any Subsidiary, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement, other than immaterial licenses, certificates, permits, franchises and rights.

          3.11.2. Without limiting the generality of the foregoing, in providing services on behalf of the Acquired Company or any Subsidiary, each physician, nurse or other health care professional who is an employee of or independent contractor to the Acquired Company or any Subsidiary has obtained and maintained all licenses, registrations, certifications, permits and approvals necessary to provide such services in compliance with, and has provided such services in compliance with, all applicable federal, state and local laws, including without limitation all professional practice acts and similar laws relating to the practice of medicine or the provision of professional health care services, other than immaterial noncompliance.

          3.11.3. The Acquired Company and each of the Subsidiaries is in compliance with, and has made all filings required pursuant to, all federal, state and local laws, ordinances, regulations and orders, including, without limitation, compliance with the federal Medicare and Medicaid statutes, 42 U.S.C. SectionSection 1320a-7, 1320a-7a and 1320a-7b and the regulations promulgated thereunder, except for immaterial noncompliance or failure to make immaterial filings. Neither the Acquired Company nor any of the Subsidiaries has
(A) solicited, offered, paid or received any remuneration or other inducements, directly or indirectly, to or from any Person, including without limitation any health care provider, health benefit plan, health maintenance organization, preferred provider organization or managed care organization, in violation of federal or state law relating to referrals for health care items or services, including, without limitation, the federal Medicare and Medicaid statutes, 42 U.S.C. SectionSection 1320a-7, 1320a-7a and 1320a-7b and the regulations promulgated thereunder, other than immaterial violations; and (B) neither the Acquired Company nor any of the Subsidiaries has any relationship with a physician or any other person in violation of federal or state self-referral laws, including without limitation 42 U.S.C. Section 1395nn and Section 1395q and the regulations promulgated thereunder other than immaterial violations.

          3.11.4. Neither the Acquired Company nor any Subsidiary, nor to the Acquired Company's knowledge any employee of or independent contractor to the Acquired Company or any Subsidiary, is presently charged in writing with, or, to the Acquired Company's knowledge, under any governmental investigation with respect to, and, to the knowledge of the Company, there is no reasonable basis or grounds for, any charge, claim, investigation, suit, action, proceeding or any actual or alleged violation of any law, statute, rule or regulation referred to in Sections 3.11.1 through 3.11.3 above, including without limitation any professional practice act.

    3.12 CONTRACTS, AGREEMENTS AND INSTRUMENTS GENERALLY. Exhibit 3.12 hereto consists of a true and complete list as of the date hereof of all contracts, agreements, commitments and other instruments (identified by title, date and parties) (whether oral or written) to which the Acquired Company or any Subsidiary is a party that: requires payments or provides for receipts in excess of $[250,000] per year, except for Customer Contracts. Exhibit 3.12 also identifies (identified by title, date and parties)(whether oral or written) as of the date hereof all of the following to which the Acquired Company or any of the Subsidiaries is a party:

          3.12.1. contracts, agreements, commitments or other instruments in effect with any customer of the Acquired Company or any Subsidiary, including without limitation all management agreements, data processing agreements, consulting services agreements, software license agreements or other licenses, software development agreements, purchase commitments or installation agreements and maintenance or service agreements, which constitute Customer Contracts;

          3.12.2. leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property with payments equal to or greater than $20,000 per month and all maintenance or service agreements relating to any real or personal property with payments equal to or greater than $20,000 per month;

          3.12.3. contracts or commitments providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Acquired Company or any Subsidiary;

          3.12.4. franchise agreements, marketing agreements or royalty agreements involving payments in excess of $75,000 per year;

          3.12.5. employment contracts (other than offer letters providing for at-will employment), contracts with independent contractors, standard form contracts such as employee nondisclosure agreements, and contracts providing for severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise). Substantially all employees of the Acquired Company and the Subsidiaries have executed employee non-disclosure agreements in the form attached hereto as part of Exhibit 3.12;

          3.12.6. contracts, agreements, understandings or arrangements restricting the Acquired Company or any Subsidiary from carrying on its business anywhere in the world;

          3.12.7. instruments or arrangements evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise providing for payments in excess of $20,000 per month;

          3.12.8. joint product development agreement with any party other than the Purchaser, other than Customer Contracts; and

          3.12.9. contracts or agreements with vendors relating to material equipment purchased by the Acquired Company or appointing the Acquired Company as a reseller of equipment, other than purchase orders in the ordinary course of business.

          The contracts, agreements, commitments and other instruments listed or required to be listed on Exhibit 3.12 or listed on an Exhibit referred to in
Section 3.14 hereof are herein referred to as the "Material Contracts."

          All the Material Contracts are valid and binding upon the Acquired Company or the applicable Subsidiary and, to the knowledge of the Acquired Company, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. None of the Acquired Company, the applicable Subsidiary and, to the knowledge of the Acquired Company, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof, other than immaterial breaches or defaults. Except as set forth on Exhibit 3.12, there are no contracts or commitments that require the performance of services or provision of goods by the Acquired Company at a direct cost or with a value for each such contract or commitment in excess of the revenue to be derived pursuant to the terms of such contract or commitment which would have a Material Adverse Effect.

    3.13 CUSTOMER CONTRACTS. Each Customer Contract conforms substantially to one of the forms attached hereto as Exhibit 3.13 (the "Customer Contract Forms"). Exhibit 3.13 also includes copies of standard forms employed by the Acquired Company and the Subsidiaries in respect of current customers the contracts for which do not constitute "Customer Contracts" by reason of the definition therefor in Section 1.14. Neither the Acquired Company nor, to the knowledge of the Acquired Company, any Subsidiary has received any payment from any contracting party in connection with or as an inducement for entering into any Customer Contract within the last two (2) years, except for payment for actual services rendered or to be rendered by such Acquired Company or Subsidiary consistent with amount historically charged for such services. With respect to each Customer Contract, (i) each customer to which Owned Software has been licensed pursuant to such Customer Contract and tendered or certified as operational by the Acquired Company or any Subsidiary (whichever is the case being referred to in this Section 3.13 as the "Vendor") has accepted such software to the extent and on the terms and conditions provided for in such Customer Contract; (ii) in each case in which the Customer Contract pursuant to which Owned Software is licensed incorporates response(s) by Vendor to a Request for Proposal by the customer, such software has met all material requirements set forth in such response(s); and (iii) all performance warranties with respect to Owned Software made by the Vendor in any Customer Contract, including warranties with respect to capacity, availability, downtime and response time, and Year 2000 compliance have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such Customer Contract. In addition, none of the Customer Contracts which involves the licensing or maintenance of Owned Software or content proprietary to the Acquired Company or any Subsidiary ("Content") contains any of the following deviations from the Customer Contract Forms:

          3.13.1. any term for acceptance of any Owned Software or Content that fails to specify a period of time or date for acceptance or standards applicable thereto;

          3.13.2. any provision granting the customer a right to a whole or partial refund of fees previously paid upon the non-acceptance or failure of any Owned Software or Content to perform as warranted;

          3.13.3. any provision obligating the Vendor to indemnify a customer against consequential damages;

          3.13.4. any commitment by the Vendor to provide a hardware upgrade in response to or as a remedy for a breach of any software-related response-time warranty unless the customer party to the Customer Contract in which the commitment is made is required to pay the cost of such upgrade and such costs are specified or described in such contract;

          3.13.5. any material deviation from the provisions regarding confidentiality of the Owned Software or Content;

          3.13.6. any provision granting an ownership interest (other than a license) in any Owned Software or Content to a customer;

          3.13.7. any license for use by more than a single entity of any Owned Software or Content unless the customer that is a party to such Customer Contract has agreed to pay a fee or fees with respect to each entity's use thereof;

          3.13.8. any provision naming a customer as an insured on any policy of insurance owned by the Vendor;

          3.13.9.  any joint product development agreement with any other party;

          3.13.10. any commitment or warranty made or given by the Vendor to design or modify any Owned Software or Content so as to comply with any governmental regulations;

          3.13.11. any restrictions in any Customer Contract on the ability of the Vendor to increase the fees for maintenance of any Owned Software applicable to any period beyond the period specified in such contract during which the customer that is a party to such contract is obligated to pay maintenance fees;

          3.13.12. any commitment by the Vendor to sell or maintain computer hardware;

          3.13.13. any commitment by the Vendor to provide emergency back-up for either software or hardware; or

          3.13.14. any commitment by the Vendor to provide existing customers products developed in the future as a credit to existing payment obligations or for less than normal prices.

    3.14  INTELLECTUAL PROPERTY; COMPUTER SOFTWARE.

          3.14.1. Exhibit 3.14.1 hereto sets forth a complete and correct list as of the date hereof of all trademarks, trade names, service marks, service names, and brand names, other than immaterial trademarks, trade names, service marks, service names and brand names (whether or not any of the same are registered), and all patent and registered copyrights and all applications for the foregoing, if any, (setting forth the registration, issue or serial number of the patents and registered copyrights and a description of the same) owned by the Acquired Company; and (ii) a complete list of all licenses granted by or to the Acquired Company or any Subsidiary with respect to any of the above (identified by title, date and parties). All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Acquired Company or a Subsidiary free and clear of all liens, security interests and encumbrances. Except as set forth on Exhibit 3.14.1, neither the Acquired Company nor any Subsidiary is currently in receipt of any written notice of any violation of, and to the knowledge of the Acquired Company neither the Acquired Company nor any Subsidiary is violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

          3.14.2. (i) Exhibit 3.14.2(i) contains a complete and accurate list of all Owned Software (other than immaterial Owned Software), which list specifies which of the Acquired Company and the Subsidiaries is the owner thereof. Except as set forth on Exhibit 3.14.2(i), the Acquired Company or one of the Subsidiaries has title to such Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth on Exhibit 3.14.2(i) and except for commercially available, over-the-counter "shrink-wrap" software, the Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to operate fully in the manner in which it is intended. No Owned Software has been delivered to any other parties or otherwise disclosed in a manner that would materially and adversely affect the Acquired Company's proprietary rights therein, except as set forth on Exhibit 3.14.2(i), and except pursuant to Customer Contracts and other contracts requiring such other parties to keep the Owned Software confidential or license agreements providing appropriate restrictions on use of the Owned Software. For purposes of the preceding sentence, marketing materials that describe the Owned Software and its functions in general shall not be deemed a disclosure of the Owned Software. To the knowledge of the Acquired Company, no such other party has breached any such obligation of confidentiality.

          3.14.2 (ii) Exhibit 3.14.2(ii) contains a complete and accurate list as of the date hereof of all software (other than commercially available over-the-counter "shrink-wrap" software and immaterial software) under which the Acquired Company or any Subsidiary is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software"), and identifies by title, date and party, the license or other agreement by which such right to use has been obtained. The Acquired Company and any Subsidiary utilizing such Licensed Software has the right and license to use, sublicense, modify and copy Licensed Software as set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to the Acquired Company or any Subsidiary. The Acquired Company and each of the Subsidiaries are in compliance with all applicable provisions of such agreements, except for immaterial noncompliance. Except as disclosed on Exhibit 3.14.2(ii), none of the Licensed Software has been incorporated into or made a part of any Owned Software.

          3.14.2 (iii) The Owned Software and Licensed Software and commercially available over-the-counter "shrink-wrap" software constitute all software used in the businesses of the Acquired Company and the Subsidiaries other than immaterial software (collectively, the "Acquired Company Software"). Exhibit 3.14.2(iii) sets forth a list as of the date hereof of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed, within the last three (3) years, computer programming services for the Acquired Company or any Subsidiary. All such Persons have executed an agreement providing that the Acquired Company or a Subsidiary, as the case may be, has the exclusive ownership right to all inventions, discoveries, improvements and other work product conceived, developed or produced in connection with the programming services provided by such Persons. To the Acquired Company's knowledge, neither the Acquired Company nor any Subsidiary is infringing any intellectual property rights of any other person or entity with respect to the Acquired Company Software, and, to the knowledge of the Acquired Company, no other person or entity is infringing any intellectual property rights of the Acquired Company or any Subsidiary with respect to the Acquired Company Software.

          3.14.2 (iv) Exhibit 3.14.2(iv)(a) lists and separately identifies all material agreements as of the date hereof pursuant to which the Acquired Company or any Subsidiary has been granted rights to market software owned by third parties, and Exhibit 3.14.2(iv)(b) lists and separately identifies all material agreements as of the date hereof pursuant to which the Acquired Company or any Subsidiary has granted marketing rights in the Acquired Company Software to third parties.

          3.14.2 (v) None of the Acquired Company and the Subsidiaries has taken or failed to take any actions under the law of any applicable foreign jurisdictions where the Acquired Company or a Subsidiary has marketed or licensed Acquired Company Software that would restrict or limit the ability of the

Acquired Company or any Subsidiary to protect, or prevent it from protecting, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Acquired Company Software, other than immaterial actions or failures.

          3.14.2 (vi) The Owned Software and Licensed Software (a) includes Year 2000 date conversion and capabilities including, but not limited to: date data century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and date data interface values that reflect the century; (b) automatically compensates for and manages and manipulates data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abend or abort within the application or result in the generation of incorrect values or invalid outputs involving such date; (c) provides that all date related user interface functionalities and data fields include the indication of the correct century;
(d) provides that all date related system to system or application to application data interface functionalities will include the indication of the correct century; and (e) will continue to comply with clauses (a) through (d) above. All date processing by Owned Software and Licensed Software will include four digit year format and recognize and correctly process dates for leap years.

    3.15 LABOR MATTERS. Except as set forth on Exhibit 3.15, within the last three (3) years neither the Acquired Company nor any Subsidiary has been the subject of any known union activity or labor dispute, nor has there been any strike of any kind called or, to the knowledge of the Acquired Company, threatened to be called against any of them. Neither the Acquired Company nor any Subsidiary has violated in any material respect any applicable federal or state law or regulation relating to labor or labor practices. Exhibit 3.15sets forth a true, correct and complete list as of the date hereof of outstanding employer loans or advances from the Acquired Company and each Subsidiary to their respective employees other than commission or expense advances consistent with historical practices. The Acquired Company and all Subsidiaries are in substantial compliance with all applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (hereinafter collectively referred to as the "Immigration Laws").

    3.16  BENEFIT PLANS.

          3.16.1. Exhibit 3.16 lists as of the date hereof every pension, retirement, profit-sharing, deferred compensation, stock option, stock award, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; any payroll practice providing for payment upon or in connection with termination of employment; whether funded or unfunded, and whether legally binding or not; including, without limitation, any "employee benefit plan," as that term is defined in
Section 3(3) of ERISA; that is currently or previously adopted, maintained, sponsored in whole or in part, or contributed to by the Acquired Company or any ERISA Affiliate of the Acquired Company, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant of the Acquired Company or any ERISA Affiliate of the Acquired Company or under (or in connection with) which the Acquired Company or an ERISA Affiliate of the Acquired Company has any contingent or noncontingent liability of any kind, whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          3.16.2. Exhibit 3.16 also lists, with respect to all Benefit Plans listed in Exhibit 3.16:(a) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, and all amendments (if any) thereto, (b) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, and (c) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Benefit Plans. Prior to or contemporaneous with the delivery of the Exhibits to this Agreement, the Acquired Company has delivered a true and complete copy of each material Benefit Plan, agreement, most recent IRS letter or ruling, opinion, return, financial statement and summary plan description described in Sections 3.16.1 or 3.16.2 hereof, together with the annual report (Form 5500 Series) for the two most recent plan years for such Benefit Plan subject to such reporting requirements.

          3.16.3. All the Benefit Plans and any related trusts subject to ERISA comply with and have been administered in substantial compliance with the provisions of ERISA, all applicable provisions of the Tax Code relating to qualification and tax exemption under Tax Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations, and the Acquired Company has not received any notice from any governmental agency or instrumentality questioning or challenging such compliance. Any noncompliance or failure properly to maintain, operate or administer a Benefit Plan or related trust has not rendered nor will render (i) such Benefit Plan or related trust or the Parent, Purchaser or Acquired Company subject to or liable for any material taxes, penalties, or liabilities to any Person; (ii) the Benefit Plan subject to disqualification; or (iii) the trust subject to loss of tax-exempt status.

          3.16.4. None of the Acquired Company, any of the Subsidiaries, and, to the knowledge of the Acquired Company, any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject the Acquired Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA, other than immaterial liability. No material oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Acquired Company prior to the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date, except for any amendments or terminations required by the terms of this Agreement. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any claim.

          3.16.5. All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof; and there have been no amendments filed as of the date hereof to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate. All annual reports (Form 5500 series) required to be filed with respect to any Benefit Plan have been or will be timely filed.

          3.16.6. No non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any Benefit Plan has occurred. None of the assets of any ERISA Plan is an "employer security" (within the meaning of Section 407(d)(1) of ERISA) or "employer real property" (within the meaning of
Section 407(d)(2) of ERISA).

          3.16.7. Each Benefit Plan that is or has been an "employee pension benefit plan" as defined in Section 3(2) of ERISA is a defined contribution plan qualified under Section 401(a) of the Tax Code and its related trust is exempt from tax under Section 501(a) of the Tax Code (a "Qualified Plan") and no circumstances exist that could result in disqualification of any Qualified Plan or loss of tax-exempt status for its related trust, except to the extent that such disqualification could be avoided through the payment of monetary sanctions and other corrective costs which (in the aggregate with respect to all Qualified Plans) would be immaterial. No Qualified Plan (nor any predecessor to a Qualified Plan) has ever been subject to the provisions of Title IV of ERISA or to the minimum funding standards of Section 412 of the Tax Code.

          3.16.8. As of June 30, 1998, the Acquired Company had no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Benefit Plan that was not reflected in the Interim Financial Statements, other than immaterial liabilities.

          3.16.9. The Acquired Company does not maintain any Benefit Plan providing deferred or stock based compensation that is not reflected in the Interim Financial Statements. All deferred compensation plans or arrangements will terminate upon the effectiveness of the Merger.

          3.16.10. Neither the Acquired Company nor any ERISA Affiliate of the Acquired Company has maintained, and neither now maintains, a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under
Part 6 of Title I of ERISA and Tax Code Section 4980B.

          3.16.11. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Acquired Company or any of the Subsidiaries to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Acquired Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

    3.17 CUSTOMERS. None of the Acquired Company and the Subsidiaries has received any written notice from, or has any knowledge that, any customer of the Acquired Company or any Subsidiary as of January 1, 1998 or any date subsequent thereto that is party to a Customer Contract has taken or will take any steps that could reasonably be expected to disrupt the business relationship of the Acquired Company or the Subsidiaries with such customer in any material respect, including without limitation any cancellation of contract, diminution of business or failure to renew, or any intention to do any of the foregoing. None of the Acquired Company, any Subsidiary, any director, officer, agent, employee, or other Person associated with or acting on behalf of the Acquired Company or any Subsidiary has, directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (ii) made any unlawful payment to domestic or foreign government officials or employees, or to domestic or foreign political parties or campaigns, from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets;
(v) made any false or fictitious entry on the books or records of Acquired Company or any Subsidiary; (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (vii) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. The Acquired Company and the Subsidiaries have complied with all applicable statutes, ordinances, rules, regulations and orders relating to seeking, bidding, obtaining, performing under or otherwise complying with, contracts with governmental and quasi-governmental authorities, agencies or other entities, except for immaterial noncompliance.

    3.18 ENVIRONMENTAL MATTERS. Except as set forth in Exhibit 3.18, no real property now or previously owned, leased or used by the Acquired Company or any Subsidiary (the "Real Property") has been used by the Acquired Company or any Subsidiary or, to the knowledge of the Acquired Company, any other party for the handling, treatment, storage or disposal of any Hazardous Substance, other than the lawful handling, treatment, storage or disposal of immaterial amounts of Hazardous Substances in the ordinary course of business. Except as set forth in
Exhibit 3.18, no release, discharge, spillage or disposal into the environment of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property (a) by virtue of the actions or failure to act of any of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired

Company, by virtue of the actions or failure to act of any other party. Except as set forth in Exhibit 3.18, the Acquired Company and all Subsidiaries have complied in all material respects with all reporting requirements under any applicable federal, state or local environmental laws and any permits with respect to the Real Property, and there are no existing violations by the Acquired Company or any Subsidiary of any such environmental laws or permits with respect to the Real Property, other than immaterial violations. Except as set forth in Exhibit 3.18, there are no actions, suits, or to the knowledge of the Acquired Company, any claims, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or threatened (1) with respect to the Real Property (a) by virtue of the actions or failure to act of the Acquired Company or any Subsidiary or (b) to the knowledge of the Acquired Company, by virtue of the actions or failure to act of any other party, or (2) otherwise against the Acquired Company or any Subsidiary, in any court or before any state, federal or other governmental agency or private arbitration tribunal. To the knowledge of the Acquired Company or any Subsidiary, there are no underground storage tanks on the Real Property. To the knowledge of the Acquired Company, no building or other improvement included in the Real Property contains any exposed or friable asbestos or any asbestos-containing materials, and such buildings and improvements are free from radon contamination. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et. seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil.

    3.19 INSURANCE. Set forth in Exhibit 3.19 is a complete list of all material insurance policies that the Acquired Company and the Subsidiaries maintained with respect to its businesses, properties or employees within the preceding thirty-six (36) months. Except as set forth in Exhibit 3.19, such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. The Acquired Company believes such policies are adequate to insure against risks to which the Acquired Company, and any Subsidiaries and their respective properties and assets are exposed in the operation of their respective businesses in such amounts and types of coverage as are commercially reasonable and are consistent with practices in the industry in which the Acquired Company and the Subsidiaries operate. Except as set forth in Exhibit 3.19, since January 1, 1997, there has not been any change in the Acquired Company's or any Subsidiary's relationship with their respective insurers or in the premiums payable pursuant to such policies.

    3.20 RELATED PARTIES. No officer or director of the Acquired Company or any Subsidiary or, to the knowledge of the Acquired Company, any member of the immediate family of such officer or director, any affiliate of the Acquired Company or member of the immediate family of any such affiliate, or any stockholder owning greater than a five-percent (5%) interest in the Acquired Company, possesses, directly or indirectly, any beneficial interest in (except for an immaterial interest), or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Acquired Company or any Subsidiary (except in an immaterial respect).

    3.21 INFORMATION. The Acquired Company has made accessible to Purchaser or Parent each registration statement, schedule, report, proxy statement or information statement it has filed with the SEC on or after September 30, 1997, including, without limitation, (a) the Acquired Company's Annual Report on Form 10-K for the year ended September 30, 1997, including all documents incorporated therein, (b) the Acquired Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998, and (c) all Reports of the Acquired Company on Form

8-K since June 30, 1998 (collectively, the "Acquired Company Reports"). As of the date of this Agreement, the Acquired Company Reports, taken together with information previously furnished by the Acquired Company to Parent or Purchaser, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3.21, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company together with the Subsidiaries, taken as a whole.

    3.22 POOLING OF INTERESTS. The Acquired Company is not aware of any facts or circumstances in respect of it or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

    3.23 DISCLOSURE. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished or required to be furnished to Purchaser pursuant to the provisions hereof (i) contains, or will at the time it is furnished contain, any untrue statement of any material fact or (ii) omits or omit to state any material fact necessary to make the statements herein or therein not false or misleading which omission is known or should be known by the Acquired Company. As used in this Section, "material" means material to the financial condition, business, properties, rights or operations of the Acquired Company and its Subsidiaries, taken as a whole.

    3.24 NO SPECIAL STOCKHOLDER RIGHTS. Except as set forth on Exhibit 3.24, the Acquired Company has no agreement with any individual or entity that grants such person any rights as a stockholder of Acquired Company Stock that are in addition to such holder's rights under the Acquired Company's Certificate of Incorporation or Bylaws (including, without limitation, registration rights, preemptive rights, put rights, rights of co-sale or rights to Board representation).

    3.25 RIGHTS AGREEMENT. The Acquired Company has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the Acquired Company's Rights Agreement or amending the Acquired Company's Rights Agreement) so that the entering into of this Agreement and the consummation of Merger, and the other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person under the Acquired Company's Rights Agreement or enable or require the rights thereunder to be exercised, distributed or triggered.

    3.26  EXHIBITS.  The individual representations and warranties in this
Article III are further subject to the exceptions set forth in the Exhibits hereto to the extent that exception specifically identifies the particular representation and warranty to which the exception is related.

IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.

    Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company as follows:

    4.1 ORGANIZATION AND STANDING. Each of the Purchaser and Parent is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware.

    4.2 CORPORATE POWER AND AUTHORITY. Each of Purchaser and Parent has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by Purchaser and Parent of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by their respective Boards of Directors (or Executive Committees thereof). Assuming this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith are valid and legally binding on the Acquired Company, this Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser and Parent in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser and Parent as applicable, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

    4.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. The execution and delivery of this Agreement by Purchaser and Parent do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser or of Parent, and, except as set forth on Exhibit 4.3, violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser or Parent is a party or is bound or by which any of their respective assets are affected. Except for the applicable requirements of the HSR Act, the 1933 Act, the Exchange Act, applicable Blue Sky laws, and as set forth on Exhibit 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to Purchaser or Parent or any assets, properties or operations of Purchaser or Parent in connection with the execution and delivery by Purchaser and Parent of this Agreement or the consummation of the transactions contemplated hereby.

    4.4 RESERVATION OF SHARES. Purchaser will, prior to the Merger, in accordance with the terms thereof, have available shares of Parent Stock sufficient to complete the Merger. The shares of Parent Stock will, upon issuance in the Merger, be validly issued, fully paid and non-assessable.

    4.5 INFORMATION. Parent has made available to the Acquired Company each registration statement, schedule, report, proxy statement or information statement it has filed with the Securities and Exchange Commission since December 31, 1997, including, without limitation, (a) Parent's Annual Report on Form 10-K for the year ended December 31, 1997, including all documents incorporated therein, (b) Parent's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and (c) any Reports of Parent on Form 8-K since June 30, 1998 (collectively, the "Parent Reports"). As of the date of this Agreement, the Parent Reports, taken together with information previously furnished by Parent to the Acquired Company, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As used in this Section, "material" means material to the financial condition, results of operations, business, assets or properties of Parent together with its subsidiaries (including Purchaser), taken as a whole.

    4.6 CAPITALIZATION. The entire authorized capital stock of the Parent consists of 1,001,000,000 shares of stock, of which 1,000,000,000 shares are designated Common Stock, par value $0.05 per share, and 1,000,000 shares are designated Preferred Stock, without par value. Of the total authorized Common Stock, as of June 30, 1998, four hundred thirty-seven million seven hundred seventy-six thousand one hundred twenty-five (437,776,125) shares were issued and outstanding and no shares were held in the Parent's treasury. Of the total authorized Preferred Stock, no shares have been issued. As of June 30, 1998, there were options outstanding entitling the optionees thereunder, to acquire in the aggregate approximately twenty-nine million one hundred ninety thousand four hundred seventy-four (29,190,474) shares of the Parent Stock. None of the capital stock of the Parent is entitled to or subject to preemptive rights.

    4.7 POOLING OF INTERESTS. Parent and Purchaser are not aware of any facts or circumstances in respect of either of them or their accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

V. CONDITIONS PRECEDENT TO RESPECTIVE OBLIGATIONS OF THE PARTIES.

    The obligations of Purchaser and Parent, on the one hand, and of the Acquired Company, on the other hand, to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, any one or more of which may be waived in writing by such parties.

    5.1 ACTIONS OF GOVERNMENTAL AUTHORITIES. There shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, and Purchaser, Parent or the Acquired Company shall not have been notified by any such government, governmental authority or agency (or a representative thereof) of its present intention to commence, or recommend the commencement of, such an action or proceeding, that (i) challenges the acquisition by Purchaser or Parent of the Acquired Company Stock, restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Merger or restrains or prohibits or seeks to restrain or prohibit the performance of this Agreement; (ii) prohibits or limits or seeks to prohibit or limit the ownership or operation by Purchaser or Parent of all or any substantial portion of the business or assets of the Acquired Company or any of the Subsidiaries or of Purchaser, Parent or any of their respective subsidiaries or compels or seeks to compel Purchaser or Parent to dispose of or to hold separate all or any substantial portion of the business or assets of the Acquired Company or any of the Subsidiaries or of Purchaser, Parent or any of their respective subsidiaries, or imposes or seeks to impose any material limitation on the ability of Purchaser or Parent to conduct such business or to own such assets; or (iii) imposes or seeks to impose limitations on the ability of Purchaser or Parent (or any other affiliate of Purchaser) to acquire or hold or to exercise full rights of ownership of the Surviving Corporation, including, but not limited to, the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

    5.2 OTHER LEGAL ACTIONS. There shall not have been any statute, rule, regulation, order or injunction enacted, promulgated, entered, enforced, deemed applicable to the Merger or this Agreement or proposed by any government, governmental authority or agency or court, domestic or foreign, and no claim or action shall have been instituted by any Person before a court, government or governmental authority or agency, (i) as to which a temporary restraining order, preliminary injunction or other injunctive relief that result in any of the consequences referred to in clauses (i) through (iii) of Section 5.1 above has been issued or granted which remains then in effect, or (ii) that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) of Section 5.1 above and which would reasonably be expected to have a Material Adverse Effect on the Acquired Company.

    5.3 LEGAL APPROVALS. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law and the waiting period under the HSR Act shall have expired or have been terminated.

    5.4 STOCKHOLDER APPROVAL. This Agreement and the Merger and any related matters shall have been adopted and approved by the affirmative vote of the holders of the outstanding shares of Acquired Company Stock by the vote required by, and in accordance with, the Delaware Code.

    5.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending effectiveness shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

    5.6 FAIRNESS OPINION. The Acquired Company shall have received an opinion from Merrill Lynch & Co., its financial advisor, dated as of the date of the mailing of the proxy statement/prospectus included within the Registration Statement confirming the opinion referred to in Section 3.2.3 hereof.

VI.FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT.

    In addition to the conditions set forth in Article V above, all the obligations of Purchaser and Parent to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and may be waived by Purchaser or Parent (which action shall be deemed a waiver by both Purchaser and Parent), in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by either Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        6.1  PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS OF ACQUIRED
    COMPANY. The Acquired Company shall have performed and observed all covenants and agreements contained in this Agreement required to be performed or observed at or before the Closing Date, and each of the representations and warranties of the Acquired Company contained in this Agreement (except as expressly contemplated by this Agreement), or in any certificate delivered by the Acquired Company pursuant to this Agreement shall be true and correct when made, and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for those representations and warranties which address matters only as of a specific date which shall have been true and correct as of such date, in each case as if none of such representations and warranties contained any qualifications as to materiality, immateriality or the absence of Material Adverse Effect, PROVIDED, HOWEVER, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations, warranties, covenants and agreements, after giving effect to the foregoing, do not individually or in the aggregate constitute a Material Adverse Effect on the Acquired Company; PROVIDED FURTHER, HOWEVER, that the foregoing proviso as it pertains to covenants or agreements of the Acquired Company shall not apply with respect to (x) actions done with the actual prior knowledge of the Board of Directors or any executive officer of the Acquired Company (other than a breach of Section 2.6.1(n) or an action which results in the breach of any other covenant or agreement of the Acquired Company in an immaterial respect), or (y) performance of covenants set forth in Sections 2.6.1(f), 2.6.1(g), 2.6.1(h)(ii), 2.6.1(k) and 2.6.1(l) hereof.

        6.2 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement there shall not have been any change or changes in the business, properties, rights or operations of the Acquired Company or its Subsidiaries, which individually or in the aggregate constitute a Material Adverse Effect on the Acquired Company, except for the matters specifically disclosed on Exhibit 6.2.

        6.3 CERTIFICATE. Purchaser shall have received a certificate of the President of the Acquired Company, dated as of the Closing Date, certifying as to the matters set forth in Sections 6.1 through 6.2 above.

        6.4 OPINION OF ACQUIRED COMPANY'S COUNSEL. Purchaser and Parent shall have received an opinion of counsel for the Acquired Company in customary form reasonably acceptable to Purchaser.

        6.5 TAX OPINION. Purchaser, Parent and Acquired Company for its own benefit and for the benefit of its shareholders shall have received an opinion from counsel of Purchaser and Parent, dated as of the date the Registration Statement is declared effective and not withdrawn or materially modified as of the Closing Date, to the effect that the Merger (or, alternatively, the transaction or transactions occurring pursuant to Exhibit 2.1.1, but only, in the event the Second Merger is consummated, if the IRS Ruling is obtained and the Second Merger occurs as described in and in accordance with the terms and conditions of such IRS Ruling) will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of Exhibit 6.5 hereto. This opinion will be based on certain representations of Purchaser, Parent and

    Acquired Company. Purchaser, Parent and Acquired Company agree to provide to counsel to Purchaser and Parent reasonable representations that are requested by counsel.

        6.6 AFFILIATES AND PRINCIPAL STOCKHOLDERS. Purchaser and Parent shall have received the Pooling Letters from the persons and at the times subsequent to the date hereof specified in Section 2.4.

        6.7 ADDITIONAL INSTRUMENTS. All consents, waivers and approvals described in Exhibit 6.7 shall have been obtained and be reasonably satisfactory in form and substance to Parent and Purchaser and their counsel.

        6.8 ACCOUNTANTS' POOLING LETTERS. Parent shall have received letters from Arthur Andersen LLP, dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Parent advising it, as set forth in Section 2.3.2 hereof, regarding the appropriateness of accounting for the Merger as a pooling of interests, which letters shall be substantially in the form of Exhibits 2.3.2(A) and 2.3.2(B), respectively.

        6.9 ACCOUNTANT'S COMFORT LETTERS. Purchaser and Parent shall have received letters from Arthur Andersen LLP dated as of the effective date of the Registration Statement and as of the Closing Date, in each case addressed to Purchaser and Parent, containing such matters as are customarily contained in auditors' letters regarding the Acquired Company Information provided expressly for inclusion in such Registration Statement, and in form and substance reasonably satisfactory to Parent.

        6.10 FEE LIMITATION. Except as provided on Exhibit 6.10(A), the only fees and expenses to any investment banking firm or similar entity that will be incurred by Acquired Company in connection with the transaction with Parent and Purchaser will be the fees and expenses of Merrill Lynch & Co., which shall be consistent with the engagement letter dated September 15, 1998, attached hereto as Exhibit 6.10(B).

VII.  FURTHER CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED COMPANY.

    All the obligations of the Acquired Company to consummate the Merger shall be contingent upon and subject to the satisfaction, on or before the Closing, of each and every one of the following conditions. The following conditions are for the sole benefit of the Acquired Company and may be asserted by the Acquired Company regardless of the circumstances giving rise to any such condition and may be waived by the Acquired Company, in whole or in part, at any time and from time to time, in the sole discretion of the Acquired Company for purposes of consummating the transactions contemplated herein. The failure by the Acquired Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any other right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        7.1 PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS OF PURCHASER AND PARENT. Purchaser and Parent shall have performed and observed all covenants and agreements contained in this Agreement required to be performed or observed at or before the Closing Date, and each of the representations and warranties made by Purchaser and Parent in this Agreement (except as expressly contemplated by this Agreement), or in any certificate delivered by the Purchaser and Parent pursuant to this Agreement shall be true and correct when made, at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for those representations and warranties which address matters only as of a specific date which shall have been true and correct as of such date, in each case as if none of such representations and warranties contained any qualifications as to materiality, immateriality or the absence of Material Adverse Effect; PROVIDED, HOWEVER, that notwithstanding the foregoing, this conditions shall be deemed to be satisfied if all breaches of such representations, warranties, covenants and agreement, after giving effect to the foregoing, do not individually on in the aggregate constitute a Material Adverse Effect on the Purchaser; provided further, however, that the foregoing proviso as it pertains to covenants or agreements of Parent and Purchaser shall not apply with respect to actions done with the actual knowledge of the Board of Directors or any executive officer of Parent or Purchaser (other than an action which results in a breach of a covenant or agreement of Parent or Purchaser in an immaterial respect).

        7.2 CERTIFICATE. The Acquired Company shall have received a certificate of the President of each of Parent and Purchaser, dated as of the Closing Date, certifying as to the matters set forth in Section 7.1 above.

        7.3 OPINION OF PARENT'S AND PURCHASER'S COUNSEL. The Acquired Company shall have received an opinion of counsel to Parent and Purchaser, dated as of the Closing Date, in customary form reasonably acceptable to Acquired Company.

        7.4 TAX OPINION. Purchaser, Parent and Acquired Company for its own benefit and for the benefit of its stockholders shall have received an opinion from counsel of Acquired Company, dated as of the date the Registration Statement is declared effective and not withdrawn or materially modified as of the Closing Date, to the effect that the Merger (or, alternatively, the transaction or transactions occurring pursuant to Exhibit 2.1.1, but only, in the event the Second Merger is consummated, if the IRS Ruling is obtained and the Second Merger occurs as described in and in accordance with the terms and conditions of such IRS Ruling) will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of Exhibit 7.4 hereto. This opinion will be based on certain representations of Purchaser, Parent and Acquired Company. Purchaser, Parent and Acquired Company agree to provide the counsel to Acquired Company reasonable representations that are requested by counsel.

VIII.  CLOSING.

        8.1 TIME AND PLACE OF CLOSING. Unless another place or date is agreed to in writing by the Acquired Company and Purchaser, the Closing shall be held at the offices of counsel to Parent and Purchaser, in Atlanta, Georgia, commencing at 10:00 a.m. Eastern Time, within two (2) business days of the last to occur of (i) the expiration or termination of the waiting period under the HSR Act, (ii) the Merger having been approved by the stockholders of the Acquired Company pursuant to the Delaware Code and (iii) the satisfaction or waiver of the other conditions set forth in Articles V, VI and VII. (The actual date of the Closing is referred in this Agreement as the "Closing Date.")

        8.2 TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

          8.2.1. The Acquired Company's Performance. At the Closing, the Acquired Company shall deliver to Purchaser and Parent, the following:

               (a) copies of the consents and waivers described in Section 2.9;

               (b) satisfactory evidences of the approvals described in Section 5.4;

               (c) the certificate described in Section 6.3 to be delivered on the Closing Date;

               (d) certificates of compliance or certificates of good standing of the Acquired Company and of the Subsidiaries, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of their respective incorporation and any other jurisdiction that is set forth in Exhibit 3.1 hereto;

               (e) certified copies of resolutions of the Board of Directors and stockholders of the Acquired Company approving the transactions set forth in this Agreement, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as Parent and Purchaser reasonably deem to be necessary to enable the Merger to be consummated as provided in this Agreement.

               (f) certificates of incumbency for the officers of the Acquired Company;

               (g) resignations of each trustee of each Benefit Plan;

               (h) Certificate of Merger in form and content that complies with the Delaware Code, executed by the Acquired Company;

               (i) the opinion of counsel for the Acquired Company, referenced in Section 6.4;

               (j) the Rule 145 Letters and Pooling Letters described in Section 2.4;

               (k) the letters described in Section 2.3.2 hereof;

               (l) the letters from Arthur Andersen LLP to be delivered by the Closing Date as described in Section 6.8; and

               (m) such other evidence of the performance of all covenants and satisfaction of all conditions required of the Acquired Company by this Agreement, at or prior to the Closing, as Purchaser, Parent or their counsel may reasonably require.

          8.2.2. PERFORMANCE BY PURCHASER AND PARENT. At the Closing, Purchaser or Parent, as appropriate, shall deliver to the Acquired Company the following:

               (a) the certificate described in Section 7.2;

               (b) certificates of incumbency of the officers of Purchaser and of Parent who are executing this Agreement and the other documents contemplated hereunder;

               (c) certified copies of resolutions of the Boards of Directors of each of Purchaser and Parent (or Executive Committees thereof) approving the transactions set forth in this Agreement;

               (d) Certificate of Merger in form and content that complies with the Delaware Code, executed by Purchaser;

               (e) the opinion of counsel for Purchaser and Parent referenced in
           Section 7.3; and

               (f) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of Purchaser and of Parent by this Agreement at or before the Closing as the Acquired Company or its counsel may reasonably require.

          8.2.3. The deliveries described in Sections 8.2.1 and 8.2.2 above shall not be deemed to be a condition precedent to Purchaser's or the Acquired Company's obligation to close, except to the extent otherwise encompassed in the conditions set forth in Articles V, VI and VII hereof.

IX.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

          9.1 Except for the covenants contained in Sections 2.1.6, 2.1.7, 2.1.10, 2.2.2, 2.3.6, 2.3.7, 2.13, 2.14, 2.16 and 11.5, all representations, warranties and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Covenants Not To Compete and Employment Agreements) shall not survive the Closing, and thereafter no party hereto and no officer, director or employee of any such party shall have any liability whatsoever with respect to any such representation, warranty or agreement except for liabilities arising from fraud, willful misconduct or criminal acts.

X.  TERMINATION.

        10.1 METHOD OF TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser and Parent, on the one hand, and by the Acquired Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

          10.1.1. By the mutual consent of the Boards of Directors of the Acquired Company and Parent, notwithstanding prior approval by the stockholders of any or all of such corporations;

          10.1.2. By the Board of Directors of the Parent in accordance with its rights under Section 10.3;

          10.1.3. By the Board of Directors of the Acquired Company after January 15, 1999, if any of the conditions set forth in Articles V and VII hereof, to which the Acquired Company's obligations are subject, have not been fulfilled or waived, or if the condition set forth in Section 6.7 hereof has not been fulfilled or waived by Purchaser and Parent unless such fulfillment has been frustrated or made impossible by any act or failure to act of it or the Subsidiaries (except if such act is specifically contemplated and permitted by this Agreement);

          10.1.4. By Purchaser after January 15, 1999, if any of the conditions set forth in Articles V and VI hereof, to which the obligations of Purchaser and Parent are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser or Parent (except if such act is specifically contemplated and permitted by this Agreement);

          10.1.5. By the Board of Directors of the Acquired Company if in the exercise of its fiduciary duties to the Acquired Company's stockholders imposed by law and in accordance with and not in contravention of the provisions of
Section 2.11, the Board of Directors of the Acquired Company decides that such termination is required; and

          10.1.6. By the Board of Directors of the Acquired Company, if the Market Value of the Parent Stock is less than $21.00 per share.

    10.2  EFFECT OF TERMINATION.

          10.2.1. Except as provided in Section 10.2.2, and except as provided in the immediately succeeding sentence, in the event of a termination of this Agreement pursuant to Section 10.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any termination of this Agreement, the parties shall retain any and all rights attendant to a breach of any covenant, representation or warranty made hereunder, subject to the provisions of Section 10.2.2. Section 2.8.2 of this Agreement shall survive termination hereof.

          10.2.2. In the event this Agreement is terminated by the Acquired Company in accordance with Section 10.1.5, or by the Parent, Purchaser or Acquired Company in accordance with Section 10.1.3 or 10.1.4 by reason of the failure of the condition set forth in Section 5.4 hereof, then the Acquired Company shall promptly pay (i) all reasonable costs and expenses of Purchaser and Parent incurred in connection with the negotiation and performance of this Agreement including without limitation fees and expenses of counsel, fees and expenses of independent public accountants, printing expenses and registration fees up to a maximum amount of $1 million, and (ii) to Purchaser a fee in the amount of $25 million (the "Termination Fee") subject to the provisions of
Exhibit 10.2.2 hereof. Notwithstanding anything herein to the contrary, in the case of any termination of this Agreement under this Section 10.2.2 and provided the Acquired Company has not breached any of the covenants provided for in
Section 2.1.8 or 2.11 hereof, payment of the amount specified in the preceding sentence shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent and Purchaser for any and all damages arising under or in connection with this Agreement, and, upon payment of the amount specified in the preceding sentence, neither the Acquired Company nor any officers, directors, employees, agents, representatives or stockholders of the Acquired Company shall have any liability or further obligation to the Parent or the Purchaser under or in connection with this Agreement or any such termination hereof.

    10.3 RISK OF LOSS. The Acquired Company retains all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Effective Time as set forth below. If any such condemnation, destruction, loss, or damage causes a Material Adverse Effect on the Acquired Company, then Purchaser shall have the right to terminate this Agreement.

XI.  GENERAL PROVISIONS.

        11.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similar overnight delivery service with receipt acknowledged addressed as follows:

               11.1.1.  If to the Acquired Company:

                        Access Health, Inc.
                     335 Interlocken Parkway
                     Broomfield, Colorado 80021
                     Attn: Mr. Joe Tallman

                        and to:
                     Wilson Sonsini Goodrich & Rosati
                     650 Page Mill Road
                     Palo Alto, California 94304-1050
                     Attn: Barry Taylor, Esq.
                          Daniel Mitz, Esq.

               11.1.2.  If to Purchaser or Parent:

                        HBO & Company
                     301 Perimeter Center North
                     Atlanta, Georgia 30346
                     Attn: Mr. Jay P. Gilbertson
                     and to:
                     Jones, Day, Reavis & Pogue
                     3500 SunTrust Plaza
                     303 Peachtree Street
                     Atlanta, Georgia 30308-3242
                     Attn: John E. Zamer, Esq.

               11.1.3. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 11.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

               11.1.4. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 11.1.

        11.2 BROKERS. Purchaser and Parent, jointly and severally, represent and warrant to the Acquired Company that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement. The Acquired Company represents and warrants to Purchaser and Parent that, except for Merrill Lynch & Co., no broker or finder has acted for it or any entity controlling, controlled by or under common control with it in connection with this Agreement. The Acquired Company agrees to indemnify and hold harmless Purchaser and Parent against any fee, loss, or expense arising out of any claim by Merrill Lynch & Co., or any other broker or finder employed or alleged to have been employed by it or any of the Subsidiaries or any of the Acquired Company's stockholders. The fees and expenses of, Merrill Lynch & Co., and any other broker or finder shall be paid by the Acquired Company, subject to the limitations set forth in Section 6.10.

        11.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Effective Time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement, subject to the express terms and conditions hereof.

        11.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

        11.5 EXPENSES. Except as provided in 10.2.2, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party that has incurred the same.

        11.6 PRESS RELEASES AND DISCLOSURE. The initial press release in respect of the transactions contemplated herein shall be jointly issued and approved by Purchaser and the Acquired Company. In the event that either party proposes to issue, make or distribute any other press release, public announcement or other written publicity or disclosure prior to the Closing Date that refers to the transactions contemplated herein, the party proposing to make such disclosure shall provide a copy of such disclosure to the other parties and shall afford the other parties reasonable opportunity (subject to any legal obligation of prompt disclosure) to comment on such disclosure or the portion thereof which refers to the transactions contemplated herein prior to making such disclosure.

        11.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

        11.8 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

        11.9 ENTIRE AGREEMENT. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

        11.10 GOVERNING LAW. Except to the extent the transactions contemplated hereby are governed by the Delaware Code (including, without limitation, related corporate governance issues), this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

        11.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.12 NO AGREEMENT UNTIL EXECUTED. This Agreement shall not constitute or be deemed to evidence a contract or agreement among the parties hereto unless and until executed by all parties hereto, irrespective, of negotiations among the parties or the exchanging of drafts of this Agreement.

        11.13 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

        11.14 EXHIBITS INCORPORATED. All Exhibits attached hereto are an integral part of this Agreement.

        11.15  TIME OF ESSENCE.  Time is of the essence in this Agreement.

        11.16 THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section
    2.14 or elsewhere herein.

        11.17 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                          "PURCHASER":

                                          HBO & COMPANY OF GEORGIA

                                          By:     /s/ RUSSELL G. OVERTON

                                          --------------------------------------

                                          Title: Senior Vice President

                                          --------------------------------------

                                          "PARENT":

                                          HBO & COMPANY

                                          By:     /s/ RUSSELL G. OVERTON

                                          --------------------------------------

                                          Title: Senior Vice President

                                          --------------------------------------

                                          "ACQUIRED COMPANY":

                                          ACCESS HEALTH, INC.

                                          By:     /s/ JOSEPH P. TALLMAN

                                          --------------------------------------

                                          Title: President and Chief Executive
                                          Officer

                                          --------------------------------------

                              AMENDMENT AGREEMENT

    THIS AMENDMENT AGREEMENT (the "Agreement") is made this 26th day of October, 1998, by and among HBO & COMPANY, a Delaware corporation ("Parent"), HBO & COMPANY OF GEORGIA, a Delaware corporation ("Purchaser"), and ACCESS HEALTH, INC., a Delaware corporation (the "Acquired Company").

                             W I T N E S S E T H :

    WHEREAS, Parent, Purchaser and the Acquired Company have entered into that certain Agreement of Merger dated September 28, 1998 (the "Merger Agreement");

    WHEREAS, parties hereto desire to amend the Merger Agreement as set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

    1. Section 1.38 of the Merger Agreement is hereby amended to read as follows:

       "1.38 "Merger" shall mean the merger of Merger Sub with and into the Acquired Company, as set forth in Section 2.1.1."

    2. Section 2.1.1 of the Merger Agreement is hereby amended to read as follows:

       "2.1.1 TERMS OF MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Code, Parent shall cause to be incorporated under the laws of the State of Delaware a new directly wholly-owned subsidiary ("Merger Sub") which shall be merged with and into the Acquired Company (the "Merger"), as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof. Following the Merger, the Acquired Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Merger Sub shall cease."

    3. Section 2.1.3 of the Merger Agreement is hereby amended to read as follows:

       "2.1.3 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Merger Sub as in effect immediately preceding the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately preceding the Effective Time shall be the Bylaws of the Surviving Corporation."

    4. Section 2.1.4 of the Merger Agreement is hereby amended to read as follows:

       "2.1.4 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law."

    5. Section 2.1.5 of the Merger Agreement is hereby amended to read as follows:

       "2.1.5 OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law."

    6. Section 2.1.9 of the Merger Agreement is hereby amended to read as follows:

       "2.1.9 CLOSING: FILING OF CERTIFICATE OF MERGER. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles V, VI and VII hereof, the Acquired Company shall, and Parent shall cause Merger Sub to, execute and file the Certificate of Merger referred to in Section
       2.1.2 in the manner required by the Delaware Code, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this
       Section 2.1.9, a closing (the "Closing") will be held as set forth in
       Section 8.1 hereof, for the purpose of confirming all of the foregoing."

    7. The first sentence of Section 3.8 of the Merger Agreement is hereby amended to read as follows:

       "Except as set forth on Exhibit 3.8 hereto, the execution and delivery of this Agreement by the Acquired Company does not, and the consummation of all of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Certificate of Incorporation, as amended, or Bylaws, as amended, of the Acquired Company or any Subsidiary or (ii) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any Material Contract, or any order, judgment or decree to which the Acquired Company or any Subsidiary is a party or is bound or by which the Acquired Company's or any Subsidiaries' assets are affected."

    8. The first sentence of Section 6.5 of the Merger Agreement is hereby amended to read as follows:

       "Parent, Merger Sub and Acquired Company for its own benefit and for the benefit of its shareholders shall have received an opinion from counsel of Purchaser and Parent, dated as of the date the Registration Statement is declared effective and not withdrawn or materially modified as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of Exhibit 6.5 hereto. This opinion will be based on certain reasonable and customary representations of Parent, Merger Sub and Acquired Company (subject to the reasonable satisfaction of Acquired Company). Parent, Merger Sub and Acquired Company agree to provide the counsel to Parent reasonable and customary representations that are requested by counsel."

    9. Section 7.4 of the Merger Agreement is hereby amended to read as follows:

       "Parent, Merger Sub and Acquired Company for its own benefit and for the benefit of its stockholders shall have received an opinion from counsel of Purchaser and Parent, dated as of the date the Registration Statement is declared effective and not withdrawn or materially modified as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Tax Code, which opinion shall be substantially in the form of Exhibit 6.5 hereto. This opinion will be based on certain reasonable and customary representations of Parent, Merger Sub and Acquired Company (subject to the reasonable satisfaction of Acquired Company). Parent, Merger Sub and Acquired Company agree to provide the counsel to Parent reasonable and customary representations that are requested by counsel."

    10. Section 8.2.2(b) of the Merger Agreement is hereby amended to read as follows:

           "(b) certificates of incumbency of the officers of Merger Sub, Purchaser and Parent who are executing this Agreement and the other documents contemplated hereunder;"

    11. Section 8.2.2(c) of the Merger Agreement is hereby amended to read as follows:

           "(c) certified copies of resolutions of the Board of Directors of each of Merger Sub and Parent (or Executive Committees thereof) approving the transactions set forth in this Agreement;"

    12. Exhibits 2.1.1 and 7.4 to the Merger Agreement are hereby deleted in their entirety.

    13. Exhibits 2.9, 3.5.2, 3.8, 6.5 and 6.7 are hereby amended, and as so amended are attached hereto.

    14. Except as expressly provided in this Agreement, all of the terms and conditions of the Merger Agreement shall remain in full force and effect and not be altered or amended hereby.

    15. Sections 11.7, 11.9, 11.10, 11.11, 11.12, 11.13, 11.15, 11.16 and 11.17
       of the Merger Agreement are hereby incorporated herein by reference.

    IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                      "PURCHASER":

                                      HBO & COMPANY OF GEORGIA

                                      By:    /s/ JAY M. LAPINE

                                      ------------------------------------------

                                      Title: Assistant Secretary and Executive
                                             Vice President

                                      ------------------------------------------

                                      "PARENT":

                                      HBO & COMPANY

                                      By:    /s/ JAY M. LAPINE

                                      ------------------------------------------

                                      Title:  Assistant Secretary and Executive
                                              Vice President

                                      ------------------------------------------

                                      "ACQUIRED COMPANY":

                                      ACCESS HEALTH, INC.

                                      By:    /s/ JOSEPH TALLMAN

                                      ------------------------------------------

                                      Title: Chief Executive Officer

                                      ------------------------------------------

                                                                      APPENDIX B

                         [LETTERHEAD OF MERRILL LYNCH]

                                                                November 6, 1998

Board of Directors
Access Health, Inc.
335 Interlocken Parkway
Broomfield, CO 80021

Members of the Board of Directors:

    Access Health, Inc. (the "Company"), HBO & Company ("HBOC") and HBO & Company of Georgia, a wholly owned subsidiary of HBOC, have entered into an Agreement of Merger, as amended (the "Company/HBOC Agreement"), pursuant to which a newly formed subsidiary of HBOC (the "Acquisition Sub") will be merged with and into the Company in a transaction (the "Company/HBOC Merger") in which each outstanding share of the Company's common stock, par value $.001 per share (the "Company Shares"), will be converted into the right to receive 1.45 shares, subject to certain adjustments (the "Company/HBOC Exchange Ratio") of the common stock of HBOC, par value $.05 per share (the "HBOC Shares").

    On October 17, 1998, subsequent to the execution of the Company/HBOC Agreement, McKesson Corporation ("McKesson"), McKesson Merger Sub, Inc., a wholly owned subsidiary of McKesson ("McKesson Merger Sub"), and HBOC entered into an Agreement and Plan of Merger (the "McKesson/ HBOC Agreement") pursuant to which McKesson Merger Sub will be merged with and into HBOC in a transaction (the "McKesson/HBOC Merger" and, together with the Company/HBOC Merger, the "Mergers") in which each of the outstanding HBOC Shares will be converted into the right to receive 0.37 shares of the common stock of McKesson, par value $0.01 per share (the "McKesson Shares"). You have advised us that HBOC currently expects that the Company/HBOC Merger will be consummated prior to the McKesson/HBOC Merger.

    You have asked us whether in our opinion, the Company/HBOC Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than HBOC and its affiliates, whether or not the McKesson/HBOC Merger is consummated.

    In arriving at the opinion set forth below, we have, among other things:

        1. Reviewed certain publicly available business and financial information relating to the Company, HBOC and McKesson that we deemed to be relevant;

        2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, HBOC and McKesson and of McKesson after giving effect to the McKesson/HBOC Merger and the Company/HBOC Merger furnished to us by the Company, McKesson and HBOC, respectively, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Company/HBOC Merger furnished to us by the Company and the McKesson/HBOC Merger furnished to us by McKesson and HBOC, respectively (the "Expected Synergies");

        3. Conducted discussions with members of senior management and representatives of the Company, McKesson and HBOC concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Company/HBOC Merger, the McKesson/HBOC Merger and the Expected Synergies;

        4. Reviewed the market prices and valuation multiples for the Company Shares, the HBOC Shares and the McKesson Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

        5. Reviewed the results of operations of the Company, HBOC and McKesson and compared them with those of certain publicly traded companies that we deemed to be relevant;

        6. Compared the proposed financial terms of the Company/HBOC Merger and the McKesson/ HBOC Merger with the financial terms of certain other transactions that we deemed to be relevant;

        7. Participated in certain discussions and negotiations among representatives of the Company and HBOC and their legal advisors with respect to the Company/HBOC Merger;

        8. Reviewed the potential pro forma impact of the Company/HBOC Merger and the McKesson/HBOC Merger;

        9. Reviewed copies of the Company/HBOC Agreement and the McKesson/HBOC Agreement; and

        10. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company, HBOC or McKesson or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company, HBOC or McKesson. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company, HBOC or McKesson, as the case may be, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's, HBOC's or McKesson's management as to the expected future financial performance of the Company, HBOC or McKesson, as the case may be, and the Expected Synergies. We express no view as to such forecasts or the assumptions on which they are based. We have further assumed that each of the Mergers will be accounted for as a pooling of interests under generally accepted accounting principles and that each of the Mergers will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Mergers, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Company/ HBOC Merger or the McKesson/HBOC Merger.

    In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

    We are acting as financial advisor to the Company in connection with the Company/HBOC Merger and will receive a fee from the Company for our services which is contingent upon the consummation of the Company/HBOC Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company including acting as lead underwriter for the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares, as well as HBOC Shares and McKesson Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Company/HBOC Merger or the decisions by HBOC and McKesson to enter into the McKesson/HBOC Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on either of the proposed Mergers if given the opportunity to vote thereon, or any matter related thereto.

    We are not expressing any opinion herein as to (i) the prices at which the Company Shares, the HBOC Shares or the McKesson Shares will trade following the announcement or consummation of either of the Company/HBOC Merger or the McKesson/HBOC Merger, (ii) the adequacy of the consideration to be received by the former holders of Company Shares in connection with the McKesson/HBOC Merger or (iii) the value of the consideration to be received in the Company/HBOC Merger as compared to the consideration to be received in the McKesson/HBOC Merger.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Company/HBOC Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than HBOC and its affiliates whether or not the McKesson/HBOC Merger is consummated.

                                          Very truly yours,
                                          /s/ Merrill Lynch, Pierce, Fenner &
                                          Smith

                                                       Incorporated

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH

                                                       INCORPORATED

                                    PROXY
                             ACCESS HEALTH, INC.
                           335 Interlocken Parkway
                          Broomfield, Colorado 80021

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph Tallman and Timothy Connor, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent, and to vote as designated on the reverse side, all of the shares of Common Stock of Access Health, Inc. ("Access"), held of record by the undersigned on October 19, 1998, at a Special Meeting of Stockholders to be held on December 10, 1998, or any adjournment or postponement thereof upon the following matter, as set forth in the Notice of said Meeting dated November 6, 1998, a copy of which has been received by the undersigned.

                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                        2566

  x    Please mark
       your votes as
       in this example.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.


1. APPROVAL OF THE AGREEMENT OF MERGER dated September 28, 1998, as amended, by and among Access, HBO & Company ("HBOC") and HBO & Company of Georgia ("HBOC-GA") pursuant to which Access will be merged with a subsidiary of HBOC, with Access becoming a wholly owned subsidiary of HBOC.

      For  / /          Against / /         Abstain  / /


2. In their discretion, the Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournments thereof.


Signatures:                                 DATE
           -------------------------------       ----------------------


Please sign exactly as your name appears on this proxy. If the shares represented by this proxy are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership, please sign in partnership name by authorized person.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    HBO & Company's (the "Company") By-Laws (Article IX, Section 1) provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under such article.

    Article IX, Section 2 of the Company's By-Laws provides that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

    With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Furthermore, the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    In addition, the Delaware General Corporation Law enables a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of a director's fiduciary duty as a director. The statute provides, however, that liability for (a) breach of the director's duty of loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (c) the unlawful purchase or redemption of stock or unlawful dividends or (d) transactions from which a director derived an improper personal benefit cannot be eliminated or limited in this manner. The Company's Certificate of Incorporation contains such provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following exhibits are filed as part of this Registration Statement. Pursuant to Item 601 of Regulation S-K, 17 C.F.R. Section 229.601(b)(4)(iii)(A), HBOC has excluded from Exhibit 2 the exhibits thereto. HBOC agrees to furnish copies of such exhibits to the Commission upon request.

   EXHIBIT
   NUMBER                                                    DESCRIPTION
-------------  --------------------------------------------------------------------------------------------------------

          2    Agreement of Merger dated September 28, 1998, as amended October 26, 1998, by and among HBO & Company,
               HBO & Company of Georgia and Access Health, Inc., as amended (included as Appendix A to the Proxy
               Statement/Prospectus contained in Part I of this Registration Statement).

          5    Opinion of Jones, Day, Reavis & Pogue re legality.

          8    Opinion of Jones, Day, Reavis & Pogue re tax matters.

         23(a) Consent of Arthur Andersen LLP.

         23(b) Consent of Arthur Andersen LLP.

         23(c) Consent of Deloitte & Touche LLP.

         23(d) Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5 and 8).

         23(e) Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

         24    Power of Attorney (included on signature page).

    The following exhibits filed with the Securities and Exchange Commission are incorporated by reference as shown below.

   EXHIBIT
   NUMBER
-------------
                        DESCRIPTION
                        --

                        ON MAY 13, 1981, AS PART OF ITS REGISTRATION STATEMENT ON FORM S-1 (REGISTRATION NUMBER 2-72275):

     4    (a)    --     Specimen forms of certificates for Common Stock of Registrant.

                        ON FEBRUARY 15, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 2-75987):

     4          --      HBO & Company 1981 Incentive Stock Option Plan, as amended.

                        ON FEBRUARY 22, 1991, AS PART OF ITS FORM 8-K:

     4          --      HBO & Company Rights Agreement.

                        ON MARCH 27, 1991, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-12051):

     4          --      HBO & Company 1986 Employee Nonqualified Stock Option Plan, as amended.

                        ON AUGUST 12, 1993, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-67300):

     4          --      HBO & Company 1993 Stock Option Plan for Nonemployee Directors.

                        ON JULY 20, 1994, AS PART OF THE FORM S-4 REGISTRATION STATEMENT DATED JULY 19, 1994, AS AMENDED BY
                        AMENDMENT NO. 1 TO FORM S-4 DATED AUGUST 10, 1994, AND FILED WITH THE COMMISSION ON AUGUST 11, 1994,
                        AND FURTHER AMENDED BY AMENDMENT NO. 2 TO FORM S-4 DATED AUGUST 10, 1994, AND FILED WITH THE
                        COMMISSION AUGUST 11, 1994:

     3          --      Amended HBO & Company Bylaws.

                        ON AUGUST 17, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-82962):

     4          --      HBO & Company 1990 Executive Incentive Plan, as amended.

                        ON SEPTEMBER 15, 1994, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-84034):

     4          --      1986 Incentive Stock Option Plan of Serving Software, Inc.

                        ON MARCH 17, 1995, AS PART OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994:

     4          --      Chief Executive Officer Incentive Plan of HBO & Company.

                        ON MAY 9, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-59173):

     4          --      HBO & Company 1986 Nonqualified Stock Option Agreement, HBO & Company 1991 Nonqualified Stock Option
                        Agreement 1 and HBO & Company 1991 Nonqualified Stock Option Agreement 2.

                        ON OCTOBER 5, 1995, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 33-63213):

     4          --      1985 Employee Stock Option Plan of CliniCom Incorporated.

                        ON AUGUST 22, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-10603):

     4          --      CyCare Systems, Inc. 1995 Long-term Incentive Plan (including the predecessor CyCare Systems, Inc.
                        Stock Option Plan).

                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17583):

  EXHIBIT
  NUMBER                                                             DESCRIPTION
-----------             -----------------------------------------------------------------------------------------------------
     4    (a)    --     GMIS Inc. Non-Qualified Stock Option Agreement Between GMIS Inc. and Josephine G. Kaple.

     4    (b)    --     GMIS Inc. Non-Qualified Stock Option Agreement Between GMIS Inc. and Lawrence Keonig.

                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17551):

     4          --      GMIS Inc. 1991 Stock Option Plan.

                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17579):

     4          --      Gabreili Medical Information Systems, Inc. 1984 Stock Option Plan.

                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-17555):

     4          --      GMIS Inc. 1995 Stock Option Plan.

                        ON DECEMBER 10, 1996, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-10479):

     4          --      Gabreili Medical Information Systems, Inc. 1985 Non-Qualified Common Stock Option Plan.

                        ON JUNE 17, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-29365):

     4          --      AMISYS Managed Care System, Inc. Directors' Stock Option Plan.

                        ON JUNE 17, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-29367):

     4          --      AMISYS Managed Care System, Inc. 1994 Equity Incentive Plan.

                        ON JUNE 30, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-30373):

     4          --      Enterprise Systems, Inc. Long Term Incentive Plan

                        ON DECEMBER 22, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-42871):

     4          --      HBO & Company 1998 Employee Discount Stock Purchase Plan.

                        ON DECEMBER 29, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-43375):

     4          --      HPR Inc. 1995 Eligible Directors Stock Plan.

                        ON DECEMBER 29, 1997, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-43377):

     4          --      HPR Inc. Amended and Restated 1995 Stock Plan, HPR Inc. Amended and Restated 1991 Stock Plan.

                        ON JANUARY 2, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-43673):

     4          --      National Health Enhancement Systems, Inc. Amended 1998 Stock Option Plan.

                        ON JANUARY 2, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-43679):

     4          --      Expert Systems, Inc. 1993 Stock Option Plan.

                        ON MAY 19, 1998, AS PART OF ITS FORM 8-K, DATED AND FILED WITH THE COMMISSION ON MAY 19, 1998:

     3    (i)    --     HBO & Company Certificate of Incorporation, as amended.

  EXHIBIT
  NUMBER                                                             DESCRIPTION
-----------             -----------------------------------------------------------------------------------------------------
                        ON JUNE 11, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-56579):

     4    (a)    --     Non-Qualified Stock Option Agreement, dated May 26, 1998, by and between HBO & Company and Duane
                        Tiseth.

     4    (b)    --     Non-Qualified Stock Option Agreement, dated May 26, 1998, by and between HBO & Company and David S.
                        Tiseth.

                        ON OCTOBER 2, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-65237):

    4.1         --      Option Agreement dated October 12, 1994, by and between US Servis, Inc. and Graham O. King.

    4.2         --      Amendment No. 1 to Option Agreement dated July 23, 1997 by and between US Servis, Inc. and Graham O.
                        King.

    4.3         --      Section 9 of Employment Agreement dated June 14, 1991 by and between US Servis, Inc. and Stephen G.
                        Sullivan re: Options.

                        ON OCTOBER 2, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-65243):

    4.1         --      US Servis, Inc. (f/k/a Micro Healthsystems, Inc.) Amended 1993 Stock Option Plan.

                        ON OCTOBER 21, 1998, AS EXHIBIT A TO ITS SCHEDULE 13D REGARDING THE COMMON STOCK OF MCKESSON
                        CORPORATION:

     2          --      Agreement and Plan of Merger dated as of October 17, 1998 among HBO & Company, McKesson Corporation and McKesson Merger Sub, Inc.

                        ON OCTOBER 29, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-66319):

     4          --      IMNET Systems, Inc. 1996 Employee Discount Stock Purchase Plan.

                        ON OCTOBER 29, 1998, AS PART OF ITS FORM S-8 (REGISTRATION NUMBER 333-66321):

     4    (a)    --     IMNET Systems, Inc. 1993 Employee Stock Option and Rights Plan.

     4    (b)    --     Form of IMNET Systems, Inc. Key Employee Stock Option Agreement.

    (b) Financial Statement Schedules.

    No financial statement schedules are required to be filed herewith.

    (c) The opinion of Merrill Lynch, Pierce, Fenner & Smith, Incorporated is included as Appendix B to the Proxy Statement/Prospectus contained in Part I of this Registration Statement.

ITEM 22. UNDERTAKINGS.

    (a) (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (ii) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, in the State of Georgia, on the 5th day of November, 1998.

                                HBO & COMPANY

                                By:            /s/ CHARLES W. MCCALL
                                     -----------------------------------------
                                                 Charles W. McCall
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. McCall and Jay P. Gilbertson, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  ------------------
                                Chairman, President and       November 5, 1998
    /s/ CHARLES W. MCCALL         Chief Executive Officer
------------------------------    (Principal Executive
     (Charles W. McCall)          Officer)

                                President, Co-Chief           November 5, 1998
                                  Operating Officer, Chief
                                  Financial Officer,
    /s/ JAY P. GILBERTSON         Principal Accounting
------------------------------    Officer, Treasurer and
     (Jay P. Gilbertson)          Secretary (Principal
                                  Financial Officer and
                                  Principal Accounting
                                  Officer)

   /s/ ALFRED C. ECKERT III     Director                      November 5, 1998
------------------------------
    (Alfred C. Eckert III)

   /s/ PHILIP A. INCARNATI      Director                      November 5, 1998
------------------------------
    (Philip A. Incarnati)

    /s/ ALTON F. IRBY III       Director                      November 5, 1998
------------------------------
     (Alton F. Irby III)

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  ------------------

   /s/ M. CHRISTINE JACOBS      Director                      November 5, 1998
------------------------------
    (M. Christine Jacobs)

      /s/ GERALD E. MAYO        Director                      November 5, 1998
------------------------------
       (Gerald E. Mayo)

     /s/ JAMES V. NAPIER        Director                      November 5, 1998
------------------------------
      (James V. Napier)

   /s/ DONALD C. WEGMILLER      Director                      November 5, 1998
------------------------------
    (Donald C. Wegmiller)

                               INDEX TO EXHIBITS

EXHIBITS                                                                                                           PAGE
-----------                                                                                                     -----------

       2     Agreement of Merger dated September 28, 1998, as amended October 26, 1998, by and among HBO &
             Company, HBO & Company of Georgia and Access Health, Inc. (included as Appendix A to the Proxy
             Statement/Prospectus contained in Part I of this Registration Statement).

       5     Opinion of Jones, Day, Reavis & Pogue re legality.

       8     Opinion of Jones, Day, Reavis & Pogue re tax matters.

      23(a)  Consent of Arthur Andersen LLP.

      23(b)  Consent of Arthur Andersen LLP.

      23(c)  Consent of Deloitte & Touche LLP.

      23(d)  Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5 and 8).

      23(e)  Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

      24     Power of Attorney (included on signature page).